CAE

Global first.

ANNUAL
REPORT
Fiscal year ended
March 31, 2011

1	Corporate Profile
1	Financial Highlights
2	Global Reach
4	Chairman’s Message
6	Message to Shareholders
10	CAE’s Emerging Markets Footprint
12	Civil
26	Defence
39	New Core Markets
43	Social Responsibility
45	Financial Review
47	Management’s Discussion and Analysis
102	Management’s Report on Internal Control over Financial Reporting
102	Independent Auditor’s Report
104	Consolidated Financial Statements
110	Notes to Consolidated Financial Statements
157	Board of Directors and Officers
158	Shareholder and Investor Information
159	Forward-Looking Statements

Corporate Profile

CAE (TSX: CAE; NYSE: CAE) is a global leader in modeling, simulation and training for civil aviation and defence. The company employs more than 7,500 people at more than 100 sites and training locations in more than 20 countries. Through CAE’s global network of 32 civil aviation, military and helicopter training centres, the company trains more than 80,000 crewmembers yearly. CAE’s business is diversified, ranging from the sale of simulation products to providing comprehensive services such as training and aviation services, professional services and in-service support. The company aims to apply its simulation expertise and operational experience to help customers enhance safety, improve efficiency, maintain readiness and solve challenging problems. CAE is now leveraging its simulation capabilities in new markets such as healthcare and mining. www.cae.com

Financial Highlights

(amounts in millions, except per share amounts)	2011	2010	2009

Operating results
Continuing operations
Revenue	1,629.0	1,526.3	1,662.2
Earnings	169.8	144.5	202.2
Net earnings	169.8	144.5	201.1
Backlog	3,440.5	3,042.8	3,181.8

Financial position
Net cash provided by continuing operating activities	247.0	267.0	194.4
Capital expenditures	114.9	130.9	203.7
Total assets	2,857.9	2,621.9	2,665.8
Total long term debt, net of cash	198.1	179.8	285.1

Per share
Earnings from continuing operations	0.66	0.56	0.79
Net earnings (basic)	0.66	0.56	0.79
Dividends	0.15	0.12	0.12
Shareholders’ equity	4.95	4.52	4.70

CAE Annual Report 2011 | 1

CAE Global Reach

ANCHORAGE
COLD LAKE
VANCOUVER
MOOSE JAW
McCHORD
FAIRCHILD
GRAND FORKS
MINNEAPOLIS
MILWAUKEE
SUDBURY
MONTREAL
BAGOTVILLE
MIRABEL
FREDERICTON
GAGETOWN
MONCTON
HALIFAX
GREENWOOD
PETAWAWA
OTTAWA
PEASE
TORONTO
TRENTON
BOSTON
MORRISTOWN
DURHAM
SEYMOUR JOHNSON
HAMPTON ROADS
CHERRY POINT
CHARLOTTE
McCONNELL
GRISSOM
DENVER
WICHITA
SCOTT
FORT KNOX
SAN FRANCISCO
SAN JOSE
OKLAHOMA CITY
SHERWOOD
MARCH
PHOENIX
ALTUS
DOBBINS
RICHARDSON
DYESS
LITTLE ROCK
FORT BENNING
SAN DIEGO
DAVIS-MONTHAN
DALLAS
KEESLER
COLUMBUS
TAMPA
ORLANDO
MACDILL
HOLLOMAN
MIAMI
MEXICO CITY
BOGOTA
LIMA
BELO HORIZONTE
SÃO PAULO
SANTIAGO

CANADA
3,800
employees

USA
1,700
employees

LATIN AMERICA
70
employees

LEGEND

- ■ (red) Aviation Training
- ■ (green) Aviation Services
- □ CAE Global Academy
- ● (blue) Military Training
- ● (yellow) Military Services
- ▲ Simulation Products Operations
- ▼ CAE Professional Services
- ◆ (pink) Presagis Offices
- ◆ (orange) CAE Healthcare
- ◆ (grey) CAE Mining
- * Expansion

NORTH AMERICA

CANADA

▼	Bagotville
● (yellow) ▼	Cold Lake
▲	Fredericton
● (yellow)	Gagetown
● (yellow)	Greenwood
▼	Halifax
● (yellow) ▼	Mirabel
□	Moncton
■ (red) ■ (green) ▲ ▼ ◆ (pink) ◆ (orange) ◆ (grey)	Montreal
● (yellow)	Moose Jaw
■ (green) ▼	Ottawa
● (yellow)	Petawawa*
◆ (grey)	Sudbury
■ (red) ■ (green) ▼ ◆ (orange)	Toronto
● (yellow)	Trenton
■ (red) ■ (green)	Vancouver

UNITED STATES

● (yellow)	Altus
■ (green)	Anchorage
◆ (pink)	Boston
■ (red)	Charlotte
● (yellow)	Cherry Point
● (yellow)	Columbus
■ (red) ■ (green) ● (blue)	Dallas
● (blue)	Davis-Monthan
◆ (grey)	Denver
● (yellow)	Dobbins
▲	Durham
● (yellow)	Dyess
● (yellow)	Fairchild
● (yellow)	Fort Benning
● (yellow)	Fort Knox
● (yellow)	Grand Forks
● (yellow)	Grissom
▼	Hampton Roads
● (yellow)	Holloman
● (blue) ● (yellow)	Keesler
● (yellow)	Little Rock
● (yellow)	MacDill
● (yellow)	March
● (yellow)	McChord
● (yellow)	McConnell
■ (red)	Miami
● (yellow)	Milwaukee
● (yellow)	Minneapolis
■ (red) ● (blue)	Morristown
■ (green)	Oklahoma City
■ (green) ▲ ▼ ◆ (pink) ◆ (orange)	Orlando
● (yellow)	Pease
■ (red) □	Phoenix
◆ (pink)	Richardson
□ ● (yellow)	San Diego
■ (red)	San Francisco*
◆ (pink) ◆ (orange)	San Jose
● (yellow)	Scott
● (yellow)	Seymour Johnson
● (yellow)	Sherwood
● (blue) ▲ ▼	Tampa

MEXICO

■ (red)	Mexico City*

SOUTH AMERICA

BRAZIL

◆ (grey)	Belo Horizonte
■ (red)	São Paulo

CHILE

■ (red) ◆ (grey)	Santiago

COLUMBIA

■ (green)	Bogota

PERU

■ (red) ◆ (grey)	Lima*

AFRICA

CAMEROON

□	Douala

SOUTH AFRICA

◆ (grey)	Johannesburg

STAVANGER
ABERDEEN
BENSON
LYNEHAM
ANGLESEY
SWINDON
WELLS
YEOVILTON
CULDROSE
BURGESS HILL
MILDENHALL
AMSTERDAM
DEN HELDER
JAGEL
HOLZDORF
KIEL
LAAGE
NORDHOLZ
WITTMUND
BRUSSELS
WUNSTORF
BUECKEBURG
FASSBERG
NOERVENICH
VÉLIZY
BUECHEL
STOLBERG
GEILENKIRCHEN
NEUBURG
LECHFELD
FUERSTENFELDBRUCK
BUDAPEST
SESTO CALENDE
MILAN
MADRID
EVORA
PISA
VITERBO
ROME
MOSCOW
EUROPE
1,200
employees
INDIA
300
employees
CHINA
75
employees
SOUTHEAST ASIA
90
employees
TOKYO
DELHI
PALAM
HASIMARA
RAE BARELI
GORAKHPUR
ABU DHABI
DUBAI
OKINAWA
NASIK
GONDIA
MUMBAI
ZHUHAI
VISAKHAPATNAM
MIDDLE EAST
120
employees
CHENNAI
BENGALURU
LANGKAWI
DOUALA
GLENMARIE
KUALA LUMPUR
SINGAPORE
AFRICA
25
employees
JOHANNESBURG
AUSTRALIA
170
employees
TOWNSVILLE
BRISBANE
OAKEY
AMBERLEY
PERTH
RICHMOND
SYDNEY
CANBERRA
NOWRA
MELBOURNE

EUROPE

BELGIUM
- Brussels

FRANCE
- Vélizy

GERMANY
- Buechel
- Bueckeburg
- Fassberg
- Fuerstenfeldbruck
- Geilenkirchen
- Holzdorf
- Jagel
- Kiel
- Laage
- Lechfeld
- Neuburg
- Noervenich
- Nordholz
- Stolberg
- Wittmund
- Wunstorf

HUNGARY
- Budapest

ITALY
- Milan
- Pisa
- Rome
- Sesto Calende
- Viterbo

NETHERLANDS
- Amsterdam
- Den Helder

NORWAY
- Stavanger

PORTUGAL
- Evora

RUSSIA
- Moscow

SPAIN
- Madrid

UNITED KINGDOM
- Aberdeen
- Anglesey
- Benson
- Burgess Hill
- Culdrose
- Lyneham
- Mildenhall
- Swindon
- Wells
- Yeovilton

MIDDLE EAST

UNITED ARAB EMIRATES
- Abu Dhabi
- Dubai

ASIA

CHINA
- Zhuhai

INDIA
- Bengaluru
- Chennai
- Delhi
- Gondia
- Gorakhpur
- Hasimara
- Mumbai
- Nasik
- Palam
- Rae Bareli
- Visakhapatnam

JAPAN
- Okinawa
- Tokyo*

MALAYSIA
- Glenmarie
- Kuala Lumpur
- Langkawi

SINGAPORE
- Singapore

OCEANIA

AUSTRALIA
- Amberley*
- Brisbane
- Canberra
- Melbourne
- Nowra
- Oakey
- Perth
- Richmond
- Sydney
- Townsville*

4	|| CAE AnnualReportReport 2010

Chairman's Message

CAE's global reach and technology leadership in modeling and simulation solutions for civil aviation and defence forces drove strong results in fiscal year 2011 in a very competitive environment.

Your company has established a remarkable global presence through the years, allowing it to participate fully in the growth of passenger air travel around the world – initially in developed economies, and more recently in the emerging markets of Asia and the Indian sub-continent, the Middle East and Latin America. The revenue growth from civil aviation is balanced by an equally strong defence business, with customers in 50 countries.

This sound business mix between civil and defence markets, as well as balanced revenue diversification among North America, Europe and the rest of the world, provide CAE with a solid foundation for sustainable growth and profitability.

CAE has always invested in technology leadership. This aspect of the company's competitive position was demonstrated in fiscal 2011, as CAE was awarded contracts to develop the first-ever full-flight simulators for four new civil aircraft platforms.

These are but some of the highlights of the past year. For more insight into CAE's performance and prospects, I encourage you to read this annual report.

On behalf of the Board, I hasten to acknowledge the strong leadership of Marc Parent, our President and Chief Executive Officer, and his management team, as well as the dedication of our more than 7,500 employees around the world. CAE's future is in good hands.

Lynton R. Wilson
Chairman of the Board

CAE Annual Report 2011 | 5

CAE Annual Report 2011 | 7

Our customers have greater needs than ever for cost efficiency and mission readiness and we are well positioned to meet them. Overall, we are pleased with the level of activity we are seeing and we are encouraged by our growth prospects given our solid foundation, global position, and the range of initiatives we have underway.

interest in the airline's ab initio pilot training school in Perth, Australia, which CAE now manages as part of the CAE Global Academy.

• CAE established a global network of helicopter aviation training centres, including two in Europe resulting from the outsourcing to CAE of CHC Helicopter's flight training operations.

Defence Highlights

We increased our Defence orders backlog in fiscal 2011 with key contract wins. Revenue was up 7% to $865.1 million. We signed contracts during the year with the defence forces of 24 nations.

• The largest was a 10-year $250 million prime contract for CAE to conduct aircrew training for the KC-135 tanker aircraft for the U.S. Air Force. This contract broadens our position in the U.S. defence market generally and, of equal importance, enhances our ability to address the growing demand by defence forces globally to outsource training and maintenance services to private industry.

• We received an order for a comprehensive CC-130J aircraft maintenance technician solution and in-service support from Lockheed Martin for the Government of Canada and a C-130H full-mission simulator order for the Egyptian Air Force.

• An order was received from the U.S. Air Force to upgrade two C-5 Galaxy weapon systems trainers. Also, we won contracts to upgrade 12 CAE-built helicopter simulators at the German Army Aviation School and C-130J Hercules training devices used by the Royal Air Force.

• We won a seven-year contract to provide aircrew training services to the Royal Australian Air Force on the Multi-Role Tanker Transport (MRTT) aircraft.

We furthered our position in the land simulation market with the acquisition of RTI International's TAL (Technology Assisted Learning) business unit, which has provided vehicle maintenance trainers for the U.S. Army for the past 20 years.

New Core Markets

Our new core market businesses in Healthcare and Mining made good progress, with combined revenue of $38 million compared to $2.3 million in the previous year. We are in the investment stage in these new markets and we are planning for what we expect will be a much larger business in the future. We are pleased to have made notable inroads in both markets during the year with sales to marquee customers.

Looking ahead

With both our Civil and Defence segments well-positioned in their respective markets, we are optimistic for the future of CAE. Despite known headwinds – the strength of the Canadian dollar, high oil prices and defence spending reductions in many countries – CAE's objective and expectation for 2012 is continued growth.

We entered the year with a record $3.4 billion order backlog and a value proposition in both civil and defence markets that we believe will become even more compelling over the long term. Our customers have greater needs than ever for cost efficiency and mission readiness and we are well positioned to meet them. Overall, we are pleased with the level of activity we are seeing and we are encouraged by our growth prospects given our solid

8 | CAE Annual Report 2011

foundation, global position, and the range of initiatives we have underway.

On the Civil side of our business, in commercial aviation the fundamentals remain positive with higher passenger demand and airline capacity entering fiscal 2012. Over the next 20 years, the industry predicts a doubling in air travel, generating a need for more than 20,000 new pilots per year. With our broad global footprint and our comprehensive suite of training solutions, we are uniquely positioned to address the increasing demand for training, especially in the high growth emerging markets.

In business aviation, recovery in the usage and demand for large aircraft has occurred while the small jet segment has not yet picked up from recession levels. Overall, the international market continues to be robust with more than half of all aircraft orders and deliveries slated for markets outside the U.S., mostly in Asia, the Middle East and Russia. We expect the market trends we are seeing to continue to translate into demand for services in our global network of business jet training centres. In May 2011, we announced the doubling our global footprint in business aviation from four to eight locations. This will bring training even closer to our customers in the emerging markets.

Helicopter training is an important Civil market adjacency for CAE and we will continue to build on our success. We have quickly become a leader in civil helicopter training with solutions now being deployed in South America and India through joint venture partnerships. We are also deploying the first-ever CAE 3000 Series civil helicopter simulator in China.
The use of simulation for training is the norm in the civil aviation industry. By contrast, training is not regulated in Defence and a significant amount of live training is used. We see this as an upside opportunity for CAE over the long term. We continue to see a shifting away from live aircraft training to simulator-based training. At about one-tenth the cost, and equally or more effective than live training, CAE's offerings are part of the solution to the challenges facing defence forces globally – a way to maintain and improve mission readiness at a lower cost.

In addition to the progress being made to develop our long-term, recurring services business, we are broadening our reach into core defence market adjacencies like land and professional services. These provide strong opportunities for CAE to grow its overall market for defence-related solutions.

Reductions to defence spending in the U.S. and Europe are continuing to occur but so far they have not had a big impact on our business or outlook. CAE is well positioned on highly relevant platforms including helicopters, transport aircraft, tankers and jet trainers. We have an important footprint in the biggest defence markets – the United States and Europe – and we also have a well-established presence in other key global markets that are growing and where we are addressing new opportunities.

For both Civil and Defence segments, we maintain strong relationships with major original equipment manufacturers, having signed important contracts or agreements last year with Airbus, ATR, Boeing, Honeywell, Lockheed Martin and Mitsubishi. These contracts demonstrate our important position on key platforms and the quality relationships we have with major OEMs.

Underpinning our optimism is our leadership in innovation and technology. We invest approximately 10% of our revenue in R&D every year to expand technologies for our core markets and to continue supporting our entry into our New Core Markets.

Acknowledgements
Our team did a great job of seizing opportunities to generate revenue and strengthen our competitive position in fiscal 2011. We listened to customers and responded efficiently to their needs. I would like to thank all CAE team members for their winning attitude and their contribution to our strong performance. I am extremely proud to lead such a dedicated group of people.

The governments of Canada and Quebec are long-term partners in CAE's R&D initiatives and I wish to acknowledge their participation. Thank you also to the members of our Board of Directors for their counsel and support, and to our shareholders for their confidence in our company.

Marc Parent
President and Chief Executive Officer

CAE Annual Report 2011 | 9

Global first.

Since the initial export sale of a flight simulator in the early 1950s, global market penetration has been at the core of CAE’s business strategy. Some 60 years later, the company is firmly established on five continents, with operations and training centres in more than 20 countries and customers in more than 150. CAE today is the only simulation and training company with a truly global presence. CAE is global first!

We have developed strong relationships with hundreds of customers and successful joint ventures in several markets. We have established a physical presence in many parts of the world to serve customers locally while leveraging the global breadth and capability of our entire company.

and training services is expanding at an accelerated pace. The future is promising as these countries and regions build out their air transportation infrastructure and CAE is solidly positioned to participate in this growth.

Today, about 10% of CAE’s global workforce of more than

We are solidly established in the mature economies of North America and Europe, which represent approximately 75% of our annual revenues. With leadership positions in key segments, we are well positioned to grow with our customers.

7,500 employees is on the ground in these markets. CAE is already a leader with a proven track record and customer relationships nurtured over decades. We are the only company in our field that can offer comprehensive solutions in these markets from a local base. In addition, we are recognized as

In the emerging markets of China, Southeast Asia, India, the Middle East and Latin America, demand for simulation	a desirable partner, by both private and public entities. In all of these countries and regions, being global first gives CAE a distinct advantage.

CAE's Emerging Markets Footprint

	India	Middle East	Latin America	Southeast Asia	China
CAE					
Annual growth in passenger air travel[1]	9.2%	6.8%	5.5%	8.3%	7.1%
Civil market position	#1	#1	#1	#1	#1
Share of FFS installed base[2]	81%	55%	44%	48%	68%
Sales of defence simulators	11	12	2	19	–
First sale	1970	1974	1978	1979	1988
Training and services	• Commercial • Helicopter • Ab initio • Defence	• Commercial • Business • Helicopter • Defence	• Commercial • Business* • Helicopter*	• Commercial • Business* • Defence	• Commercial • Helicopter* • Ab initio
JVs / Long-term agreements	• Gov't of India • HAL	Emirates	• LAN, TAM, Gol • Líder Aviação	AirAsia	China Southern Airlines

LEGEND: **FFS** – full-flight simulator **JV** – joint venture * – Upcoming

1 – Expected annual growth in passenger air travel 2010-2029 (Source: Airbus Forecast 2010-2029).

2 – CAE's share of FFS installed base takes into account FFSs sold to third parties and located in its training centres.

10 | CAE Annual Report 2011

India

CAE has been active in India for over forty years, with sales of 10 FFSs for commercial airlines and helicopters as well as 11 simulators for India's defence forces. We recently established the country's first independent civil aviation centre and India's first advanced helicopter training facility serving both civil helicopter operators and defence forces. We offer support services to Indian defence forces and have developed an engineering centre of excellence. We also operate two ab-initio pilot training schools, including a joint venture with the government.

Middle East

CAE has a more than thirty-year track record in the Middle East. With our joint venture partner Emirates, we operate an independent civil aviation training centre in Dubai which is the only one in the region to provide training for business aircraft and helicopters. Since inception, we have sold 35 FFSs for commercial, business and helicopter training and 12 simulators for national defence forces. We are currently developing an A330 Multi-Role Tanker Transport training device for both the UAE Air Force and Royal Saudi Air Force.

CAE

Latin America

CAE has been present in the Latin American market for more than 30 years. We established the first independent civil aviation training centres in Brazil and Chile, and both have been expanded recently. New training locations in Peru for civilian aircraft and Mexico for helicopters and business aviation will open in 2012. Our strong position in civil aviation was recently strengthened with long-term training agreements with three airlines that represent 60% of domestic air travel capacity in South America. We have delivered a C-295 full-mission simulator to the Brazilian Air Force and are actively pursuing defence opportunities in several Latin America countries.

Southeast Asia

During more than three decades of sales in Southeast Asia, CAE has established itself as a leader in its field in both civil and defence markets. We have sold 77 FFSs to national airlines and 19 simulators to defence forces in eight countries. In partnership with AirAsia, we operate one of the largest flight training centres in this region. We are currently developing simulation and training systems for helicopters, transports and unmanned aerial systems for defence customers in the region.

China

CAE has conducted business in China for over 20 years and has installed 62 FFSs in the country. Our joint venture with China Southern Airlines operates the largest third-party flight training facility in China and we will be launching one of the first helicopter training programs in that country in 2012.

CAE Annual Report 2011 | 11

Civil

CAE is the world’s largest provider of flight simulation technology and a world leader in flight training, with an unparalleled breadth and depth of expertise. We have the world’s largest installed base of flight simulators and the broadest global network of training centres serving all market segments. We are number 1 in the sale of full-flight simulators, number 1 in commercial aviation training, number 2 in business aviation training and our CAE Global Academy is the world’s largest network of ab initio flight academies.

12 | CAE Annual Report 2011

CAE
CAE

CAE Global Academy is the world's largest network of ab initio flight training organizations. The network includes 11 campuses on five continents with a capacity for training up to 1,800 student pilots annually.

CAE has also taken the lead to address the shortage of pilots through CAE Global Academy, the world's largest network of ab initio flight training organizations. The network includes 11 CAE and partner-owned campuses on five continents with a capacity for training up to 1,800 student pilots annually. With CAE Global Academy and the breadth of its training services, CAE has become a major global provider of pilots.

CAE's growth strategy is supported by its technological leadership in modeling and simulation, and its long history of developing first simulators for new aircraft. CAE has recently developed or is currently under contract to develop the first simulators for many of the world's newest aircraft platforms, including the Airbus A350 XWB, Boeing 747-8, Mitsubishi Regional Jet (MRJ), ATR42-600 and ATR72-600, Bombardier CSeries and Learjet 85, Embraer Phenom 100 and 300, Dassault Falcon 7X and the Commercial Aircraft Corporation of China, Ltd (COMAC) ARJ21. The Company has taken its advanced modeling and simulation technologies and systems engineering expertise further in order to help aircraft manufacturers develop new aircraft. Bombardier is making use of the CAE Augmented Engineering Environment to support the development of the CSeries aircraft.

In fiscal 2011, CAE's civil business started to benefit from the recovery in commercial aviation with increased revenues and operating results, including the sale of 29 FFSs. CAE also continued to strengthen its global position in business and helicopter aircraft with key contract awards, the acquisition of CHC Helicopter's flight training business and a joint venture with Líder Aviação.

CAE is well positioned to address helicopter pilot training needs, an underserved market.

CAE

CAE 3000 Series full-flight helicopter simulator in the Phoenix, USA, training centre.

CAE Annual Report 2011 | 13

CAE has revolutionized maintenance training by introducing its simulation-based CAE Simfinity training suite, including at the Honeywell Aerospace Academy in Arizona.

Qantas Airways purchased a second CAE 7000 series full-flight simulator for an Airbus A380.

These AirAsia cadets are the first class to undertake CAE's Multi-crew Pilot License Program.

Civil

United States / Canada / Australia

Commercial aviation

CAE expanded its global network of professional aviation training centres with a 33rd location with the signing of a multi-year agreement with Virgin America to develop and support a new pilot training centre near the airline's home base in San Francisco. CAE is installing an existing CAE-owned Airbus A320 Level D full-flight simulator and providing training centre operations support for the simulator and other services.

Qantas Airways of Australia added to its large installed base of CAE equipment with the purchase of a second CAE 7000 Series Level D FFS for the A380, the largest passenger aircraft in the world. Qantas also trains on six other simulators and 19 other training devices from CAE and has two FFSs for the Boeing 787 aircraft on order.

Business aviation

CAE continued to expand its business aviation network by adding a Falcon 50 EX FFS and a Phenom 300 FFS in Dallas, USA. The company signed a five-year contract renewal with Flight Options for pilot training services covering six fleet aircraft types. The training will be conducted in Dallas and in Morristown, New Jersey.

CAE also announced it had sold a CAE 7000 Series FFS for Bombardier's new Learjet 85 business aircraft – the world's first simulator for that aircraft.

Helicopters

The first CAE 3000 Series helicopter mission simulator, a Eurocopter AS350 B2 model located in Phoenix, Arizona, was qualified by the U.S. Federal Aviation Administration (FAA) for Level 7 flight training device credits. It is conveniently located for the large number of AS350 operators in the region who can now train their pilots close to their base of operations.

CAE Global Academy

Cadets enrolled in CAE's Multi-crew Pilot License (MPL) beta program class are on track for graduation in mid-2011. The AirAsia cadets completed their training at CAE Global Academy member Moncton Flight College (MFC) in New Brunswick, Canada, at CAE SimuFlite in Dallas and at CAE Training and Services in Toronto, Canada.

This is the first application of an MPL program to adhere to new performance-based ATO certification requirements developed by Transport Canada. The program is designed to ICAO standards for the MPL license.

CAE Annual Report 2011 | 15

Gama Aviation pilots were the first to train on a new Learjet 40/45 CAE 5000 full-flight simulator at CAE Training and Services, Burgess Hill, U.K.

CAE's Burgess Hill, U.K., training centre offers commercial and business aviation training.

The acquisition of CHC Helicopter's training operations placed CAE as one of the world's largest civil helicopter pilot training providers.

Civil

Europe

Commercial aviation

CAE was selected to design and manufacture two CAE 7000 Series FFSs for the Airbus A350 XWB, the world's first FFSs for the new long-range aircraft. CAE will also develop six CAE Simfinity Procedures Trainers for this aircraft.

CAE will provide a range of products and support services to operators of ATR aircraft under an agreement with ATR. CAE will also develop the world's first ATR42/72-600 FFS and associated training devices. In addition, ATR has partnered with CAE Flightscape to offer flight data analysis and flight data monitoring services to all operators of ATR aircraft.

Lufthansa Flight Training (LFT) is adding a CAE 5000 Series A320 FFS to its large fleet of CAE simulators. Since 1980, the airline has purchased more than 30 CAE Level D simulators, including four CAE 5000 Series FFSs.

Business aviation

To support its Authorized Training Program with Bombardier, CAE initiated business aviation training in Amsterdam, The Netherlands, for the Bombardier Challenger 300 and Challenger 604. CAE entered into a long-term agreement with Gama Aviation for pilot training services, including e-Learning, on five Bombardier aircraft types. The training is conducted at CAE's aviation training centres in Burgess Hill, U.K. and in Amsterdam. Gama Aviation pilots and technicians were the first to train on the new Learjet 40/40XR/45/45XR FFS recently qualified at CAE Burgess Hill.

Helicopters

CAE expanded its helicopter flight training capacity with the acquisition of two training centres located in Stavanger, Norway and Aberdeen, U.K., as well as associated simulation equipment, from CHC Helicopter, a global leader in helicopter transportation for the offshore oil and gas industry. Concurrently, CAE became CHC's long-term provider for training to its more than 2,000 helicopter pilots and maintenance engineers.

CAE Global Academy

Two contracts in Europe highlighted CAE's ability to tailor its services to customer needs. CAE renewed its long-term contract with the European Institute of Aviation and Business in Germany to train self-sponsored ab initio pilot cadets as part of its Bachelor of Aviation degree program. CAE also signed a new contract with Omni Aviation Training Center in Portugal to train ab initio pilot cadets in Visual Flight Rules. More than 30 cadets from the two organizations will train annually at CAE Global Academy Phoenix, USA.

CAE Annual Report 2011 | 17

The CAE São Paulo training centre in Brazil recently completed a four-bay expansion to increase capacity to 10 bays.

The training centre in Santiago, Chile is currently undergoing a two-bay expansion to address South American airline growth.

CAE has formed a joint venture to provide helicopter pilot training in South America.

Civil

Latin America

Commercial aviation

To address the rapidly growing South American commercial aviation market, CAE is launching a new training location in Peru in 2012.

CAE already increased its training capacity, adding four Level D full-flight simulators (FFS) to support the renewal of long-term training contracts with the region's leading airlines, TAM Airlines, LAN Airlines and Gol Transportes Aéreos.

To support pilot training for TAM, Brazil's largest airline, CAE added a second Airbus A330 FFS in its São Paulo, Brazil training centre. A new Boeing 737NG FFS was recently installed to support training for crews of low-cost Brazilian carrier Gol Transportes Aéreos and other operators.

LAN Airlines of Chile extended its long-term training services agreement, and will be supported by a second Boeing 767-300 FFS at the CAE training centre in Santiago, Chile. The Santiago facility is undergoing a two-bay FFS expansion, and will also soon be equipped with new cabin crew training equipment.

CAE is also adding an A320 FFS plus cabin crew programs in Lima at a location leased from LAN Peru. Together, TAM, LAN and Gol represent 60% of South America's domestic air travel capacity.

Business aviation

Following the end of the fiscal year, CAE announced it was launching the first business jet training centres in Mexico and Brazil. The centre in Mexico would first offer training for the Bombardier Learjet 45 and the Brazil centre would offer training programs for Embraer Phenom 100 and Phenom 300 pilots and maintenance technicians through the Embraer-CAE Training Services joint venture.

Helicopters

The largest helicopter operator in Brazil, Líder Aviação, signed an agreement to form a joint venture company with CAE that will provide advanced simulation-based helicopter pilot training in South America beginning in early 2012. The new joint venture company will purchase the first Sikorsky S-76C++ CAE 3000 Series FFS. Lider operates more than 50 helicopters, representing nearly half the fleet servicing the oil and gas market in Brazil.

CAE also announced plans to deploy a Bell 412 full-flight simulator in Mexico. The facility will deliver all ground school, instrument rating, and simulator type-rating training with CAE instructors.

CAE Annual Report 2011 | 19

Together with CAE's worldwide network of type-rating training centres, CAE Global Academy students can achieve all of the training and licensing required to become a professional airline pilot.

CAE's newly expanded aviation training centre in Zhuhai, China will house the first CAE 3000 Series civil helicopter full-flight and mission simulator in Asia.

CAE is developing the first full-flight simulators for the Mitsubishi Regional Jet.

Civil

China / Southeast Asia

Commercial aviation

CAE continued to capitalize on the rapid growth of China's aviation industry with the sale of ten FFSs, including an A320 FFS to new customer Sichuan Airlines. Repeat customers included Shanghai Eastern Flight Training Centre, owned by China Eastern Airlines, one of the largest airlines in the People's Republic of China, which ordered three Boeing 737NG FFSs. Air China, the national flag carrier, ordered an Airbus A330 FFS and a Boeing 737-800 FFS. Since 1994, they have acquired 12 FFSs. The remaining orders were from CAE's joint venture training centre, and from Xiamen Airlines for two Boeing 737NG FFSs.

CAE sold an Airbus A380 FFS and a Boeing 777-300ER FFS to Korean Air. Vietnam Airlines, the national flag carrier of Vietnam, has also ordered an Airbus A320 FFS.

CAE is developing a comprehensive training solution for the new Mitsubishi Regional Jet (MRJ), a next-generation regional aircraft. The agreement with Mitsubishi Aircraft Corporation includes a 10-year Exclusive Training Provider program, and the establishment of two training centres initially in Japan and the United States. CAE is expanding its training network and developing two FFSs for the MRJ as well as CAE Simfinity integrated procedures trainers. CAE will also design curriculum and courseware, and provide CAE training for pilots, maintenance technicians, cabin crew, dispatchers and ground support personnel.

Business aviation

Following the end of the fiscal year, as part of the expansion of its global business aviation training footprint, CAE announced it would launch the industry's first full-service business aviation training centre in Asia in 2013.

Helicopters

China Southern Airlines and CAE are expanding their joint venture aviation training centre in Zhuhai, China to include two additional Level D FFSs purchased from CAE, including a CAE 3000 Series for the Sikorsky S-76C++ helicopter. This will mark the first CAE 3000 Series civil helicopter full-flight and mission simulator in Asia.

CAE Global Academy

CAE Global Academy added an 11th location to its network when CAE acquired an equity interest in the China Southern West Australian Flying College (CSWAFC) near Perth, Australia. The facility now operates as a joint venture between China Southern Airlines, the largest airline in China, and CAE. The expansion of CAE's relationship with China Southern is an example of the total solutions CAE can bring to bear. In this case, CAE is helping facilitate the new supply of indigenous Chinese pilots for the airline.

CAE Annual Report 2011 | 21

CAE

CAE Bengaluru Training Centre is the first independent Type Rating Training Organization (TRTO) in India.

Emirates-CAE Flight Training in Dubai has ordered a new CAE 7000 Series full-flight simulator for the Dassault Falcon 7X aircraft.

The first cadets to graduate from CAE Global Academy Gondia (National Flying Training Institute) are beginning their careers with Indian airlines.

Civil

India / Middle East

Commercial aviation

CAE's Bengaluru aviation training centre, the first independent aviation training centre in India, became the first non-airline training centre to earn approval as a fixed-wing Type Rating Training Organization (TRTO) by India's Directorate General of Civil Aviation. The TRTO approval covers simulation-based initial, command and upgrade pilot training programs for Airbus A320 series and Boeing 737 aircraft. The six-bay capacity centre currently offers pilot training on three CAE-built full-flight simulators. More than 1,500 pilots trained at the centre in 2010, including pilots from Indian-based airlines such as Air India, Go Air, IndiGo, Kingfisher Airlines and Spicejet as well as commercial pilots of the Indian Air Force.

Business aviation

In the Middle-East, Emirates-CAE Flight Training (ECFT), jointly owned by Emirates and CAE, enhanced its product offering with the announcement of three new simulation-based pilot training programs for the Dassault Falcon 900/2000 EX EASy and Falcon 7X aircraft, and the Bombardier Challenger 604 aircraft. These training programs, provided at a facility located near Dubai International Airport, complement existing pilot training for Airbus, Boeing, Bombardier, Gulfstream and Hawker Beechcraft aircraft platforms.

Helicopters

The Airports Authority of India (AAI) and CAE are launching a helicopter ab initio pilot training program at the CAE Global Academy Gondia (National Flying Training Institute) which is expected to graduate approximately 100 new helicopter pilots annually within three years.

CAE Global Academy

CAE's leadership role in aircrew training in India was highlighted during the year as the first cadets to graduate from CAE Global Academy in Gondia received their certification and began their careers with Indian airlines. CAE Global Academy Gondia (National Flying Training Institute) is a joint venture between CAE and the AAI. CAE is also the managing partner of the Government of India's flight training academy, Indira Gandhi Rashtriya Uran Akademi (IGRUA). India is estimated to need some 7,000 new commercial pilots over the next seven years, which should help the utilization of CAE's training centre for many years to come.

CAE Annual Report 2011 | 23

The new generation CAE Tropos-6000 image generator offers pilots a quantum leap in visual cues such as adverse weather conditions, lighting effects, water reflections and other special effects.

CAE is developing the first full-flight simulator for the Bombardier CSeries.

A350 AIRBUS

CAE will design the world's first full-flight simulators for the new Airbus A350 XWB long-range aircraft.

Civil

Research and Development

CAE is developing a suite of simulators for the next-generation Airbus A350, which is entering service in 2013. We have also been selected to build the first ever simulators for three additional new aircraft types – the ATR-600, LearJet 85 and Mitsubishi Regional Jet. In total, we have developed the first simulators for more than 35 aircraft types. Our engineers are currently working on developing the first Bombardier CSeries simulator as well as a suite of simulation tools to help Bombardier develop the new CSeries aircraft.

These wins demonstrate the confidence of original equipment manufacturers in CAE and our technology leadership in simulator design and development for their new aircraft.

CAE Tropos-6000 image generator

Realism is key for an immersive training experience and CAE's Tropos-6000 image generators have been setting the standard since they were first launched in 2006. More than 100 of the first and second-generation systems have been fielded.

CAE's latest generation features a quantum leap in visual cues such as adverse weather conditions, lighting effects, water reflections and other special effects. Along with better cueing, the latest version of CAE Tropos-6000 requires reduced manpower and materials, resulting in lower operating costs.

Based solely on commercial off-the-shelf (COTS) hardware, the new CAE Tropos-6000 image generator fully leverages the power of the latest commercial graphics processors. It has also been designed to provide a seamless upgrade path for any currently fielded CAE-built simulator and can also be retrofitted to simulators manufactured by other vendors.

Airport visual database web portal

CAE True Airport service provides access to the industry's largest inventory of up-to-date airport libraries for use on CAE's visual systems. The growing library now contains over 200 airport databases worldwide, available for download through the customer web portal.

Air traffic simulation

CAE has also developed its CAE True Environment product, which provides more realistic traffic patterns and air traffic simulation scenarios so that aircrews are presented a more challenging training environment in the simulator.

High-fidelity interactive air traffic simulation is a critical part of pilot training, particularly for the world's busiest airports.

CAE Annual Report 2011 | 25

NORTH AMERICA

CANADA

- ▼ Bagotville
- 🟡▼ Cold Lake
- ▲ Fredericton
- 🟡 Gagetown
- 🟡 Greenwood
- ▼ Halifax
- 🟡▼ Mirabel
- ▲▼◆ Montreal
- 🟡 Moose Jaw
- ▼ Ottawa
- 🟡 Petawawa*
- ▼ Toronto
- 🟡 Trenton

UNITED STATES

- 🟡 Altus
- 🟡 Boston
- 🟡 Cherry Point
- 🟡 Columbus
- 🔵 Dallas
- 🔵 Davis-Monthan
- 🟡 Dobbins
- ▲ Durham
- 🟡 Dyess
- 🟡 Fairchild
- 🟡 Fort Benning
- 🟡 Fort Knox
- 🟡 Grand Forks
- 🟡 Grissom
- ▼ Hampton Roads
- 🟡 Holloman
- 🔵🟡 Keesler
- 🟡 Little Rock
- 🟡 MacDill
- 🟡 March
- 🟡 McChord
- 🟡 McConnell
- 🟡 Milwaukee
- 🟡 Minneapolis
- 🔵 Morristown
- ▲▼◆ Orlando
- 🟡 Pease
- ◆ Richardson
- 🟡 San Diego
- ◆ San Jose
- 🟡 Scott
- 🟡 Seymour Johnson
- 🟡 Sherwood
- 🔵▲▼ Tampa

EUROPE

BELGIUM

- 🔵 Brussels

FRANCE

- ◆ Vélizy

GERMANY

- 🟡 Buechel
- 🔵🟡 Bueckeburg
- 🔵🟡 Fassberg
- 🟡 Fuerstenfeldbruck
- 🟡 Geilenkirchen
- 🔵🟡 Holzdorf
- 🟡 Jagel
- 🟡 Kiel
- 🟡 Laage
- 🟡 Lechfeld
- 🟡 Neuburg
- 🟡 Noervenich
- 🟡 Nordholz
- ▲▼ Stolberg
- 🟡 Wittmund
- 🟡 Wunstorf

HUNGARY

- ▲ Budapest

ITALY

- 🟡 Pisa
- ◆ Milan
- 🔵 Sesto Calende
- 🟡 Viterbo

NETHERLANDS

- 🔵 Amsterdam
- 🟡 Den Helder

UNITED KINGDOM

- 🟡 Anglesey
- 🔵🟡 Benson
- ▲▼ Burgess Hill
- 🟡 Culdrose
- 🟡 Lyneham
- 🟡 Mildenhall
- ◆ Swindon
- 🟡 Yeovilton

ASIA

INDIA

- 🔵▲ Bengaluru
- 🟡 Chennai
- 🟡 Gorakhpur
- 🟡 Hasimara
- 🟡 Mumbai
- 🟡 Nasik
- 🟡 Palam
- 🟡 Visakhapatnam

JAPAN

- 🟡 Okinawa

SINGAPORE

- 🟡▲ Singapore

OCEANIA

AUSTRALIA

- 🔵🟡 Amberley*
- ▲ Brisbane
- ▼ Canberra
- ▼ Melbourne
- 🟡 Nowra
- 🟡 Oakey
- 🔵🟡 Richmond
- ▲ Sydney
- 🟡 Townsville

LEGEND

- 🔵 Military Training
- 🟡 Military Services
- ▲ Simulation Products Operations
- ▼ CAE Professional Services
- ◆ Presagis Offices

Defence

CAE serves more than 50 national defence forces in markets representing the majority of the world's defence expenditures. CAE is a leader in the virtual air market and is a globally-recognized training systems integrator with expertise in a wide range of aircraft types, land vehicles and unmanned aerial systems.

Market drivers

The vast installed base of aircraft and the introduction of higher performing replacement aircraft generate demand for recurrent training services and new simulators. Demand is also driven by the growing recognition that increased use of modeling and simulation can result in mission readiness at a lower cost, a factor that is helping to offset the recent trend of defence spending rationalization in most major markets.

Governments and defence forces in the United States, United Kingdom, Germany and other major markets have explicitly expressed the desire to increase the use of modeling and simulation, not only for training, but also for analysis and operational decision-making. Existing weapon system platforms are also being upgraded to prolong their useful lives, providing significant opportunities in training and simulator upgrades.

Growth strategy

CAE is growing in the defence market by helping its customers expand the use of modeling and simulation in achieving mission readiness, extending its reach to adjacent domains such as land and unmanned aerial systems (UAS), investing in strategic acquisitions that enhance existing expertise and solutions, and pursuing joint ventures and collaborative relationships with Original Equipment Manufacturers.

A key element of CAE's strategy is to secure a position on defence platforms with long program lives that will drive contract opportunities for many years into the future. CAE is currently providing simulators, training and other services for a range of aircraft types, including transport aircraft, maritime patrol aircraft, helicopters, lead-in fighter trainers, unmanned aerial systems and other aircraft that form the backbone of defence forces globally.

CAE has been focusing on positioning the company as a training systems integrator, a role that draws on the full depth and breadth of its expertise. Budgetary constraints are driving demand for turnkey training services that are outsourced under long-term contracts, and CAE is actively pursuing these types of opportunities.

Through its Professional Services division, CAE is taking modeling and simulation beyond training, and into analysis and operational decision-making by offering defence forces a full complement of simulation-based solutions. These range from the initial up-front use of simulation for concept development and experimentation through to embedding simulation into operational systems so commanders can conduct real-time "what if" scenarios.

Adjacent domains such as land and UAS also provide fertile ground for growth.

26 | CAE Annual Report 2011

Through its Professional Services division, CAE is taking modeling and simulation beyond training, and into analysis and operational decision-making by offering defence and security forces a full complement of simulation-based solutions.

CAE offers a range of simulation-based solutions for land forces such as driver and crew gunnery trainers for armoured vehicles, artillery and forward air control trainers, maintenance trainers for tanks and command and staff training systems. CAE's land simulation and training solutions were enhanced in 2011 with the strategic acquisition of RTI International's Technology Assisted Learning business unit in the United States.

Global footprint

CAE serves its customers from regional operating hubs in key markets around the world, enabling better service from a local base while leveraging the global breadth and capability of the entire organization. Regional operations and centres of excellence are in Canada, the United States, Germany, the United Kingdom, India, Australia and Singapore. Beyond these locations, CAE provides training support services at more than 60 other sites around the world.

In fiscal 2011, CAE's defence business achieved solid results while positioning itself for a strong future with important contract wins in both mature and emerging markets and throughout its comprehensive portfolio of products and services.

UAS systems are increasingly being used by militaries for intelligence, surveillance, and reconnaissance missions.

CAE's land simulation and training solutions were enhanced in 2011 with a strategic acquisition in the United States.

CAE Annual Report 2011 | 27

CAE is a world leader in pilot and rear crew training systems for the MH-60 family of naval helicopters.

CAE is providing comprehensive aircrew training services for USAF crews operating a fleet of more than 400 KC-135 Stratotankers.

CAE has been the prime contractor on the US Navy's MH-60R program since 2006.

Defence

Americas

United States

CAE brought its position in the U.S. defence market to a new level with its selection as prime contractor for the provision of comprehensive aircrew training services for the United States Air Force crews operating more than 400 KC-135 Stratotankers. Training is being provided at 13 United States Air Force bases in the U.S. and internationally to more than 3,500 KC-135 pilots, co-pilots, and boom operators. Over ten years, the contract, including a base contract for nine months worth US$20 million and nine one-year options, is expected to produce revenues of more than US$250 million. This contract marks the first time that CAE will be a prime contractor for a major aircrew training systems contract in the U.S. It also positions CAE to address the growing demand from defence forces globally to outsource training and maintenance services to the private sector.

CAE continued to deepen its relationship with the United States Navy as its helicopter training partner with several new contracts and the achievement of an important milestone. CAE was awarded a US$44 million contract to design and manufacture two MH-60R tactical operational flight trainers (TOFT), with options to design and manufacture two additional units.

The first simulator will be a fixed-based MH-60R TOFT delivered in mid-2013. The other MH-60R TOFT, which will also be reconfigurable to the MH-60S helicopter variant, will be a full-motion simulator delivered in the summer of 2014.

Another milestone was achieved on-schedule and on-budget when the first full-motion MH-60R TOFT built by CAE was declared ready-for-training and entered service at Naval Station Mayport near Jacksonville, Florida.

Canada

Lockheed Martin awarded CAE a contract for a comprehensive CC-130J aircraft maintenance technician training solution for Canada's new fleet of 17 CC-130J Hercules transport aircraft. This multi-year collaborative program will showcase CAE's training integration expertise in an area that goes beyond aircrew training. CAE will continue to provide the Canadian Forces with simulator maintenance, logistics and engineering support services on both CAE-built and non-CAE-built training devices. CAE's professional services team will provide operational research and analysis support services to Canada's DRDC Centre for Operational Research and Analysis. CAE Professional Services will assist in providing timely, expert and objective advice to the Canadian Forces on strategy and policy, force development, capability production and acquisition, force generation, force employment, and security science.

CAE Annual Report 2011 | 29

CONVOY
CONVOY
CAE's Medium Support Helicopter Aircrew Training Facility in the U.K. provides pre-deployment mission training to the Royal Air Force and other national defence forces.

CAE was selected to deliver more than 190 CAE Medallion-6000 image generators for a range of Turkish Air Force flight simulators.

CAE is designing and manufacturing a cockpit maintenace operations simulator for the new A400M airlifter.

Defence

Europe

Germany

CAE was awarded a contract to continue providing a range of maintenance and training support services at the simulator centre of the German Army Aviation School in Bueckeburg, one of the world's largest and most advanced helicopter training centres with 12 CAE-built helicopter simulators. CAE will also upgrade the image generator and visual display systems on the simulators. CAE was awarded a contract by Airbus Military to design and manufacture an A400M cockpit maintenance operation simulator (CMOS) to support maintenance technician training for the new A400M versatile airlifter.

United Kingdom

The U.K. Ministry of Defence (U.K. MoD) has awarded CAE a contract to perform a major upgrade on the Puma helicopter simulator located at CAE's MSHATF at Royal Air Force (RAF) Base Benson. The U.K. MoD is upgrading 28 helicopters with new and more powerful engines, new flight control equipment and modern cockpit and communications technologies as part of the Puma life extension program. CAE was also granted a five-year contract to continue providing training support services for the Royal Navy's Lynx helicopter training systems as well as the Sea King Mk6 training systems.

Netherlands

CAE will provide a comprehensive academic training system for the C-130 and KDC-10 aircraft operated by the Royal Netherlands Air Force (RNLAF). Based on the C-130H and KDC-10 full-mission simulation software used in the full-mission simulators CAE is currently developing for the RNLAF, an academic training system that will include a suite of classroom training equipment, instructor tools and courseware. CAE will deliver a suite of CAE Simfinity virtual simulators, virtual systems trainers, and instructor tools that can be used to monitor, create and modify lesson plans and training scenarios. In addition, CAE will develop interactive multi-media courseware for both the C-130H and KDC-10.

Turkey

Havelsan, Turkey's leading simulation and training company, selected CAE to deliver more than 190 CAE Medallion-6000 image generators for a range of Turkish Air Force flight simulators. In addition, Havelsan and the Turkish Air Force have adopted the CAE-developed Common Database (CDB) architecture to significantly enhance the ability to correlate and rapidly update databases to support training and mission rehearsal requirements. The CAE Medallion-6000 image generator will be used on flight simulators for the Turkish Air Force F-16 fighter, T-38 jet trainer, and KT-1T basic trainer.

CAE Annual Report 2011 | 31

CAE has developed a suite of training systems for the RAAF's new KC-30A MRTT.

CAE was awarded a contract to design, develop and deliver a turnkey National Modeling and Simulation Centre in Brunei.

CAE delivered a major upgrade to the Australian Army's S-70A Black Hawk helicopter simulator on-schedule last year.

Defence

Australia / Pacific

Australia

CAE completed a major upgrade to the Australian Army's S-70A Black Hawk full-flight and mission simulator (FFMS) on-schedule with no simulator downtime during the upgrade program. As prime contractor under the Management and Support of the Australian Defence Force's Aerospace Simulators (MSAAS) contract, CAE upgraded the S-70A Black Hawk FFMS with electronic warfare capabilities, including a new missile warning system, countermeasures dispensing system, and missile warning sensors. CAE also recently completed a visual upgrade of the simulator by adding the CAE Medallion-6000 image generator.

CAE will provide comprehensive training services to support the Royal Australian Air Force's KC-30A Multi-Role Tanker Transport (MRTT). As part of an amendment to the MSAAS contract, CAE Australia will be responsible for providing comprehensive training services to support the RAAF's new fleet of KC-30A tanker aircraft for an initial eight-year period. CAE staff at RAAF Base Amberley will provide classroom and simulator instruction, courseware development, training device maintenance and support services and facilities management.

Brunei

The Ministry of Defence of Brunei awarded CAE a contract to design, develop and deliver a turnkey and fully integrated National Modeling and Simulation Centre (NMSC). The centre will be used by the Royal Brunei Armed Forces and Ministry of Defence to analyze force structure options, evaluate and validate capabilities, develop doctrine and tactics, and support training and mission rehearsal exercises.

As part of the project, CAE will provide the facility, computer and networking infrastructure, tactical control centre, database development, systems integration services, synthetic environment and scenario development and ongoing support services. Presagis, CAE's commercial-off-the-shelf (COTS) software company, will provide its suite of simulation software. The NMSC will also be used by other government agencies in Brunei to conduct research and development, experimentation, and training in their respective areas.

Malaysia

CAE signed an agreement with IGTEC, a Malaysia-based aerospace technology company, to design and manufacture a C-130H full-mission simulator. IGTEC will be establishing a regional simulation centre near the Subang International Airport in Malaysia to support training for regional operators of the C-130 Hercules aircraft. CAE will deliver the C-130H simulator to the new training centre at the end of 2012.

CAE Annual Report 2011 | 33

VT-HTA

The Helicopter Academy to Train by Simulation of Flying (HATSOFF) is the first advanced helicopter training centre in India.

CAE has developed Arjun tank simulators for the Indian Army to train drivers, gunners and commanders.

CAE is designing a C-130H full-mission simulator for the Egyptian Air Force.

Defence

India / Middle East

India

CAE continued to grow its presence in India with major milestones in fiscal 2011.

CAE officially inaugurated a new 116,000 square-foot aerospace and defence complex in Bengaluru, on February 11, 2011. In this facility, CAE designs and develops defence training systems for India's defence forces and operates an engineering centre of excellence where visual databases and other software components for CAE's simulators are developed.

In addition, the Helicopter Academy to Train by Simulation of Flying (HATSOFF), a joint venture owned equally by Hindustan Aeronautics Limited (HAL) and CAE, began training on the Bell 412 helicopter simulator.

Additional cockpits for the civil variant of the HAL-built Dhruv helicopter, the Indian Army/Air Force variant of the Dhruv and the Eurocopter Dauphin will be added to the HATSOFF training centre in the coming year.

CAE has developed and delivered a comprehensive suite of Arjun tank training systems to the Indian Army, including driver, gunner and crew training. The Arjun tank was developed by the Defence Research and Development Organization and the Combat Vehicles Research and Development Establishment of India.

The Indian Army established the first armoured regiment of the Arjun main battle tank in 2009.

Egypt

CAE won a contract to design and manufacture a C-130H full-mission simulator for the Egyptian Air Force. The contract was awarded to CAE USA under the United States foreign military sale program.

The simulator, to be delivered to Cairo, Egypt during 2013, will feature the CAE True electric motion system as well as CAE's latest generation visual solution, including a 210 degree by 50 degree display system and CAE Medallion-6000 image generator.

CAE Annual Report 2011 | 35

The development of a persistent and dynamic synthetic environment that changes in real-time will enable more realistic mission rehearsal and support operational decision-making for military commanders.

CAE is focused on bringing more realistic training to UAS mission crews.

CAE has initiated an internal research and development project aimed at creating the foundation for a dynamic synthetic environment.

Defence

Research and Development

Defence forces around the world are turning to modeling and simulation to meet more of their training and mission rehearsal requirements. They are looking for savings compared to live training without sacrificing the realism and hands-on experience gained in field exercises. CAE is working to make the virtual world as near to reality as possible.

CAE has brought together employees from six locations around the world for a three-year R&D program to develop a dynamic synthetic environment. Together with colleagues from Presagis, a subsidiary which develops commercial-off-the-shelf software solutions, this team is developing a synthetic world that changes with time like the real world.

This is being made possible by developing a persistent synthetic environment that changes the virtual world as weather, missions or other factors impact that virtual world. With a realistic and persistent synthetic environment, defence forces can train in the safety of their home bases while preparing effectively for the worst scenarios and the most difficult missions.

The dynamic synthetic environment will also be able to support 'what-if' scenarios, thereby increasing the use of modeling and simulation beyond training to operational decision-making.

Unmanned aerial systems (UAS)

CAE's UAS mission solutions offer a cost-effective, low risk approach to training, evaluation and testing. We have developed a comprehensive UAS solution designed to bring a new level of virtual mission training capabilities to the UAS sector. By combining our simulation experience and technologies in areas such as sensor simulation, weapons effects, computer-generated forces, artificial intelligence, common databases and high-fidelity modeling, we are bringing more realistic training to the entire UAS mission crew. Our simulation-based UAS mission solutions can also be used for research, concept development, testing, evaluation and validation.

UAS systems are increasingly being used for surveillance activities, including border patrol in remote areas.

CAE Annual Report 2011 | 37

CAE has sold over 80 surgical simulators to prestigious institutions around the world.

CAE VIMEDIX is a simulator used to train healthcare professionals to perform initial examinations with ultrasound.

New Core Markets
Healthcare

Through acquisitions, organic synergies and partnerships with healthcare professionals and institutions, CAE is leveraging its know-how and best practices from aviation to accelerate the development and widespread adoption of innovative simulation-based training solutions in the healthcare field worldwide.

Objectives

CAE believes healthcare systems around the globe are ripe for a significant introduction of advanced medical simulation-based training and educational solutions. To capitalize on this market opportunity, we are investing in the development of cutting-edge learning tools and innovative simulation solutions for healthcare education with the objective of offering healthcare professionals multiple simulation platforms on which to develop practical experience and help prepare for better patient outcomes. Our objective is to build a leadership position in this emerging market while contributing to measurable improvements in the quality of healthcare education, the safety of patient care, and the efficiency of healthcare systems.

Progress report

CAE Healthcare is still in its infancy but many preeminent institutions throughout the world have already adopted its breakthrough medical training solutions.

- CAE Caesar, a high-fidelity patient simulator designed primarily to enhance the initial and sustainment training of civil or defence personnel involved in the care of trauma patients at the point of injury, is being tested by various branches of the U.S. forces.
- CAE Owl, a simulation centre management system based on aviation training best practices, was selected by eight Canadian healthcare simulation centres, including The University of Northern British Columbia and The University of Ottawa.
- CAE VIMEDIX, a simulator used to train healthcare professionals to perform initial examinations with ultrasound, was sold to Beth Israel Deaconess Medical Centre, a teaching hospital of Harvard Medical School and the Mayo Clinic, in addition to more than 45 other centres worldwide.
- CAE ICCU e-Learning ultrasound curriculum was adopted by the American College of Chest Physicians (ACCP) for integration into its critical care ultrasound training program. It is also a required component for healthcare practitioners seeking certification in critical care ultrasound from the ACCP.
- Over 80 surgical simulators have been sold to healthcare institutions in China, Japan, Singapore, Indonesia, India, Russia, Turkey and the Kingdom of Saudi Arabia.
- CAE Healthcare celebrated the first year of operations of two healthcare simulation centres it manages in Canada, at The Michener Institute of Applied Health Sciences in Toronto and at the Faculty of Medicine of Université de Montréal.

CAE Annual Report 2011 | 39

CAE Mining's mine planning, management and optimization software solutions are used at customer sites across 50 countries.

CAE Annual Report 2011 | 41

CAE
CAE

Some 120 employees acted as CAE-Centraide / United Way representatives during the annual fundraising campaign in Montreal.

CAE employees participated in building a playground for the Boys & Girls Club in Atlanta, USA.

CAE employees from The Netherlands, Belgium, the U.K. and Spain held a football tournament for Malayaka house, a charity in Uganda.

Social Responsibility

CAE is committed to operating on a sustainable basis, with a strong emphasis on sound environmental practices, the health and safety of its employees and ongoing support to its communities. In April 2011, CAE was awarded the Bombardier Aerospace 2010 Corporate Social Responsibility award. This recognition award acknowledges suppliers who distinguish themselves through their corporate social responsibility initiatives and programs.

Community

The spirit of generosity runs deep in CAE's global family. Every year, CAE employees support numerous causes and participate in activities that help make their communities better.

In 2010, a record $737,929 was donated by Montreal employees to Centraide, an 18% increase over the previous year. The participation rate was 51% compared to 42% in fiscal 2009. Some 120 employees acted as CAE-Centraide representatives during the annual fundraising campaign. As a result of this generosity, CAE received two Solidaires awards, including the Overall Support Award, the most prestigious recognition that an organization can receive from Centraide of Greater Montreal. Centraide is the United Way organization in the Province of Quebec.

The following are a few examples of fundraising activities and organizations supported by CAE employees around the world.

CAE in Europe (Amsterdam, Brussels, Burgess Hill and Madrid) held their first Football European Championship and raised money as part of CAE's local Corporate Citizen program. A total of €1,560 was donated to Malayaka House, a charity in Entebbe, Uganda that rescues and cares for children in extreme poverty.

Employees in Germany donated €5,000 to sponsor a project called Mittagessen im Kindergarten. This project supplies young children in kindergarten with a healthy lunch. It serves 160 local children from low-income families.

CAE's Amsterdam training centre, in cooperation with the High Flyers Foundation, invited nine critically ill children and their parents to experience a day in the life of a pilot. In addition, the employees of CAE in Amsterdam and CAE Brussels raised money to support various causes including an orphanage in the Philippines, a church in the Amsterdam Bijlmer area for the Ghanaian community and a Surinam centre in Amsterdam.

Every holiday season, CAE Tampa puts up and decorates an "Angel Tree" to benefit the Heart Gallery of Tampa, an organization designed to increase the number of adoptive families for children needing homes. The tree includes paper ornaments with names of children who live in foster care and are looking for a permanent home. CAE Tampa employees presented gifts to these children while playing Santa for them.

Ottawa employees raised over $22,000 through a series of events such as bake sales, barbecues and foot races. The funds were distributed among a number of causes ranging from Haiti disaster relief to prostate cancer research and their community United Way organization.

CAE Annual Report 2011 | 43

The use of full-flight simulators for pilot training instead of an actual aircraft saves millions of gallons of jet fuel annually. With the introduction of the CAE 3000 Series full-flight simulators for helicopters, CAE is extending this benefit to helicopter pilot training.

Environment

CAE's products and services are inherently eco-friendly and we are continuously innovating to make them greener.

CAE 5000 and 7000 Series full-flight simulators are equipped with CAE True electric motion systems that lower operating costs, energy consumption, scheduled maintenance and hazardous waste. Through the introduction of electromechanical motion systems in our simulators, customers have reduced their average power consumption by up to 70%. In addition, we have completely eliminated the use of 400 gallons of mineral oil per simulator, as well as all of the regular maintenance associated with the use of hydraulic oil.

Modeling and simulation solutions offer compelling benefits in terms of greenhouse gas reductions. An estimated 16.5 million gallons of jet fuel are saved annually by using a CAE Boeing 747 full-flight simulator instead of an actual aircraft. When used by defence forces, modeling and simulation reduce wear and tear on equipment, and on roads and bridges. Simulation-based training contributes to making commercial flying among the safest forms of transportation.

CAE adheres to strict environmental regulations in its operations. We comply with European RoHS (Reduction of Hazardous Substances) and REACH (Registration, Evaluation, Authorization and Restriction of Chemical substances) standards for all of our simulation products, even those not sold in Europe. CAE continues to assess the applicability of RoHS to its products and has eliminated hazardous substances by substituting materials and changing internal processes for greener solutions.

In its Montreal plant, CAE has undertaken several projects and process modifications to reduce pollution. We have developed a chemical analysis and maintenance program for plating baths, which prolongs the useable life of chemicals by 500%. CAE introduced water-based cleaning to replace petroleum solvent previously used to clean parts prior to paint application. Our inspection programs for pollution abatement equipment (waste water treatment facility, fume scrubbers, etc.) significantly surpass requirements and have been described as exemplary by government inspectors.

CAE has also developed the Greening your commute program which provides incentives, infrastructures and communication tools that encourage Montreal employees to use public transportation, carpooling or biking to work. CAE received the *Reconnaissance des Leaders en transport durable* prize for its role in sustainable transportation. This award recognizes initiatives that promote sustainable transportation within an organization.

Recycling is a priority. We have programs in place for recycling spent batteries, glass and plastic bottles, metal cans, paper and cardboard, the beneficial use of used oil and wood, as well as the recovery of metals. Over 70% of the total residual materials produced by the main plant in Montreal are recycled.

44 | CAE Annual Report 2011

1	.	HIGHLIGHTS		47
2	.	INTRODUCTION		49
3	.	ABOUT CAE		50
		3.1	Who we are	50
		3.2	Ourvision	50
		3.3	Ourstrategy and value proposition	50
		3.4	Ouroperations	52
		3.5	Foreign exchange	59
		3.6	Non-GAAPand other financial measures	60
4	.	CONSOLIDATED RESULTS		61
		4.1	Results of our operations – fourth quarter of fiscal 2011	61
		4.2	Results of our operations – fiscal 2011	63
		4.3	Results of our operations – fiscal 2010 versus fiscal 2009	64
		4.4	Consolidated orders and backlog	65
5	.	RESULTS BY SEGMENT		65
		5.1	Civil segments	66
		5.2	Militarysegments	70
6	.	CONSOLIDATED CASH MOVEMENTS AND LIQUIDITY		73
		6.1	Consolidated cash movements	73
		6.2	Sourcesof liquidity	74
		6.3	Governmentcost-sharing	75
		6.4	Contractual obligations	75
7	.	CONSOLIDATED FINANCIAL POSITION		76
		7.1	Consolidated capital employed	76
		7.2	Variableinterest entities	77
		7.3	Offbalance sheet arrangements	78
		7.4	Financial instruments	78
8	.	ACQUISITIONS, BUSINESS COMBINATIONS AND DIVESTITURES		81
		8.1	Acquisitions	81
9	.	BUSINESSRISK AND UNCERTAINTY		82
		9.1	Risks relating to the industry	82
		9.2	Risks relating to the Company	83
		9.3	Risks relating to the market	85
10	.	CHANGES IN ACCOUNTING POLICIES		85
		10.1	Significantchanges in accounting policies – fiscal 2011	85
		10.2	Future changes in accounting standards	85
		10.3	Critical accounting estimates	93
11	.	CONTROLS AND PROCEDURES		96
		11.1	Evaluation of disclosure controls and procedures	96
		11.2	Internalcontrol over financial reporting	97
12	.	OVERSIGHTROLE OF AUDIT COMMITTEE AND BOARD OF DIRECTORS		97
13	.	ADDITIONAL INFORMATION		97
14	.	SELECTED FINANCIAL INFORMATION		98

46	| CAE Annual Report 2011

Management’s Discussion and Analysis

for the fourth quarter and year ended March 31, 2011

1. HIGHLIGHTS

FINANCIAL

FOURTH QUARTER OF FISCAL 2011

Higher revenue over last quarter and higher revenue over the fourth quarter of fiscal 2010

  Consolidated revenue was $464.4 million this quarter, $53.1 million or 13% higher than last quarter and $68.5 million or 17% higher than the fourth quarter of fiscal 2010.

Higher net earnings compared to last quarter and compared to the fourth quarter of fiscal 2010 excluding the restructuring charge

  Net earnings were $49.7 million (or $0.19 per share) this quarter, compared to $40.7 million (or $0.16 per share) last quarter, representing an increase of $9.0 million or 22%, and compared to $40.5 million (or $0.16 per share) in the fourth quarter of last year, representing an increase of $9.2 million or 23%;

  Excluding the reversal of the restructuring provision of $1.0 million booked this quarter, net earnings were $48.9 million (or $0.19 per share). Excluding the restructuring charge of $1.9 million booked in the fourth quarter of fiscal 2010, net earnings were $42.3 million (or $0.16 per share).

Positive free cash flow1 at $161.2 million this quarter

  Net cash provided by continuing operations was $190.5 million this quarter, compared to $32.2 million last quarter and $148.7 million in the fourth quarter of last year;

  Maintenance capital expenditures1 and other asset expenditures were $19.3 million this quarter, $17.2 last quarter, and $26.2 million in the fourth quarter of last year;

  Cash dividends were $10.1 million this quarter and last quarter and $7.6 million in the fourth quarter of last year.

FISCAL 2011

Higher revenue over fiscal 2010

- Consolidated revenue was $1,629.0 million, $102.7 million or 7% higher than last year.

Higher net earnings

  Net earnings were $169.8 million (or $0.66 per share) compared to $144.5 million (or $0.56 per share) last year, representing a $25.3 million or 18% increase;

  Excluding the reversal of the restructuring provision of $1.0 million booked this year, net earnings were $169.0 million (or $0.66 per share). Excluding the restructuring charge of $34.1 million incurred last year, net earnings were $168.6 million (or $0.66 per share) in fiscal 2010.

Positive free cash flow at $147.1 million

  Net cash provided by continuing operations was $247.0 million this year, compared to $267.0 million last year;

  Maintenance capital expenditures and other asset expenditures were $63.5 million this year, compared to $66.5 million last year;

  Cash dividends were $37.9 million this year, compared to $30.3 million last year.

Capital employed1 ending at $1,467.5 million

  Capital employed increased by $131.9 million or 10% this year;

  Property, plant and equipment increased by $32.9 million;

  Non-cash working capital1 increased by $54.0 million in fiscal 2011, ending at $13.6 million;

  Net debt1increased by $18.3 million this year, ending at $198.1 million.

ORDERS1

  The book-to-sales ratio1 for the quarter was 1.03x (combined civil was 1.09x and combined military was 0.98x). The ratio for the last 12 months was 1.14x (combined civil was 1.20x and combined military was 1.09x);

  Total order intake this year was $1,854.5 million, up $279.6 million over last year;

  Total backlog1 was $3,440.5 million at March 31, 2011, $397.7 million higher than last year.

1 Non-GAAP measure (see Section 3.6).

CAE Annual Report 2011 | 47

Management’s Discussion and Analysis

Civil segments

  Training & Services/Civil obtained contracts with an expected value of $584.9 million;

  Simulation & Products/Civil won $330.8 million of orders, including contracts for 29 full-flight simulators (FFSs).

Military segments

  Simulation Products/Military won $558.9 million of orders for new training systems and upgrades;

  Training & Services/Military won contracts valued at $379.9 million.

ACQUISITIONS AND JOINT VENTURES

  We acquired Datamine Corporate Limited (Datamine) in the first quarter of fiscal 2011. Datamine is a supplier of mining optimization software tools and services;

  We acquired the remaining non-controlling interest of Academia Aeronautica de Evora S.A. in the first quarter of fiscal 2011;

  We acquired Century Systems Technologies Inc. (Century) in the fourth quarter of fiscal 2011. Century is a supplier of geological data management and governance systems to the mining industry;

  We acquired the assets of RTI International’s Technology Assisted Learning (TAL) business unit in the fourth quarter of fiscal 2011. TAL designs, manufactures and delivers maintenance trainers as well as virtual desktop trainers for U.S. Army tanks and armoured fighting vehicles;

  We acquired the assets of CHC Helicopter’s Helicopter Flight Training Operations (CHC Helicopter’s HFTO) in the fourth quarter of fiscal 2011 in order to provide training to helicopter pilots and maintenance engineers as well as provide general training, pilot provisioning and search and rescue training support;

  We entered into two joint ventures during fiscal 2011: China Southern West Australia Flying College (CSWAFC) in the first quarter (47% participation) and CAE-Lider Training do Brasil Ltda in the fourth quarter (50% participation).

OTHER

  Effective April 1, 2011, we amended our US$450.0 million revolving credit facility to extend the maturity date by two years from April 2013 to April 2015.

48	| CAE Annual Report 2011

Management’s Discussion and Analysis

2. INTRODUCTION

In this report, we, us, our, CAE and Company refer to CAE Inc. and its subsidiaries. Unless we have indicated otherwise:

  This year and 2011 mean the fiscal year ending March 31, 2011;

  Last year, prior year and a year ago mean the fiscal year ended March 31, 2010;

  Dollar amounts are in Canadian dollars.

This report was prepared as of May 19, 2011, and includes our management’s discussion and analysis (MD&A) for the year and the three-month period ended March 31, 2011 and the consolidated financial statements and notes for the year ended March 31, 2011. We have written it to help you understand our business, performance and financial condition for fiscal 2011. Except as otherwise indicated, all financial information has been reported in accordance with Canadian Generally Accepted Accounting Principles (GAAP). All quarterly information disclosed in the MD&A is based on unaudited figures.

For additional information, please refer to our annual consolidated financial statements for this fiscal year, which you will find in the annual report for the year ended March 31, 2011. The MD&A provides you with a view of CAE as seen through the eyes of management and helps you understand the company from a variety of perspectives:

  Our vision;

  Our strategy and value proposition;

  Our operations;

  Foreign exchange;

  Non-GAAP and other financial measures;

  Consolidated results;

  Acquisitions, business combinations and divestitures;

  Business risk and uncertainty;

  Changes in accounting policies;

  Controls and procedures;

  Oversight role of the Audit Committee and Board of Directors.

You will find our most recent annual report and annual information form (AIF) on our website at www.cae.com, on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.

ABOUT MATERIAL INFORMATION

This report includes the information we believe is material to investors after considering all circumstances, including potential market sensitivity. We consider something to be material if:

  It results in, or would reasonably be expected to result in, a significant change in the market price or value of our shares, or;

  It is quite likely that a reasonable investor would consider the information to be important in making an investment decision.

ABOUT FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements about our activities, events and developments that we expect or anticipate may occur in the future including, for example, statements about our business outlook, assessment of market conditions, strategies, future plans, future sales, pricing for our major products and capital spending. Forward-looking statements normally contain words like believe, expect, anticipate, intend, continue, estimate, may, will, should and similar expressions. Such statements are not guarantees of future performance. They are based on management’s expectations and assumptions regarding historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate in the circumstances.

We have based these statements on estimates and assumptions that we believed were reasonable when the statements were prepared. Our actual results could be substantially different because of the risks and uncertainties associated with our business. Important risks that could cause such differences include, but are not limited to, the length of sales cycle, rapid product evolution, level of defence spending, condition of the civil aviation industry, competition, availability of critical inputs, foreign exchange rate occurrences and doing business in foreign countries. Additionally, differences could arise because of events that are announced or completed after the date of this report, including mergers, acquisitions, other business combinations and divestitures. You will find more information about the risks and uncertainties affecting our business in Business risk and uncertainty in the MD&A.

We do not update or revise forward-looking information even if new information becomes available unless legislation requires us to do so. You should not place undue reliance on forward-looking statements.

CAE Annual Report 2011 | 49

Management’s Discussion and Analysis

3.	ABOUT CAE
3.1	Who we are

CAE is a world leader in simulation and modeling technologies and training solutions for civil aviation and defence. We are globally diversified with more than 7,500 people at more than 100 sites and training locations in over 20 countries. We have annual revenue exceeding $1.6 billion, nearly 90% of which comes from worldwide exports and international activities. We have the largest installed base of civil and military flight simulators and a broad global aviation training network of 32 civil aviation, military and helicopter training centres where we train more than 80,000 civil and military crewmembers annually. Approximately half our revenue comes from the sale of simulation products, software and simulator updates, and the balance from services including training, maintenance, aviation services and professional services. We are leveraging these competencies and aviation best practices to establish positions in new markets like healthcare and mining where similar operational imperatives exist.

Our main products include full-flight simulators (FFSs), which replicate aircraft performance in a full array of situations and environmental conditions. Sophisticated visual systems simulate hundreds of airports and geo-specific terrain locations around the world, as well as a wide range of landing areas and flying environments. These work with motion and sound to create a realistic training environment for pilots and crews at all levels.

Founded in 1947 and headquartered in Montreal, Canada, CAE has built an excellent reputation and long-standing customer relationships based on more than 60 years of experience, strong technical capabilities, a highly trained workforce, and global reach.

CAE’s common shares are listed on the Toronto and New York stock exchanges under the symbol CAE.

3.2 Our vision

Our vision is for CAE to be synonymous with safety, efficiency and mission readiness. We intend to be the mission partner of choice for customers operating in complex mission-critical environments by providing the most innovative product and service solutions to enhance safety, improve efficiency and provide superior decision-making capabilities.

3.3 Our strategy and value proposition Our strategy

We are a world-leading provider of modeling and simulation-based training and decision support solutions. We currently serve customers in two primary markets: civil aerospace and defence. We are extending our capabilities into new markets of simulation-based training and optimization solutions in healthcare and mining.

A key tenet of our strategy in our core civil aerospace and defence markets is to derive an increasing proportion of our business from the existing fleet. This would include providing solutions for customers in support of the global fleet of civilian and military aircraft. Historically, the primary driver of our business was the delivery of new commercial aircraft. Our SP/C segment, which in fiscal 2011 represented 17% of our consolidated revenue, is most dependent on this more deeply cyclical market driver. As a result of our diversification efforts, the balance of our business involves mainly more stable and recurring sources of revenue like training and services as well as military simulation products and services.

In addition to diversifying our interests among customer markets, our strategy has also involved more balance between products, which tend to be more short-term and cyclical, and services, which tend to be more long term and stable. As well, we continue to diversify our interests globally. This is intended to bring our solutions closer to our customers’ home bases, which we think is a distinct competitive advantage. This also allows us to be less dependent on any one market, and since business conditions are rarely identical in all regions of the world, we believe this provides a degree of stability to our performance. We are investing in both the mature and emerging markets to capitalize on current and future growth opportunities. Approximately one third of our revenue comes from the U.S., one third from Europe and one third from the rest of the world including the high growth, emerging markets. We continue to execute our growth strategy by selectively investing to meet the long-term needs of our aerospace and defence customers, investing in adjacencies within our core markets, and by investing in our new core markets.

Value proposition

The value we provide customers is the ability to enhance the safety of their operations, improve their mission readiness for potentially dangerous situations and lower their costs by helping them become more operationally efficient. We offer a range of products and services solutions to enhance our customers’ planning and decision-making abilities, as well as a complete range of products and services that can be arranged in a customized package to suit our customers’ needs and can be adapted as their needs evolve over the lifecycle of their operations. We also offer a broad global reach, and as a result, we are able to provide solutions in proximity to our customers, which is an important cost-benefit consideration for them.

50	| CAE Annual Report 2011

Management’s Discussion and Analysis

Our core competencies and competitive advantages include:

  World-leading modeling and simulation technology;

  Comprehensive knowledge of training and learning methodologies for the operation of complex systems using modeling and simulation;

  Total array of training products and services solutions;

  Broad-reaching customer intimacy;

  Extensive global coverage and in-depth country familiarity;

  High-brand equity;

  Proven systems engineering and program management processes;

  Best-in-class customer support;

  Well established in new and emerging markets.

World-leading modeling and simulation technology

We pride ourselves on our technological leadership. Pilots around the world view our simulation as the closest thing to the true experience of flight. We have consistently led the evolution of flight training and simulation systems technology with a number of industry firsts. We have simulated the entire range of large civil aircraft, a large number of the leading regional and business aircraft and a number of civil helicopters. We are an industry leader in providing simulation and training solutions for fixed-wing transport aircraft, maritime patrol aircraft and helicopter platforms for the military. We also have extensive knowledge, experience and credibility in designing and developing simulators for prototype aircraft of major aircraft manufacturers. We have extended our expertise in modeling and simulation beyond training into other mission-critical areas where these technologies are used to support superior decision-making capabilities. As well, we are now applying these capabilities to new markets, such as healthcare and mining.

Comprehensive knowledge of training and learning methodologies for the operation of complex systems using modeling and simulation

We revolutionized the way aviation training is performed when we introduced our CAE SimfinityTM-based training solutions and courseware. These training devices effectively bring the virtual aircraft cockpit into the classroom at the earliest stages of ground school training, making it a more effective and efficient training experience overall. We build upon the CAE SimfinityTM product line to develop the trainers that are used in the Airbus pilot and maintenance technician training programs. We also developed e-Learning solutions to enable pilots and technicians to train anytime and anywhere.

Total array of training products and services solutions

With a large network of training centres, we are a global leader in aviation training providing the complete solution to meet our customers’ training and pilot placement needs. Our civil pilot training programs span over 90 different aircraft models including business aircraft, civil helicopters and commercial airliners and provide curricula for initial, type rating, recurrent and maintenance training. Our civil pilot provisioning solution adds value and moves our customers’ businesses forward by identifying, screening, selecting, training and ultimately placing pilots at their airlines. In addition, we deliver civil ab-initio pilot training through our CAE Global Academy which is the largest network of ab initio flight schools in the world, with 11 schools across the globe. With over 60 years of experience in simulation, we are an industry expert in aviation training and are the industry’s civil training solution one-stop shop.

Broad-reaching customer intimacy

We have been in business for more than 60 years and have relationships with most of the world’s airlines and the governments of approximately 50 different national defence forces, including all branches of the U.S. forces. Our customer advisory boards and technical advisory boards involve airlines and operators worldwide. By listening carefully to customers, we are able to gain a deep understanding of their mission needs and respond with innovative product and service offerings that help improve the safety and efficiency of their operations and their ability to make superior decisions.

Extensive global coverage and in-depth country familiarity

We have operations and offer training and support services in more than 20 countries on five continents and sell our products and services to customers in more than 150 countries. Our broad geographic coverage allows us to respond quickly and cost effectively to customer needs and new business opportunities while having a deep understanding and respect of the regulations and customs of the local market. We operate a fleet of more than 170 full-flight and full-mission simulators in 32 civil aviation, military and helicopter training centres to meet the wide range of operational requirements of our customers. Our fleet includes simulators for various types of aircraft from major manufacturers, including commercial jets, business jets and helicopters, both civil and military.

High-brand equity

Our simulators are typically rated among the highest in the industry for reliability and availability. This is a key benefit because simulators normally operate in high-duty cycles of up to 20 hours a day.

We have a broad global footprint, which enables close, long-term relationships with our customers. Our brand not only promises leading technology, but also superior customer support. CAE has a customer sales and support organization that rivals the size of a number of our competitor’s entire organizations.

CAE Annual Report 2011 | 51

Management’s Discussion and Analysis

We design our products so customers can upgrade them, giving them more flexibility and opportunity as products change or new air-worthiness regulations are introduced.

As we enter new markets like healthcare and mining, we find that the CAE brand is widely regarded as the benchmark for modeling and simulation-based technology and for training services.

Proven systems engineering and program management processes

We continue to develop solutions and deliver technically complex programs within schedule to help ensure that there are trained and mission-ready aircrew and combat troops around the world. This includes MH-60 simulators for the U.S. Navy; C-130J simulators for the U.S., Indian and Canadian Defence Forces; MRH90 simulators for the Australian Defence Forces, Royal Netherlands Navy and German Armed Forces; A330 Multi-Role Tanker Transport training devices for the Royal Australian Air Force, UAE Air Force and Royal Saudi Air Force; and M-346 jet trainer simulators for the Italian Air Force and an Asian military customer. These and other programs combined with our continued investment in R&D continue to strengthen our technological leadership and strengthen our management expertise to deliver complex programs that feature sensor simulation for maritime operations, synthetic tactical environments for naval and fighter operations as well as our visualization and common database technologies that deliver rich, immersive synthetic environments for the most effective training and mission rehearsal possible.

Best-in-class customer support

We maintain a strong focus on after-sales support, which is often critical in winning additional sales contracts as well as important update and maintenance services business. Our customer support practices, including a web-based customer portal, performance dashboard, and automated report cards, have resulted in enhanced customer support according to customer comments and feedback.

Well established in new and emerging markets

Our approach to global markets is to model ourselves as a multi-domestic rather than a foreign company. This has enabled us to be a first mover into growth markets like China, India, the Middle East, South America and Southeast Asia.

3.4 Our operations

We primarily serve two markets globally:

  The civil market includes aircraft manufacturers, major commercial airlines, regional airlines, business aircraft operators, civil helicopter operators, third-party training centres, ab initio student pilots and flight training organizations;

  The military market includes original equipment manufacturers (OEMs), government agencies and defence forces worldwide.

We have begun to serve the healthcare market, involving hospital and university simulation centres, medical societies and OEMs, and the mining market, serving global mining corporations, exploration companies, mining contractors and the world’s premier mining consultancies.

We manage our operations and report our results in four segments, one for products and one for services, for each market. Each segment is a significant contributor to our overall results.

CIVIL MARKET

Training & Services/Civil (TS/C)

Provides business and commercial aviation training for flight and ground personnel and associated services

Our TS/C business is the largest provider of commercial aviation training services in the world and the second largest provider of business aviation training services. CAE has a broad global network of training centres and we serve all sectors of the civil aviation market including general aviation, regional airlines, commercial airlines, civil helicopter operators and business aviation. We offer a full range of services, including training solutions and curriculum development, training centre operations, pilot training, aircraft technician training, simulator spare parts inventory management, e-Learning and courseware solutions and consulting services. We are a leader in flight sciences, using flight data analysis to enable the effective study and understanding of recorded flight data to improve airline safety, maintenance, flight operations and training. The CAE Global Academy is the world’s largest network of ab initio flight training organizations with a fleet of almost 300 aircraft between the CAE owned and operating flight schools and the independent CAE Global Academy members, with a capacity of training more than 1,800 pilot cadets annually. Along with the CAE Global Academy, we offer airlines a long-term solution to pilot recruitment with our pilot placement service, whereby we seek to match the supply of new commercial airline pilots with the demand for pilots from our global base of airline customers. We have achieved our leading position through acquisitions, joint ventures and organic investments in new facilities. We currently operate 156 FFSs and we provide aviation training and services in approximately 20 countries around the world, including aviation training centres, flight training organizations (FTO) and third-party locations. We make selective investments to add new revenue simulator equivalent units (RSEU) to our network to maintain our position, increase our market share and address new market opportunities.

52	| CAE Annual Report 2011

Management’s Discussion and Analysis

Simulation Products/Civil (SP/C)

Designs, manufactures and supplies civil flight simulation training devices and visual systems

Our SP/C segment is the world leader in the provision of civil flight simulation equipment. We have designed and manufactured more civil FFSs for major and regional commercial airlines, third-party training centres and OEMs than any other company. We have a wealth of experience in developing simulators for new types of aircraft, including over 25 models; most recently we have developed, or have been awarded contracts to develop simulators for the Airbus A350 XWB, Boeing 747-8 and 787, Mitsubishi Regional Jet (MRJ), ATR42-600 and ATR72-600, Bombardier CSeries, Global Express and Learjet 85, Embraer Phenom 100 and 300, Dassault Falcon 7X, and the Commercial Aircraft Corporation of China, Ltd (COMAC) ARJ21. We also offer a full range of support services including simulator updates, upgrades, maintenance services, sales of spare parts and simulator relocations.

Market trends and outlook

In Commercial aviation, aircraft capacity and passenger traffic growth are primarily driven by global GDP. This measure of economic activity underlies the aerospace industry’s widely-held expectation that long-term average growth for air travel will be approximately 5% annually over the next two decades. The growth rates in the emerging markets such as China, India, South America, the Middle East and Southeast Asia have, with their increasing affluent populations, outpaced the growth of mature markets like Europe and North America. This robust level of activity has contributed to high commercial backlogs of approximately 8,000 aircraft. Commercial aircraft OEMs have increased their production rates and announced new programs such as the Airbus A320NEO and A350, the Boeing B747-8 and B787, the Bombardier CSeries and the Mitsubishi MRJ. Other OEMs have also announced new platforms such as Russia’s UAC SSJ100, which just entered service and the COMAC ARJ121 and C919 aircraft.

In Business aviation, aircraft orders and utilization are also primarily driven by GDP, but more specifically corporate profitability. During the last recession, the industry experienced a sharp reduction in aircraft deliveries and a significant drop in flight hours and cycles that have yet to recover to pre-downturn levels. Although the indicators are positive both in terms of U.S. Corporate profit growth and higher aircraft utilization, aircraft deliveries and U.S. operated aircraft utilization have about 15-20% improvement required to recover the ground lost during the recession. Major business aircraft OEMs, such as Bombardier, Dassault and Gulfstream, have in recent months announced new aircraft programs which are an indication of their market confidence. Demand for business jet training has improved in the large- and mid-size cabin segments; while the small cabin segment has remained stable at current low levels. Higher demand would normally flow from improvements and sustainment in economic factors such as corporate profit and capital expenditure growth.

In the SP/C segment, the level of market activity has improved in the current fiscal year; however the competitive environment remains intense with pricing slightly improved from recession levels. In fiscal 2011, we won orders for 29 FFSs. At this point, we expect about the same number of simulator sales for fiscal 2012.

The following trends support our positive medium-to-long-term view for the civil market:

  Aircraft backlogs;

  New and more fuel-efficient aircraft platforms;

  Demand in emerging markets arising from secular growth and a need for infrastructure to support air travel;

  Expected long-term growth in air travel;

  Long-term demand for trained crew members;

  International requirements for the qualification of flight simulation training devices (FSTDs);

  New more stringent training requirements.

Aircraft backlogs

The commercial civil aerospace market conditions have improved significantly since the last global economic recession. In calendar 2010, Boeing received 530 net orders (firm orders minus cancellations) for new aircraft, compared to 142 in calendar 2009. Airbus received 574 net orders in calendar 2010 compared to 271 in 2009. While net aircraft orders for Boeing and Airbus were 106 and 1 respectively for the three-month period ending March 31, 2011, they continue to work through strong backlog levels, each of which is over 3,000 aircraft, and this should help generate opportunities for our full portfolio of training products and services. In calendar 2010, Boeing reported a total of 462 commercial airplane deliveries, while Airbus reported 510 deliveries for the same period, essentially flat over the prior year. For the three-month period ending March 31, 2011, commercial airplane deliveries were 104 for Boeing and 119 for Airbus.

In calendar 2010, Airbus announced it was increasing production of the A320-family jets, taking it in phases to 40 per month by the first quarter of 2012. For the A320 family, Airbus has indicated that they may raise production to 42 or even 44 per month beyond 2012, while also announcing plans to introduce the A320 New Engine Option (NEO). Boeing has also laid out plans for an incremental ramp-up of the 737NG production rate, from 31.5 aircraft per month to 35 by early 2012, and then to 38 by the second quarter of 2013. For the 737NG, Boeing is also investigating the possibility of reaching 42 a month, with a subsequent surge to 50 a month in the future. As for the 777, monthly production will increase from 5 to 7 aircraft a month by mid-2011, with a further increase to 8.3 aircraft a month in the first quarter of 2013. The increases will take some time to implement and should ultimately translate into higher demand for training products and services.

CAE Annual Report 2011 | 53

Management’s Discussion and Analysis

Renewed optimism is seen in the business aviation industry. Business aviation aircraft orders are increasing and are being driven by large cabin segment demand, especially in international and emerging markets. While market uncertainty remains, OEMs have increased production rates and are launching a significant number of new programs. Worldwide shipments in the last quarter of 2010 increased by 7% compared to the previous year according to the General Aviation Manufacturers Association (GAMA). In addition, the number of business jet flights has risen in the last 12 months with the majority of growth seen in overseas travel according to the Federal Aviation Administration (FAA). This year, NetJets, the world’s biggest private jet operator, signed a firm order for 50 Global business jets from Bombardier with options for 70 more. This is in addition to another large order NetJets placed in the fall of 2010 for 50 Phenom 300 aircraft from Embraer with options for 75 more. These large orders are encouraging signs of revival of the business jet industry which is slowly recovering from the economic downturn.

New and more fuel-efficient aircraft platforms

OEMs have announced plans to introduce, or have already introduced, new platforms that will drive worldwide demand for simulators and training services. The Boeing 747-8 and 787, Airbus A350 XWB and Airbus A320 NEO, Embraer 190, Dassault Falcon 7X, Embraer Phenom 100 VLJ and 300 LJ aircraft, MRJ, COMAC ARJ21 and the Bombardier Learjet 85 and CSeries are some recent examples.

New platforms will drive the demand for new kinds of simulators and training programs. One of our strategic priorities is to partner with manufacturers to strengthen relationships and position ourselves for future opportunities. For example, during fiscal 2010, we signed contracts with Bombardier to use our modeling and simulation expertise to support the design, development and validation of the new CSeries aircraft, and we will also develop the first CSeries FFS. In the first quarter of fiscal 2011 we signed an agreement with ATR as a framework for providing a range of products and support services to operators of ATR aircraft, which includes the development of the first simulator for the new ATR42/72-600 aircraft. In the second quarter of fiscal 2011 we announced a 10-year exclusive training provider program with Mitsubishi Aircraft Corporation to develop and deliver a comprehensive training solution for the new MRJ. In support of the agreement, we are expanding our training network and developing two CAE 7000 Series MRJ FFSs as well as CAE SimfinityTM integrated procedures trainers. In the second quarter of fiscal 2011, we also announced a contract with Airbus to design and manufacture two CAE 7000 Series FFSs for the A350 XWB, representing the world’s first FFSs for the new long-range aircraft. We will also develop six CAE SimfinityTM A350 XWB Airbus Procedures Trainers (APTs). Deliveries of new model aircraft are susceptible to program launch delays, which in turn will affect the timing of our orders and deliveries.

Demand in emerging markets arising from secular growth and a need for infrastructure to support air travel

Emerging markets such as Southeast Asia, the Indian sub-continent, the Middle East, South America and China are expected to continue experiencing higher air traffic and economic growth over the long term than mature markets, as well as an increasing liberalization of air policy and bilateral air agreements. We expect these markets to drive the long-term demand for the broad array of products and services solutions that CAE brings to bear.

Expected long-term growth in air travel

In calendar 2010, passenger traffic increased 8.2% compared to calendar 2009 while freight-tonne-kilometres increased over 20.6%. For the first three months of calendar 2011, passenger traffic increased by 5.9% compared to the fist three month of calendar 2010, while freight-tonne-kilometres increased by 4.6% over the same period. Over the past 20 years, air travel grew at an average of 4.8% and we expect that over the next 20 years both passenger and cargo travel will meet or slightly exceed this growth. Possible impediments to the steady growth progression in air travel include major disruptions like regional political instability, acts of terrorism, pandemics, natural disasters, a sharp and sustained increase in fuel costs, major prolonged economic recessions or other major world events.

Long-term demand for trained crew members

Worldwide demand is expected to increase over the long term

Growth in the civil aviation market has driven the demand for pilots, maintenance technicians and flight attendants worldwide, which has created a shortage of qualified crew members in several markets. Supply constraints include aging crew demographics, fewer military pilots transferring to civil airlines, and low enrolment in technical schools. In high-growth markets like India, China, South America and Southeast Asia, long-term air traffic growth is expected to outpace the growth expected in developed countries, and the infrastructure available to meet the projected demand for crew members is lacking.

This shortage creates opportunities for pilot placement, our turnkey service that includes identifying, screening, selecting and training and placement services. The shortage also creates an opportunity for CAE Global Academy, which now totals 11 flight training organizations around the world, making it the largest network of ab initio flight schools. Along with our partners, through CAE Global Academy, we have the capacity to train more than 1,800 pilot cadets annually as they aspire to a career as a professional fixed-wing aircraft or helicopter pilot. Additionally, a global shortage of maintenance technicians has created an opportunity for us to accelerate our technical training solutions. This trend is also affecting cabin crew, for whom we are also delivering training solutions.

New pilot certification process requires simulation-based training

Simulation-based pilot certification training is beginning to take on an even greater role with the Multi-crew Pilot License (MPL) certification process developed by the International Civil Aviation Organization (ICAO), which is gradually being adopted by individual national aviation authorities around the world. The MPL process places more emphasis on simulation-based training to develop ab initio students into qualified First Officers for modern aircraft such as airliners. In the fourth quarter of fiscal 2010, we launched an MPL beta program with AirAsia satisfying new performance-based requirements developed by Transport Canada. To date, the beta program has met or exceeded all expectations and the initial group of cadets has completed the core and basic phases of the program. If the MPL process continues to be adopted and gains momentum in markets like China, India, Southeast Asia and the Middle East, where there is the greatest need for a large supply of qualified pilots trained in an efficient and effective manner, it would result in increased use of simulation-based training.

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Management’s Discussion and Analysis

International requirements for the qualification of flight simulation training devices (FSTD)

During the summer of 2009, the ICAO published a strategic analysis intended to define flight simulation requirements for the qualification of FSTDs in the 190 ICAO member states. The ICAO document states that the top-fidelity ICAO Standard FSTD (Type VII) is required to support each of the required training tasks contained in a number of crucial training to proficiency contexts including recurrent and initial training, MPL and the Airline Transport Pilot License (ATPL). It also confirms and recognizes the long-term necessity of high-fidelity FSTDs for such highly critical training contexts. The qualification requirements of the ICAO Type VII simulator require a higher fidelity of simulation (including visuals, motion, sound and air traffic control simulation) than today’s level D simulator requirements and we believe the increased demand for more realistic and more immersive training aligns well with our strengths and expertise in aviation training. A similar ICAO initiative is in process to identify requirements for civil helicopter FSTDs.

New more stringent training requirements

On August 1, 2010, the U.S. approved the Airline Safety and Federal Aviation Administration Act of 2010. This Act requires the FAA to develop and issue new and updated regulations with effective dates between August 2012 and August 2013 for significant issues such as:

  Limitations on the hours of flight time and duty time to address pilot fatigue. This will effectively increase the pilot work force;

  New regulations on specialized pilot training such as airplane stalls, airplane upsets, icing, wind shear and other adverse weather phenomenon;

  Pilot training programs with respect to their duration, frequency and content;

  The requirement for First Officers (co-pilots) to hold an Airline Transport Pilot (ATP) license involving a minimum experience of 1,500 flight hours, a change from the existing requirement that they hold a Commercial Pilot License (CPL) requiring at least 250 flight hours. The FAA may consider an equivalency system that would include certain academic experiences and the use of simulators to meet a portion of the 1500-hour requirement.

The FAA has chartered Aviation Rulemaking Committees (ARCs) to assist the FAA in formulating the new regulations. CAE is participating in these ARCs to help the FAA and the US aviation industry meet the new demands presented by the new Act.

MILITARY MARKET

We generate revenue in six interrelated areas of the defence market value chain. We provide simulation products such as full-mission simulators (FMS); we perform updates and upgrades to simulators; we provide maintenance and support services; we offer turnkey training services; we have a range of capabilities to provide simulation-based professional services and facilities for analysis, training and operational decision-making; and we have a software business called Presagis, which develops and sells commercial-off-the-shelf modeling and simulation software solutions to OEMs, government agencies and defence forces.

Our strategy in the defence market has been to globalize and diversify our military business. There are pressures on many traditional defence budgets around the world, while some regions such as India and the Middle East are planning growth in defence expenditures. In becoming globally diversified, our interests span a broad range of national markets and related defence budgets, which we believe provides us with a more resilient and predictable stream of military business. We are a leading supplier of modeling, simulation and training solutions and have a significant local presence in key defence markets. Through the successful execution of our strategy, we have seen tangible and positive results from our efforts. While there may be some delays and cuts to programs that could have some impact, we are encouraged by the global trend of militaries increasing their use of simulation, which gives us long-term confidence that simulation-based solutions will be well-placed to address some of the budget challenges facing the defence establishment.

We approach the world’s defence markets by leveraging our global footprint and our in-country expertise. We have a local presence and centres of excellence in key markets including the U.S., U.K., Canada, Germany, Australia, India and Singapore. We have developed global operating processes which allow us to place a high level of decision-making autonomy within the regions while leveraging the full breadth of our products, services and capabilities. This results in greater efficiency and stronger customer relationships.

Simulation Products/Military (SP/M)

Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies

Our SP/M segment is a world leader in the design and production of military flight simulation equipment. We develop simulation equipment, training systems and software tools for a variety of military aircraft, including fast jets, helicopters, maritime patrol and tanker/transport aircraft. We also offer simulation-based solutions for land and naval forces. We have designed the broadest range of military helicopter simulators in the world, and we have also developed more training systems for the C-130 Hercules transport aircraft than any other company. We have delivered simulation products and training systems to more than 50 defence operators in approximately 35 countries, including all of the U.S. services.

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Management’s Discussion and Analysis

Training & Services/Military (TS/M)

Supplies turnkey training services, support services, systems maintenance and modeling and simulation solutions

Our TS/M segment provides turnkey training services and training systems integration expertise to global defence forces, such as the Medium Support Helicopter Aircrew Training Facility (MSHATF) at Royal Air Force (RAF) Benson in the U.K., the Operational Training Systems Provider (OTSP) program for the Canadian Forces and the KC-135 Aircrew Training System for the United States Air Force (USAF). We also provide a range of training support services such as contractor logistics support, maintenance services and simulator training at over 60 sites around the world. TS/M additionally provides a variety of modeling and simulation-based professional and defence services.

Market trends and outlook

We are witnessing varying degrees of global defence spending rationalization including measures detailed in the U.K. and Germany. In the U.S., Defense Secretary Gates outlined the latest Defence budget, which includes $100 billion in cost savings. We have not witnessed any major program cancellations that would substantially change our outlook; however, we have experienced delays in obtaining contracts for U.S. defence programs as a result of the government’s delayed funding of the defence budget under the extended Continuing Resolution. These developments will present new challenges to the defence industry as a whole. Nevertheless, CAE should see the benefit of increased adoption over the long term of simulation-based training in all of our markets as an important need to reduce costs.

Long term forecasting is more difficult given the evolving market conditions, but our current estimate is that approximately 9,000 new military manned aircraft will be deployed into global military fleets over the next five years and this should generate demand for approximately 275 FMSs. We do not today address all platforms and all markets, but we have the capability to serve a portion of this expected demand.

We believe CAE is uniquely positioned in the current environment to be part of the solution to reducing the cost of military readiness. In addition to supporting the global installed base and new aircraft introductions, demand for our products and services should continue to be driven by the:

  Explicit desire of governments and defence forces to increase the use of modeling and simulation;

  Growing demand for our specialized modeling and simulation-based products and services;

  High cost of operating live assets for training which leads to more use of simulation;

  Current nature of warfare which requires joint forces training and mission rehearsal.

We have a good track record for delivering programs on time and on budget and we are well positioned to provide defence forces with solutions on a range of military platforms involving transport aircraft, aerial refueling tankers, helicopters, lead-in fighter trainers, and maritime patrol aircraft. These aircraft segments specifically include the C-130J Hercules transport aircraft, P-8A Poseidon and P-3C Orion maritime patrol aircraft, A330 Multi-Role Tanker Transport, NH90 helicopter, M-346 and Hawk lead-in fighter trainers, S-70 and H-60 helicopter variants, CH-47 Chinook heavy-lift helicopter, Unmanned Aerial Systems (UAS) and other aircraft that form part of the backbone of defence forces globally. Our positive outlook is supported by the expectation that these aircraft types will continue to be in demand globally. These platforms involve newer aircraft types with long program lives ahead of them and we believe this will drive opportunities for us over the next decade. As well, we continue to pursue new growth in a range of defence markets such as land vehicle training, as evidenced by our acquisition in the fourth quarter of fiscal 2011 of RTI International’s TAL business unit.

Explicit desire of governments and defence forces to increase the use of modeling and simulation

Also helping to drive our military business is the explicit desire of governments and defence forces to increase the use of modeling and simulation for analysis, training, and operational decision-making. These sentiments are expressed by militaries globally, especially by the U.S. and other defence forces facing budget challenges. Unlike civil aviation where the use of simulators for training is common practice, there are no requirements to train in simulators in defence and therefore the level of adoption has traditionally been much lower. Simulation offers a number of advantages that address an ever-increasing global threat level and new economic constraints that are pressuring top-line defence spending. The cost savings from the use of modeling and simulation are considerable. The USAF estimates that live training is approximately 10 times more costly than simulation-based training. According to the Department of Defence Fiscal Year 2012 budget request, the USAF officials, in an effort to reduce costs, have proposed cutting the service’s flight training budget. The USAF promises that, by spending more time in “advanced simulator training” aircrews will make up the lost flight training. The cost of fuel, detrimental environmental impacts, and significant wear and tear on weapon systems all point to the greater use of simulation and synthetic training. This type of training is critical for ensuring the readiness of global defence forces as they face new and challenging threats. As one U.K. military official stated when speaking about the pending cuts to the U.K. defence budget – “despite all of the uncertainties surrounding the strategic defence review, the one certainty is that simulation activity will increase going forward given its compelling value proposition.”

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Management’s Discussion and Analysis

Growing demand for our specialized modeling and simulation-based products and services

New aircraft platforms

One of our strategic priorities is to partner with manufacturers in the defence market to strengthen relationships and position ourselves for future opportunities. OEMs are introducing new platforms that will drive worldwide demand for simulators and training. For example, Hawker Beechcraft is now offering the AT-6 light attack and armed reconnaissance aircraft, Boeing is developing a new maritime patrol aircraft called the P-8A Poseidon, NH Industries is delivering the NH90 helicopter, EADS is aggressively marketing the A330 MRTT and C-295 transport aircraft worldwide, Lockheed Martin is doubling production of the C-130 aircraft, Alenia Aermacchi is successfully marketing the M-346 advanced lead-in fighter trainer and Sikorsky is offering new models of its H-60 helicopter to armies and navies worldwide, all of which fuel the demand for new simulators and training, and for all of which we have products at different development and production stages.

Use of modeling and simulation for analysis and decision support

Traditionally, modeling and simulation have been used to support training. This specific application is well understood and employed by militaries and civilian agencies around the world. We believe there are growth opportunities in taking the simulation out of the simulator and applying simulation across the program lifecycle, including support for analysis and decision-making operations. We see governments and militaries looking to use simulation-based synthetic environments to support research and development programs, system design and testing, and providing the decision support tools necessary to support mission planning in operations. A good example is a contract we signed in early 2011 to develop a National Modelling and Simulation Centre (NMSC) for the Ministry of Defence of Brunei. The NMSC will be used by the Royal Brunei Armed Forces and Ministry of Defence to analyze force structure options, evaluate and validate capabilities, develop doctrine and tactics, and support training and mission rehearsal exercises.

Trend towards outsourcing of training and maintenance services

With finite defence budgets and resources, defence forces and governments continue to scrutinize expenditures to find ways to save money and allow active-duty personnel to focus on operational requirements. There has been a growing trend among defence forces to outsource a variety of training services and we expect this trend to continue. Governments are outsourcing training services because they can be delivered more quickly and more cost effectively. For example, we have won or participated in contracts of this nature in Canada, Germany, Australia, the U.K. and the U.S. In the third quarter of fiscal 2011, we announced that CAE USA was awarded what is expected to be a ten-year contract (subject to annual funding) to provide comprehensive KC-135 aircrew training services to the USAF. CAE USA is to be the prime contractor responsible for providing program management, academic and simulator instruction, maintenance and logistics services, training device upgrades, and relocation services for more than 3,500 USAF KC-135 tanker aircrews.

Extension and upgrade of existing weapon system platforms

OEMs are extending the life of existing weapon system platforms by introducing upgrades or adding new features, which increases the demand for upgrading simulators to meet the new standards. For example, several OEMs are offering global militaries operating C-130 aircraft a suite of avionics upgrades, which in turn leads to a requirement for major upgrades to existing C-130 training systems or potential new C-130 training systems. In the United Kingdom, the Royal Air Force’s fleet of Puma helicopters is undergoing a life extension program to keep the aircraft in service until 2022. This resulted in us signing a contract with the United Kingdom Ministry of Defence (UK MoD) to upgrade the Puma simulator and training program at our MSHATF. The USAF is upgrading 52 legacy C-5 aircraft to the new C-5M configuration, which includes both avionics upgrades and a re-engining program. In the second quarter of fiscal 2011 we won a competitive contract to perform upgrades on the USAF’s C-5 training devices over the next several years.

High cost of operating live assets for training which leads to more use of simulation

More defence forces and governments are adopting simulation in training programs because it improves realism, significantly lowers costs, reduces operational demands on aircraft that are being depreciated faster than originally planned, and lowers risk compared to operating actual weapon system platforms. Using a simulator for training also reduces actual aircraft flying hours and allows training for situations where an actual aircraft and/or its crew and passengers would be at risk.

Current nature of warfare which requires joint forces training and mission rehearsal

Demand for networking

Allies are cooperating and creating joint and coalition forces, which is driving the demand for joint and networked training and operations. Training devices can be networked to train different crews and allow for networked training across a range of platforms.

Growing acceptance of synthetic training for mission rehearsal

There is a growing trend among defence forces to use synthetic training to meet more of their training requirements. Synthetic environment software allows defence clients to plan sophisticated missions and carry out full-mission rehearsals as a complement to traditional live training or mission preparation. Synthetic training offers militaries a cost-effective way to provide realistic training for a wide variety of scenarios while ensuring they maintain a high state of readiness. For example, over the past several years we have delivered MH-47G and MH-60L combat mission simulators to the U.S. Army’s 160th Special Operations Aviation Regiment that feature the CAE-developed Common Environment/Common Database (CE/CDB). The CE/CDB enhances rapid simulation-based mission rehearsal capabilities.

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Management’s Discussion and Analysis

NEW CORE MARKETS

Healthcare market

Simulation-based training is becoming recognized as one of the most effective ways to prepare healthcare professionals to care for patients and respond to critical situations while reducing the overall risk to patients. Through acquisitions and partnerships with experts in the healthcare field, we are leveraging our knowledge, experience and best practices in simulation-based aviation training to work with healthcare experts to deliver innovative education, technologies and service solutions to improve the safety and efficiency of this industry. Currently, our healthcare services range from providing simulation-based training solutions to managing simulation-based training centres.

During the last year, CAE Healthcare further developed its capabilities in two areas: training centre solutions and medical solutions. We leveraged our broad expertise in managing aviation simulation centres to expand our offering for healthcare simulation centres, including training centre management services and training solutions, as well as the launch of the CAE OwlTM system. The CAE OwlTM system, a training technology adapted from aviation, is a brief/debrief system used for optimizing the way training is conducted. In the area of medical solutions, we entered the imaging and surgical training fields; both of which are important focus areas for us and where CAE Healthcare can leverage CAE’s core simulation and modeling capabilities. The acquisitions of ICCU Imaging Inc. (ICCU) and VIMEDIX Virtual Medical Imaging Training Systems Inc. (VIMEDIX) give us the ability to offer a complete solution for bedside ultrasound training by combining simulators with a comprehensive curriculum. The acquisition of three medical product lines from the company Immersion enabled our entry into the training field for minimally invasive surgical procedures.

During the first quarter of 2011, CAE Healthcare announced that it was awarded five new contracts to supply its new CAE OwlTM simulation centre management system. Contracts were signed with Université Laval, The Michener Institute for Applied Health Sciences, the University of Ottawa and the Hôpital Sacré-Coeur de Montréal (HSCM). CAE Healthcare also announced that it sold its first transthoracic echocardiography simulator, CAE VIMEDIXTM, to the Beth Israel Deaconess Medical Center, a teaching hospital of Harvard Medical School.

CAE Healthcare and The Michener Institute for Applied Health Sciences formally celebrated the official opening of one of Canada’s largest healthcare simulation centres during the first quarter of fiscal 2011.

In the second quarter of fiscal 2011, CAE Healthcare increased sales of our CAE VIMEDIX and CAE ICCU bedside ultrasound solutions as well as our surgical simulators. We also continued to deploy a number of CAE OwlTM brief/debrief systems to customers. CAE VIMEDIXTM sales totaled 15 units, including key U.S. military contracts. In addition, our ICCU program was selected by the American College of Chest Physicians (ACCP) to be integrated in its first critical care ultrasound certification program. We also sold 10 surgical simulation systems and a variety of upgrades to systems already deployed with our customer installed base.

In the third quarter of fiscal 2011, CAE Healthcare continued to increase market share. Progress was made in Asia, the Middle East and Russia. We are delivering surgical and imaging solutions to medical institutions including Novosibirsk NII PK/ Meshalkin, a major cardio-surgery hospital in Russia, Princess Noura University in Riyadh, Kingdom of Saudi Arabia, multiple universities in Japan and other important institutions in China, Singapore, Indonesia, India and Turkey. In North America we made multiple deployments in key hospital teaching institutions including New York Presbyterian Hospital (Columbia University), St. Michaels Hospital (Toronto) and multiple U.S. Department of Defense (DoD) accounts and Veterans Administration Medical Centers (VAMC).

In the fourth quarter of fiscal 2011, CAE Healthcare announced the launch of its CAE CaesarTM trauma patient simulator. CAE Caesar is a high-fidelity patient simulator designed primarily to enhance the initial and sustainment training of soldier medics and the training of tactical law enforcement medics, search and rescue teams and any organization involved in the care of trauma patients at the point of injury.

Mining market

In the first quarter of fiscal 2011, we acquired Datamine to expand our entry into the mine simulation and optimization field. Datamine has an extensive product and consulting portfolio ranging from exploration data management and geological (orebody) modeling to mine planning and mine operations management. This is part of our long-term strategy to leverage our modeling, simulation and training capabilities in new markets that have the same imperatives to reduce risks and enhance operational efficiency as the civil aviation and defence sectors.

We continued to make good progress in CAE Mining with the sale of our mine planning, management and optimization software solutions to major mining companies including BHP Mitsubishi Alliance, Vale Ferrus, and Anglo American.

On January 1, 2011, we acquired the shares of Century, a supplier of geological data management and governance systems to the mining industry. Integration is underway to leverage their expertise in geological data management systems into broader markets and solutions.

The fourth quarter of fiscal 2011 saw continued growth in software sales with new customers in Latin America including Colquisiri, Minera Lincuna and Yamana (Caraiba) and further sales to Votorantim Metais in Brazil, as well as multiple sites of Fresnillo in Mexico.

The fourth quarter of fiscal 2011 also saw CAE Mining begin to communicate our vision beyond its software and product consulting businesses to the mining market. In support of that vision, agreements were made with leading research organizations to further our thought leadership in mining technology and extend our product and service offerings in training and consulting.

Our New Core Market initiatives are still very much in their infancy. They offer attractive long-term potential for growth and the possibility for CAE to emerge as a market leader, as we have done in all of our core businesses. The New Core Market results are included in TS/C.

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Management’s Discussion and Analysis

3.5 Foreign exchange

We report all dollar amounts in Canadian dollars. We value assets, liabilities and transactions that are measured in foreign currencies using various exchange rates as required by GAAP.

The tables below show the variations of the closing and average exchange rates for our three main operating currencies. We used the foreign exchange rates below to value our assets, liabilities and backlog in Canadian dollars at the end of each of the following periods:

			Increase
	2011	2010	(decrease)
U.S. dollar (US$ or USD)	0.97	1.02	(5%)
Euro (€)	1.38	1.37	1%
British pound (£ or GBP)	1.56	1.54	1%

We used the average foreign exchange rates below to value our revenues and expenses:

	2011	2010	Decrease
U.S. dollar (US$ or USD)	1.02	1.09	(6%)
Euro (€)	1.34	1.54	(13%)
British pound (£ or GBP)	1.58	1.74	(9%)

For fiscal 2011, the effect of translating the results of our self-sustaining subsidiaries into Canadian dollars resulted in a decrease in revenue of $81.0 million and a decrease in net earnings of $11.7 million, when compared to fiscal 2010.

Three areas of our business are affected by changes in foreign exchange rates:

  Our network of civil and military training centres
  Most of our training network revenue and costs are in local currencies. Changes in the value of local currencies relative to the Canadian dollar therefore have an impact on the network’s net profitability and net investment. Under GAAP, gains or losses in the net investment in a self-sustaining subsidiary that result from changes in foreign exchange rates are deferred in the foreign currency translation adjustment (accumulated other comprehensive loss), which is part of the shareholders’ equity section of the balance sheet. Any effect of the fluctuation between currencies on the net profitability has an immediate translation impact on the statement of earnings and an impact on year-to-year and quarter-to-quarter comparisons.

  Our simulation products operations outside of Canada (Germany, U.S., U.K., Australia and India)
  Most of the revenue and costs in these operations from self-sustaining subsidiaries are generated in their local currency except for some data and equipment bought in different currencies from time to time as well as any work performed by our Canadian manufacturing operations. Changes in the value of the local currency relative to the Canadian dollar therefore have a translation impact on the operation’s net profitability and net investment when expressed in Canadian dollars.

  Our simulation products operations in Canada
  Although the net assets of our Canadian operations are not exposed to changes in the value of foreign currencies (except for receivables and payables in foreign currencies), a significant portion of our annual revenue generated from Canada is in foreign currencies (mostly the U.S. dollar and the euro), while a significant portion of our expenses are in Canadian dollars.
  We generally hedge the milestone payments in sales contracts denominated in foreign currencies to protect ourselves from some of the foreign exchange exposure. Since less than 100% of our revenue is hedged, it is not possible to completely offset the effects of changing foreign currency values, which leaves some residual exposure that can affect the statement of earnings.
  We continue to hold a portfolio of currency hedging positions intended to mitigate the risk to a portion of future revenues presented by the current high-level volatility of the Canadian dollar versus the U.S. currency. The hedges are intended to cover a portion of the revenue in order to allow the unhedged portion to match the foreign cost component of the contract. With respect to the remaining expected future revenues, our manufacturing operations in Canada remain exposed to changes in the value of the Canadian dollar.
  To reduce the variability of specific U.S. and euro-denominated manufacturing costs, we hedge some of the foreign currency costs incurred in our manufacturing process.

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Management’s Discussion and Analysis

Sensitivity analysis

We conducted a sensitivity analysis to determine the current impact of variations in the value of foreign currencies. We evaluated the sources of foreign currency revenues and expenses and determined that our consolidated exposure to foreign currency mainly occurs in two areas:

  Foreign currency revenues and expenses in Canada for the manufacturing business – we hedge a portion of these exposures;

  Translation of foreign currency operations of self-sustaining subsidiaries in foreign countries. Our exposure is mainly in our operating profits.

First we calculated the revenue and expenses per currency to determine the operating income in each currency. Then we deducted the amount of hedged revenues to determine a net exposure by currency. Next we added the net exposure from the self-sustaining subsidiaries to determine the consolidated foreign exchange exposure in different currencies.

Finally, we conducted a sensitivity analysis to determine the impact of a weakening of one cent in the Canadian dollar against each of the other three currencies. The table below shows the typical impact of this change, after taxes, on our yearly revenue and operating income, as well as our net exposure:

		Operating		Net
Exposure (amounts in millions)	Revenue	Income	Hedging	Exposure
U.S. dollar (US$ or USD)	$9.0	$2.2	$(1.4)	$0.8
Euro (€)	2.6	0.3	(0.1)	0.2
British pound (£ or GBP)	1.0	0.2	(0.1)	0.1

A possible strengthening of one cent in the Canadian dollar would have the opposite impact.

3.6 Non-GAAP and other financial measures

This MD&A includes non-GAAP and other financial measures. Non-GAAP measures are useful supplemental information but may not have a standardized meaning according to GAAP. You should not confuse this information with, or use it as an alternative for, performance measures calculated according to GAAP. You should also not use them to compare with similar measures from other companies.

Backlog

Backlog is a non-GAAP measure that represents the expected value of orders we have received but have not yet executed.

  For the SP/C, SP/M and TS/M segments, we consider an item part of our backlog when we have a legally binding commercial agreement with a client that includes enough detail about each party’s obligations to form the basis for a contract or an order;

  Military contracts are usually executed over a long-term period and some of them must be renewed each year. For the SP/M and TS/M segments, we only include a contract item in backlog when the customer has authorized the contract item and has received funding for it;

  For the TS/C segment, we include revenues from customers with both long-term and short-term contracts when these customers commit to paying us training fees, or when we reasonably expect them from current customers.

The book-to-sales ratio is the total orders divided by total revenue in the period.

Capital employed

Capital employed is a non-GAAP measure we use to evaluate and monitor how much we are investing in our business. We measure it from two perspectives: Capital used:

  For the company as a whole, we take total assets (not including cash and cash equivalents), and subtract total liabilities (not including long-term debt and its current portion);

  For each segment, we take the total assets (not including cash and cash equivalents, tax accounts and other non-operating assets), and subtract total liabilities (not including tax accounts, long-term debt and its current portion and other non-operating liabilities).

Source of capital:

  We add net debt to total shareholders’ equity to understand where our capital is coming from.

Capital expenditures (maintenance and growth)

Maintenance capital expenditure is a non-GAAP measure we use to calculate the investment needed to sustain the current level of economic activity.

Growth capital expenditure is a non-GAAP measure we use to calculate the investment needed to increase the current level of economic activity.

EBIT

Earnings before interest and taxes (EBIT) is a non-GAAP measure that shows us how we have performed before the effects of certain financing decisions and tax structures. We track EBIT because we believe it makes it easier to compare our performance with previous periods, and with companies and industries that do not have the same capital structure or tax laws.

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Management’s Discussion and Analysis

Free cash flow

Free cash flow is a non-GAAP measure that shows us how much cash we have available to build the business, repay debt and meet ongoing financial obligations. We use it as an indicator of our financial strength and liquidity. We calculate it by taking the net cash generated by our continuing operating activities, subtracting maintenance capital expenditures, other assets not related to growth and dividends paid and adding proceeds from the sale of property, plant and equipment.

Gross margin

Gross margin is a non-GAAP measure equivalent to the segment operating income excluding selling, general and administrative expenses.

Net debt

Net debt is a non-GAAP measure we use to monitor how much debt we have after taking into account liquid assets such as cash and cash equivalents. We use it as an indicator of our overall financial position, and calculate it by taking our total long-term debt, including the current portion, and subtracting cash and cash equivalents.

Non-cash working capital

Non-cash working capital is a non-GAAP measure we use to monitor how much money we have committed in the day-to-day operation of our business. We calculate it by taking current assets (not including cash and cash equivalents or the current portion of assets held-for-sale) and subtracting current liabilities (not including the current portion of long-term debt or the current portion of liabilities related to assets held-for-sale).

Return on capital employed

Return on capital employed (ROCE) is a non-GAAP measure that we use to evaluate the profitability of our invested capital. We calculate this ratio over a rolling four-quarter period by taking earnings from continuing operations excluding interest expense, after tax, divided by the average capital employed. In addition, we also calculate this ratio adjusting earnings and capital employed to reflect the ordinary off-balance sheet operating leases.

Revenue simulator equivalent unit

Revenue simulator equivalent unit (RSEU) is a financial measure we use to show the total average number of FFSs available to generate revenue during the period. For example, in the case of a 50/50 flight training joint venture, we will report only 50% of the FFSs deployed under this joint venture as an RSEU. If a FFS is being powered down and relocated, it will not be included as an RSEU until the FFS is re-installed and available to generate revenue.

Segment operating income

Segment operating income (SOI) is a non-GAAP measure and our key indicator of each segment’s financial performance. This measure gives us a good indication of the profitability of each segment because it does not include the impact of any items not specifically related to the segment’s performance. We calculate it by using earnings before other income (expense), interest, income taxes and discontinued operations. These items are presented in the reconciliation between total segment operating income and EBIT (see Note 26 of the consolidated financial statements).

Unfunded backlog

Unfunded backlog is a non-GAAP measure that represents firm military orders we have received but have not yet executed for which funding authorization has not yet been obtained. We include unexercised options with a high probability that they will be exercised, but exclude indefinite-delivery/ indefinite-quantity (IDIQ) contracts.

4.	CONSOLIDATED RESULTS[2]
4.1	Results of our operations – fourth quarter of fiscal 2011

(amounts in millions, except per share amounts)		Q4-2011	Q3-2011	Q2-2011	Q1-2011	Q4-2010
Revenue		$464.4	411.3	386.6	366.7	395.9
Total segment operating income[2]		$69.4	64.8	61.9	62.2	64.9
Reversal of restructuring provision (charge)		$1.0	-	-	-	(1.9)
Earnings before interest and income taxes (EBIT)[2]		$70.4	64.8	61.9	62.2	63.0
As a % of revenue	%	15.2	15.8	16.0	17.0	15.9
Interest expense, net		$7.8	8.4	7.6	6.9	5.5
Earnings before taxes		$62.6	56.4	54.3	55.3	57.5
Income tax expense		$12.9	15.7	14.3	15.9	17.0
Net earnings		$49.7	40.7	40.0	39.4	40.5
Basic and diluted earnings per share (EPS)		$0.19	0.16	0.16	0.15	0.16

2 Non-GAAP measure (see Section 3.6).

CAE Annual Report 2011 | 61

Management’s Discussion and Analysis

Revenue was 13% higher than last quarter and 17% higher compared to the fourth quarter of fiscal 2010

Revenue was $53.1 million higher than last quarter mainly because:

  SP/M’s revenue increased by $25.7 million, or 17%, mainly due to higher volume on programs executed in Canada, an increased level of activity on our various NH90 programs, the integration of RTI International’s TAL business unit, acquired in February, and from a contract awarded this quarter to develop a state-of-the-art NMSC in Brunei;

  TS/M’s revenue increased by $10.0 million, or 15%, mainly due to a higher level of activity in our Professional Services business in Canada and the U.S., a higher volume of training activity in Canada and increased in-service support for a European contract, partially offset by an unfavourable foreign exchange impact;

  SP/C’s revenue increased by $9.6 million, or 14%, mainly due to higher production levels resulting from an increase in order intake, partially offset by less favourable hedging rates;

  TS/C’s revenue increased by $7.8 million, or 6%, mainly due to higher revenue generated in North and South America and to a lesser extent in Europe, as well as to the integration into our results of CHC Helicopter’s HFTO. The increase was partially offset by the negative effect from the stronger Canadian dollar against the U.S. dollar and the Euro.

Revenue was $68.5 million higher than the same period last year largely because:

  SP/M’s revenue increased by $30.1 million, or 20%, mainly due to higher volume on programs executed in Canada, Germany and Australia and the integration of RTI International’s TAL business unit, acquired in February, partially offset by an unfavourable foreign exchange impact;

  TS/C’s revenue increased by $18.5 million, or 16%, mainly due to higher revenue generated in North and South America and in the emerging markets, to the integration into our results of the CSWAFC joint venture and CHC Helicopter’s HFTO as well as the higher contribution from our New Core Markets. The increase was partially offset by the negative effect from the stronger Canadian dollar against the U.S. dollar and the Euro;

  SP/C’s revenue increased by $11.4 million, or 18%, mainly due to higher production levels resulting from an increase in order intake, partially offset by less favourable hedging rates;

  TS/M’s revenue increased by $8.5 million, or 12%, mainly due to increased revenue on the KC-135 Aircrew Training System (ATS) program, a higher volume of activity in Canada and increased in-service support for a European contract, partially offset by an unfavourable foreign exchange impact.

You will find more details in Results by segment.

EBIT was $5.6 million higher than last quarter and $7.4 million higher compared to the fourth quarter of fiscal 2010

EBIT for this quarter was $70.4 million, or 15.2% of revenue. EBIT was up $5.6 million, or 9%, compared to last quarter, and up $7.4 million, or 12%, compared to the fourth quarter of fiscal 2010. A restructuring provision reversal of $1.0 million was booked this quarter, compared to a restructuring charge of $1.9 million booked in the fourth quarter of fiscal 2010.

Compared to last quarter, segment operating income was up by 7%, or $4.6 million. Increases of $2.6 million, $1.9 million and $0.7 million from SP/M, TS/C and SP/C respectively, were partially offset by a decrease of $0.6 million from TS/M.

Compared to the fourth quarter of fiscal 2010, segment operating income was up by 7%, or 4.5 million. Increases of $5.1 million and $0.7 million for SP/M and TS/M respectively, were offset by a decrease of $0.9 million for SP/C and a decrease of $0.4 million for TS/C.

You will find more details in Results by segment.

Net interest expense was $0.6 million lower than last quarter and $2.3 million higher compared to the fourth quarter of fiscal 2010

Net interest expense was lower than last quarter mainly because of lower average foreign exchange rates and higher capitalized interest for assets under construction. The increase over the fourth quarter of fiscal 2010 was mainly due to higher utilization of the revolving credit facility and other interest, in addition to a decrease in capitalized interest for assets under construction, partially offset by lower interest income.

Effective income tax rate is 21% this quarter

Income taxes this quarter were $12.9 million, representing an effective tax rate of 21%, compared to 28% for the last quarter and 30% in the fourth quarter of fiscal 2010.

The decrease in the effective tax rate in the fourth quarter was mainly attributable to the recognition of tax assets arising from the reduction in the valuation allowance of net operating losses in the U.K. and other tax recoveries. This quarter we also recorded additional benefits due to the reduction of future tax rates at which future tax liabilities will materialize. Excluding those elements, the income tax expense this quarter would have been $17.5 million, representing an effective tax rate of 28%.

62	| CAE Annual Report 2011

		Management’s Discussion and Analysis

4.2 Results of our operations – fiscal 2011

(amounts in millions, except per share amounts)		FY2011	FY2010	FY2009
Revenue		$1,629.0	1,526.3	1,662.2
Gross Margin[3]		$493.9	452.2	499.9
As a % of revenue	%	30.3	29.6	30.1
Total segment operating income		$258.3	264.1	305.8
Reversal of restructuring provision (charge)		$1.0	(34.1)	-
Earnings before interest and income taxes (EBIT)		$259.3	230.0	305.8
As a % of revenue	%	15.9	15.1	18.4
Interest expense, net		$30.7	26.0	20.2
Earnings from continuing operations (before taxes)		$228.6	204.0	285.6
Income tax expense		$58.8	59.5	83.4
Earnings from continuing operations		$169.8	144.5	202.2
Results from discontinued operations		$-	-	(1.1)
Net earnings		$169.8	144.5	201.1
Basic and diluted EPS		$0.66	0.56	0.79

Revenue was 7% or $102.7 million higher than last year3
Revenue was higher than last year mainly because:

  TS/C’s revenue increased by $58.5 million, or 13%, mainly due to higher revenue generated in North and South America, in Europe, in the emerging markets and from FTOs’ activities. The increase was also due to the integration into our results of the CSWAFC joint venture and CHC Helicopter’s HFTO. The contribution of our New Core Markets was fully offset by the negative effect from the stronger Canadian dollar against the Euro, the U.S. dollar and the British Pound;

  SP/M’s revenue increased by $40.5 million, or 7%, mainly due to higher volume on programs executed in Canada, Germany and the U.S., partially offset by an unfavourable foreign exchange impact of $22.8 million on the translation of foreign self-sustaining subsidiaries and a decrease in NH90 program revenue, primarily due to the delivery of a major NH90 German program in fiscal 2010;

  TS/M’s revenue increased by $15.9 million, or 6%, mainly due to a higher volume of training activity in the U.S. and in our European training centres network, increased revenue on the KC-135 ATS program and a higher level of activity in our Professional Services business in the U.S., partially offset by an unfavourable foreign exchange impact of $20.7 million on the translation of foreign self-sustaining subsidiaries;

  SP/C’s revenue decreased by $12.2 million, or 4%, mainly due to less favourable hedging rates and less revenue recorded for sales-type capital leases, partially offset by higher production levels resulting from an increase in order intake.

You will find more details in Results by segment.

Gross margin was $41.7 million higher than last year

The gross margin was $493.9 million this year, or 30.3% of revenue compared to $452.2 million or 29.6% of revenue last year. As a percentage of revenue, gross margin was stable when compared to last year.

EBIT was $29.3 million higher than last year

EBIT this year was $259.3 million, or 15.9% of revenue. EBIT was up $29.3 million, or 13%, compared to last year. A restructuring provision reversal of $1.0 million was booked this year, compared to a restructuring charge of $34.1 million booked in fiscal 2010.

You will find more details in Results by segment.

3 Non-GAAP measure (see Section 3.6).

CAE Annual Report 2011 | 63

Management’s Discussion and Analysis

Net interest expense was $4.7 million higher than last year
	FY2010 to	FY2009	to
(amounts in millions)	FY2011	FY2010
Net interest, prior period	$26.0	$20.2
Increase in interest on long-term debt	3.4	1.5
Increase in interest income	(1.5)	-
(Increase) decrease in capitalized interest	(0.7)	1.9
Increase (decrease) in amortization of deferred financing charges	0.7	(0.3)
Other	2.8	2.7
Increase in net interest expense from the prior period	$4.7	$5.8
Net interest, current period	$30.7	$26.0

Net interest expense was $30.7 million this year, $4.7 million or 18% higher than last year. This was mainly attributed to higher interest expense on overall long-term debt, primarily resulting from a higher utilization of the revolving credit facility and an increase in other interest expense, partially offset by an increase in other interest income.

Effective income tax rate is 26%

This fiscal year, income taxes were $58.8 million, representing an effective tax rate of 26%, compared to 29% for the same period last year. The decrease in the effective tax rate compared to fiscal 2010 was principally due to lower Canadian and foreign statutory rates, combined with the mix of income from various jurisdictions. In addition, the tax rate was favourably impacted by changes in enacted tax rates, the reduction in the valuation allowance of net operating losses in the U.K. and other tax recoveries.

4.3 Results of our operations – fiscal 2010 versus fiscal 2009 Revenue

Revenue was $1,526.3 million in fiscal 2010, $135.9 million or 8% lower than fiscal 2009. The decrease was mainlydue to:

  Lower production levels resulting from a decline in order intake for the SP/C segment. The decrease was partially offset by more favourable rates on revenue hedging contracts in fiscal 2010;

  Market softness in North America and Europe and to the negative effect from the stronger Canadian dollar for the TS/C segment. The decrease was partially offset by the contribution of additional RSEUs to our network, by the increase of FTOs’ activities and by higher revenue generated in the emerging markets;

  An increase in volume and the integration into our results of Bell Aliant’s former Defence, Security and Aerospace (DSA) business unit, acquired in May 2009, for the SP/M segment. The increase was partially offset by the negative foreign exchange impact;

  A higher level of activity in our Professional Services business and increased training services in Europe for our TS/M segment. The increase was partially offset by a negative foreign exchange impact.

Gross margin

The gross margin was $452.2 million, or 29.6% of revenue in fiscal 2010, $47.7 million or 10% lower than in fiscal 2009. The gross margin in fiscal 2009 was $499.9 million, or 30.1% of revenue. As a percentage of revenue, the gross margin remained stable.

EBIT

EBIT was $230.0 million, or 15.1% of revenue in fiscal 2010, representing a decrease of $75.8 million or 25% over the fiscal 2009 EBIT of $305.8 million. A restructuring charge of $34.1 million was booked in fiscal 2010, compared to nil in fiscal 2009.

Segment operating income was down by 14%, or $41.7 million. Decreases in segment operating income for the civil segments of $42.7 million for SP/C and $11.9 million for TS/C were partially offset by increases for the military segments of $8.0 million and $4.9 million for SP/M and TS/M respectively.

Net interest

Net interest was $26.0 million in fiscal 2010, a $5.8 million or 29% increase over fiscal 2009. This was mainly due to:

  Higher interest expense on overall long-term debt, mainly resulting from a net increase of senior notes of $15.0 million and US$45.0 million by way of a private placement in the first quarter of fiscal 2010, a net increase in capital leases and issuance of new debts;

  A decrease in capitalized interests for assets under construction;

  An increase in other interest expense.

Income taxes

In fiscal 2010, income taxes were $59.5 million, representing an effective tax rate of 29%, compared to 29% in fiscal 2009.

64	| CAE Annual Report 2011

Management’s Discussion and Analysis

4.4 Consolidated orders and backlog

Our consolidated backlog was $3,440.5 million at the end of fiscal 2011, which is 13% higher than last year. New orders of $1,854.5 million and adjustments of $172.2 million increased the backlog this year, while $1,629.0 million in revenue was generated from the backlog.

Backlog up by 13% over last year
(amounts in millions)	FY2011	FY2010	FY2009
Backlog, beginning of period	$3,042.8	$3,181.8	$2,899.9
+ orders	1,854.5	1,574.9	1,940.2
- revenue	(1,629.0)	(1,526.3)	(1,662.2)
+ / - adjustments	172.2	(187.6)	3.9
Backlog, end of period	$3,440.5	$3,042.8	$3,181.8

In fiscal 2011, in addition to the negative foreign exchange impact resulting from the stronger Canadian dollar, adjustments included an amount of $187.8 million related to the acquisition of CHC Helicopter’s HFTO, $56.3 related to the acquisition of RTI International’s TAL business unit, and revised downward revenue expectations of $21.1 million for contracts acquired in the purchase of DSA, for which work has been delayed.

In fiscal 2010, in addition to the negative foreign exchange impact resulting from the stronger Canadian dollar, adjustments included a downwards revision of $44.5 million made in TS/C to incorporate the impact of revised revenue expectations for contracts signed with customers, reflecting market conditions during that period, and contracts acquired in the DSA acquisition for a total of $177.8 million. The book-to-sales ratio for the quarter was 1.03x. The ratio for the last 12 months was 1.14x.

You will find more details in Results by segment, below.

5. RESULTS BY SEGMENT

We manage our business and report our results in four segments: Civil segments:

  Training & Services/Civil (TS/C);

  Simulation Products/Civil (SP/C).

Military segments:

  Simulation Products/Military (SP/M);

  Training & Services/Military (TS/M).

Transactions between segments are mainly transfers of simulators from SP/C to TS/C and are recorded at cost at the consolidated level.

If we can measure a segment’s use of jointly used assets, costs and liabilities (mostly corporate costs), we allocate them to the segment in that proportion. If we cannot measure a segment’s use, we allocate in proportion to the segment’s cost of sales.

CAE Annual Report 2011 | 65

Management’s Discussion and Analysis

Segment operating income
(amounts in millions, except operating margins)		FY2011	FY2010 Q4-2011 Q3-2011			Q2-2011	Q1-2011	Q4-2010
Civil segments
Training & Services/Civil		$80.4	75.1	20.6	18.7	18.9	22.2	21.0
	%	16.3	17.3	15.6	15.0	16.0	18.9	18.5
Simulation Products/Civil		$30.3	49.4	8.0	7.3	6.8	8.2	8.9
	%	11.1	17.4	10.5	11.0	10.8	12.3	13.8
Military segments
Simulation Products/Military		$101.9	95.7	30.9	28.3	24.7	18.0	25.8
	%	17.4	17.5	17.2	18.4	18.0	15.5	17.3
Training & Services/Military		$45.7	43.9	9.9	10.5	11.5	13.8	9.2
	%	16.4	16.7	12.9	15.7	16.8	20.8	13.4
Total segment operating income (SOI)		$258.3	264.1	69.4	64.8	61.9	62.2	64.9
Reversal of restructuring provision (charge)		$1.0	(34.1)	1.0	-	-	-	(1.9)
EBIT		$259.3	230.0	70.4	64.8	61.9	62.2	63.0

Capital employed[4]
	March 31		December 31	September 30		June 30		March 31
(amounts in millions)		2011	2010		2010	2010		2010
Civil segments
Training & Services/Civil	$1,066.1		1,001.8		1,020.2	1,007.2		969.8
Simulation Products/Civil		$25.7	86.4		83.1		76.9	29.6
Military segments
Simulation Products/Military		$201.0	229.6		194.5	177.4		147.0
Training & Services/Military		$187.4	193.0		201.7	202.2		174.2
	$1,480.2		1,510.8		1,499.5	1,463.7		1,320.6

5.1 Civil segments

FISCAL 2011 EXPANSIONS AND NEW INITIATIVES

  We have acquired an equity interest in CSWAFC near Perth, Australia and will manage the pilot training school as part of the CAE Global Academy network. CSWAFC will operate as a joint venture owned 53% by China Southern Airlines and 47% by CAE;

  We have placed four new business aviation FFSs into service: a Bombardier Learjet 40/40XR/45/45XR convertible FFS and a Cessna Citation II FFS in Burgess Hill, U.K.; and an Embraer Phenom 100/300 convertible FFS and a Dassault Falcon 50EX in Dallas, USA;

  We signed an agreement with aircraft manufacturer ATR as a framework for providing a range of products and support services to operators of ATR aircraft. As part of this agreement, ATR and CAE will collaborate on deployment of simulation equipment and training programs in ATR, CAE or customer training centres worldwide;

  We signed an agreement with Mitsubishi Aircraft Corporation (MJET) to develop and deliver a comprehensive training solution for the new MRJ. The agreement includes a 10-year Exclusive Training Provider program and the establishment of two training centres initially in Japan and the United States. In support of the agreement we are expanding our training network and are developing two CAE 7000 Series MRJ FFSs as well as CAE SimfinityTM integrated procedures trainers;

  We expanded the Honeywell-CAE Training Alliance and are now offering maintenance training courses for technicians in Europe, the Middle East, and Asia;

  We placed the first CAE 3000 Series helicopter mission simulator, a Eurocopter AS350 B2 model, at a training centre in Phoenix, Arizona, and it has been qualified by the U.S. FAA for Level 7 flight training device credits;

  We announced that the AirAsia cadets in CAE's MPL beta program class have successfully completed the Core and Basic phases of the program;

  We are working with key airline customers to expand our training capacity in the rapidly growing South American commercial aviation market, adding four Level D FFSs, including a new training location in Peru, to support the renewal of long-term training contracts;

  We agreed with Airbus to renew our flight crew training services cooperation agreement through 2017. The cooperation began in 2002 and provides Airbus operators with a joint global network of training centres with the largest fleet of FFSs for Airbus aircraft types, standardized courseware and expert instructors;

  We will install a CAE 5000 Series FFS for the Cessna Citation Sovereign in mid-2011 at the CAE North East Training Centre in Morristown, New Jersey;

  We received FAA approval to deliver the pilot training ground school for the Eurocopter AS350 helicopter through a CAE SimfinityTM e-Learning program enabling pilots to reduce their time at the training centre for both initial and recurrent training;

4 Non-GAAP measure (see Section 3.6).

66 | CAE Annual Report 2011

Management’s Discussion and Analysis

  We announced availability together with APS Emergency Maneuver Training of an online computer-based training course designed to improve the ability of business jet pilots to recognize, avoid and, if necessary, recover from situations of loss of control in-flight (LOC-I);

  We acquired CHC Helicopter’s HFTO, including 4 FFSs located in Norway, the United Kingdom and Canada and executed an agreement to become CHC’s long-term training partner, responsible for training more than 2,000 helicopter pilots and maintenance engineers as well as providing general training, pilot provisioning and certain types of search and rescue training in support of CHC’s global fleet;

  We announced, together with Líder Aviação, the largest helicopter operator in Brazil, an agreement to form a joint venture that will provide advanced, simulation-based, helicopter pilot training in South America in early 2012. The new joint venture company will purchase the first full-motion Level D CAE 3000 Series FFS, which will replicate the Sikorsky S-76C++ aircraft;

  We announced, together with the Airports Authority of India (AAI), a new helicopter pilot ab initio training program at the CAE Global Academy in Gondia, India. The program will lead to a commercial helicopter pilot licence (CHPL) and within three years is expected to graduate approximately 100 new helicopter pilots annually;

  We announced that our training centre in Bangalore, India is the first non-airline training centre to earn approval as a fixed-wing Type Rating Training Organization (TRTO) by India's Directorate General of Civil Aviation (DCGA);

  We announced the introduction of the third generation of our market-leading CAE TroposTM-6000 simulation visual image generator (IG) for civil aviation training. The new IG provides a more immersive environment and an enhanced pilot training experience with new features leveraging the power of the latest NVIDIA commercial graphics processors.

TRAINING & SERVICES/CIVIL

TS/C obtained contracts this quarter expected to generate future revenues of $168.3 million, including:

  A multi-year agreement with Virgin America to develop and support a new pilot training centre near the airline’s home base in San Francisco, USA;

  A one-year renewal to provide initial and recurrent pilot training to XOJET;

  A contract to deliver a comprehensive flight safety laboratory for the Federal Republic of Nigeria’s Accident Investigation Bureau (AIB);

  A long-term contract with the European Institute of Aviation and Business GmbH (EIAB), Saarlouis, Germany, to train self-sponsored ab initio pilot cadets as part of its Bachelor of Aviation degree program;

  A new contract with Omni Aviation Training Center, Tires, Portugal, to train ab initio pilot cadets in Visual Flight Rules (VFR);

  Additional contracts through our Pilot Provisioning service to provide more than 150 pilots to three airlines in Asia and Europe, as well as to the Association des Pilotes Professionels Antillo-Guyanais (APPAG), an aviation initiative sponsored by the European Commission.

Financial Results
(amounts in millions, except
operating margins, RSEU and
FFSs deployed)		FY2011	FY2010	Q4-2011	Q3-2011	Q2-2011	Q1-2011	Q4-2010
Revenue		$492.0	433.5	132.1	124.3	118.0	117.6	113.6
Segment operating income		$80.4	75.1	20.6	18.7	18.9	22.2	21.0
Operating margins	%	16.3	17.3	15.6	15.0	16.0	18.9	18.5
Amortization & depreciation		$66.3	65.2	17.1	16.9	16.3	16.0	15.5
Capital expenditures		$82.2	79.5	28.4	18.3	24.0	11.5	23.9
Capital employed		$1,066.1	969.8	1,066.1	1,001.8	1,020.2	1,007.2	969.8
Backlog		$986.5	728.7	986.5	774.2	695.3	706.8	728.7
RSEU[5]		131	129	132	132	131	132	131
FFSs deployed		156	148	156	152	151	150	148
New Core Markets (included above)
Revenue		$38.0	2.3	11.1	11.1	8.1	7.7	1.2
Segment operating income (loss)		$(6.9)	(2.3)	(2.6)	(1.3)	(1.2)	(1.8)	(1.3)

Revenue up by 6% over last quarter and up by 16% compared to the fourth quarter of fiscal 2010

The increase over last quarter was mainly attributable to higher revenue generated in North and South America and to a lesser extent in Europe, as well as to the integration into our results of CHC Helicopter’s HFTO. The increase was partially offset by the negative effect from the stronger Canadian dollar against the U.S. dollar and the Euro.

The increase compared to the fourth quarter of fiscal 2010 was mainly attributable to higher revenue generated in North and South America and in the emerging markets, to the integration into our results of the CSWAFC joint venture and CHC Helicopter’s HFTO as well as the higher contribution from our New Core Markets. The increase was partially offset by the negative effect from the stronger Canadian dollar against the U.S. dollar and the Euro.

5 Non-GAAP measure (see Section 3.6).

CAE Annual Report 2011 | 67

Management’s Discussion and Analysis

Revenue was $492.0 million this year, 13% or $58.5 million higher than last year

The increase over last year was mainly attributable to higher revenue generated in North and South America, in Europe, in the emerging markets and from FTOs’ activities. The increase was also due to the integration into our results of the CSWAFC joint venture and CHC Helicopter’s HFTO. The contribution of our New Core Markets was fully offset by the negative effect from the stronger Canadian dollar against the Euro, the U.S. dollar and the British Pound.

Segment operating income up by 10% over last quarter and down 2% compared to the fourth quarter of fiscal 2010

Segment operating income was $20.6 million (15.6% of revenue) this quarter, compared to $18.7 million (15.0% of revenue) last quarter and $21.0 million (18.5% of revenue) in the same period last year. Without taking into account the impact of our New Core Markets, segment operating income would have been $23.2 million (19.2% of revenue) this quarter, compared to $20.0 million (17.7% of revenue) last quarter and $22.3 million (19.8% of revenue) in the same period last year.

Segment operating income increased by $1.9 million, or 10%, over last quarter. The increase was mainly attributable to the stronger revenue generated in the current period. The increase was partially offset by the negative effect from the stronger Canadian dollar and the higher expenditures related to our New Core Markets.

Segment operating income decreased by $0.4 million, or 2%, compared to the fourth quarter of fiscal 2010. The higher expenditures related to our New Core Markets and the negative effect from the stronger Canadian dollar was partially offset by the positive impact from the stronger revenue generated in the current period.

Segment operating income was $80.4 million, up 7% or $5.3 million over last year

Segment operating income was $80.4 million (16.3% of revenue) this year, compared to $75.1 million (17.3% of revenue) last year. Without taking into account the impact of our New Core Markets, segment operating income would have been $87.3 million (19.2% of revenue) this year, compared to $77.4 million (17.9% of revenue) last year.

The increase was mainly attributable to the stronger revenue generated in the current period. Also, a gain was recorded on the sale of our investment in a minor training operation in Germany. The increase was partially offset by the realization of a larger gain on the disposal of used assets last year, the higher expenditures related to our New Core Markets and the negative effect from the stronger Canadian dollar.

Capital expenditures at $28.4 million this quarter and $82.2 million for the year

Maintenance capital expenditures were $4.3 million for the quarter and $15.8 million for the year. Growth capital expenditures were $24.1 million for the quarter and $66.4 million for the year. We continue to selectively expand the training network to address additional market share and in response to training demands from our customers.

Capital employed increased by $64.3 million over last quarter and by $96.3 million over last year

Capital employed increased over the last quarter mainly due to the impact of the integration of CHC Helicopter’s HFTO, the investments in our training network, the increase in non-cash working capital and the investments in our New Core Markets. The increase was partially offset by the impact of the stronger Canadian dollar.

Capital employed increased over the prior year mainly due to the impact of the integration of our New Core Markets, primarily resulting from the Datamine acquisition, as well as CHC Helicopter’s HFTO, the investments in our training network and the increase in non-cash working capital. The increase was partially offset by the impact of the stronger Canadian dollar.

Backlog up by 35% over last year

(amounts in millions)	FY2011	FY2010
Backlog, beginning of period	$728.7	$1,006.4
+ orders	584.9	351.2
- revenue	(492.0)	(433.5)
+ / - adjustments	164.9	(195.4)
Backlog, end of period	$986.5	$728.7

Adjustments in fiscal 2011 mainly included an amount of $187.8 million related to the acquisition of CHC Helicopter’s HFTO and the negative foreign exchange impact resulting from the stronger Canadian dollar.

Adjustments in fiscal 2010 included a downward revision of $44.5 million made during the year to incorporate the impact of revised revenue expectations for contracts signed with customers, reflecting that period's market conditions, in addition to the negative foreign exchange impact resulting from the stronger Canadian dollar.

This quarter’s book-to-sales ratio was 1.27x. The ratio for the last 12 months was 1.19x.

68	| CAE Annual Report 2011

Management’s Discussion and Analysis

SIMULATION PRODUCTS/CIVIL
SP/C was awarded contracts for the following 7 FFSs this quarter:

  One CAE 3000 Series Sikorsky S-76C++ FFS to a joint venture between CAE and Líder Aviação;

  One CAE 5000 Series A320 FFS to Lufthansa Flight Training;

  Two CAE 7000 Series Boeing 737NG to Xiamen Airlines;

  One CAE 3000 Series Sikorsky S-76C++ FFS to the joint venture between CAE and China Southern Airlines;

  One CAE 5000 Series B737 FFS to the joint venture between CAE and China Southern Airlines;

  One CAE 5000 Series A320 FFS to an undisclosed airline in Asia.

This brings SP/C’s order intake for the year to 29 FFSs.

Financial Results
(amounts in millions, except
operating margins)		FY2011	FY2010	Q4-2011	Q3-2011	Q2-2011	Q1-2011	Q4-2010
Revenue		$271.9	284.1	75.9	66.3	62.8	66.9	64.5
Segment operating income		$30.3	49.4	8.0	7.3	6.8	8.2	8.9
Operating margins	%	11.1	17.4	10.5	11.0	10.8	12.3	13.8
Amortization & depreciation		$6.2	6.5	1.5	1.7	1.5	1.5	1.7
Capital expenditures		$7.4	14.7	1.7	1.7	2.6	1.4	12.3
Capital employed		$25.7	29.6	25.7	86.4	83.1	76.9	29.6
Backlog		$305.1	252.4	305.1	325.3	305.3	251.7	252.4

Revenue up 14% over last quarter and up 18% from the fourth quarter of 2010

The increase over last quarter and the fourth quarter of fiscal 2010 was mainly due to higher production levels resulting from an increase in order intake, partially offset by less favourable hedging rates.

Revenue was $271.9 million for the year, 4% or $12.2 million lower than last year

The decrease in revenue was primarily due to less favourable hedging rates and less revenue recorded for sales-type capital leases, partially offset by higher production levels resulting from an increase in order intake.

Segment operating income up by 10% over last quarter and down 10% from the fourth quarter of fiscal 2010

Segment operating income was $8.0 million (10.5% of revenue) this quarter, compared to $7.3 million (11.0% of revenue) last quarter and $8.9 million (13.8% of revenue) in the fourth quarter of fiscal 2010.

The increase from last quarter was primarily due to higher margins on specific projects and an increase in volume, as mentioned above, partially offset by an unfavourable foreign exchange impact.

The decrease from the fourth quarter of fiscal 2010 was mainly due to an unfavourable foreign exchange impact, partially offset by an increase in volume, as mentioned above.

Segment operating income was $30.3 million for the year, 39% or $19.1 million lower than last year

Segment operating income was $30.3 million (11.1% of revenue) this year, compared to $49.4 million (17.4% of revenue) last year.

The decrease was primarily due to an unfavourable foreign exchange impact, a lower utilization of funds from our research and development cost-sharing programs and a decline in project margins, resulting from more challenging market conditions in fiscal 2011 than in fiscal 2010.

Capital employed decreased by $60.7 million from last quarter and decreased by $3.9 million from last year

Capital employed was lower than last quarter mainly due to a decrease in non-cash working capital accounts.

Capital employed was lower than last year mainly due to a decrease in non-cash working capital accounts, partially offset by higher intangible assets and other assets.

Backlog up 21% compared to last year

(amounts in millions)	FY2011	FY2010
Backlog, beginning of period	$252.4	$288.2
+ orders	330.8	254.6
- revenue	(271.9)	(284.1)
+ / - adjustments (mainly FX)	(6.2)	(6.3)
Backlog, end of period	$305.1	$252.4

This quarter's book-to-sales ratio was 0.76x. The ratio for the last 12 months was 1.22x.

CAE Annual Report 2011 | 69

Management’s Discussion and Analysis

Combined civil performance

Revenue was $208.0 million this quarter, compared to $190.6 million last quarter and $178.1 million in the fourth quarter of fiscal 2010. For fiscal 2011, revenue was $763.9 million, compared to $717.6 million for fiscal 2010. Excluding the negative foreign exchange impact of $37.5 million arising on the translation of self-sustaining foreign subsidiaries when compared to fiscal 2010, fiscal 2011 revenue would have been $801.4 million.

Segment operating income was $28.6 million (13.8% of revenue) this quarter, compared to $26.0 million (13.6% of revenue) last quarter and $29.9 million (16.8% of revenue) in the fourth quarter of fiscal 2010. For fiscal 2011, segment operating income was $110.7 million (14.5% of revenue), compared to $124.5 million (17.3% of revenue) for fiscal 2010.

Without taking into account the impact of the New Core Markets, revenue and segment operating income would have been $196.9 million and $31.2 million (15.8% of revenue) respectively this quarter, and $725.9 million and $117.6 million (16.2% of revenue) for fiscal 2011.

The combined civil book-to-sales ratio was 1.09x for the quarter and 1.20x on a trailing 12-month basis.

5.2 Military segments

FISCAL 2011 EXPANSIONS AND NEW INITIATIVES

  We signed a teaming agreement with Hawker Beechcraft as their ground-based training systems provider for the AT-6 Light Attack and Armed Reconnaissance aircraft;

  We announced that India's first advanced full-fidelity helicopter simulator, a Bell 412 model, has been certified to Level D by India’s Directorate General Civil Aviation (DGCA) and the European Aviation Safety Agency (EASA). The FFS is located at the Helicopter Academy to Train by Simulation of Flying (HATSOFF), the joint venture owned equally by Hindustan Aeronautics Limited (HAL) and CAE;

  We were awarded a USAF contract to provide comprehensive KC-135 aircrew training services marking the first time we have won a USAF ATS program as a prime contractor;

  We demonstrated new capabilities related to unmanned aerial system (UAS) mission training solutions at the world’s largest military simulation and training exhibition – the Interservice/Industry Training Simulation and Education Conference;

  We acquired, through our subsidiary CAE USA, RTI International’s TAL business unit in order to further expand our offering of land simulation and training solutions. TAL has provided maintenance trainers for the U.S. Army's ground vehicles since the early 1990s. TAL designs, manufactures and delivers full-scale, high-fidelity maintenance trainers as well as virtual desktop trainers for a range of variants of the Bradley Fighting Vehicle, Abrams tanks, and the High Mobility Artillery Rocket System (HIMARS);

  We took delivery, through HATSOFF, of the civil/conventional variant of the Dhruv simulator cockpit, which will now be installed and integrated with the CAE-built full-mission simulator currently in operation at HATSOFF. The cockpit for the civil/conventional variant of the Dhruv will be ready-for-training in May 2011;

  CAE, AgustaWestland (a Finmeccanica company) and BAE Systems formed an industry team to pursue the AIR 9000 Phase 7 program in Australia. The AIR 9000 Phase 7 program, also called the Helicopter Aircrew Training System (HATS), is intended to provide a rotary wing training capability for the Australian Navy and Army to meet the future rotary wing training needs of the Australian Defence Forces (ADF).

SIMULATION PRODUCTS/MILITARY
SP/M was awarded $129.8 million in orders this quarter, including:

  A contract from the United States Navy to design and manufacture a suite of P-3C training devices for the Taiwan Navy. The contract was awarded to CAE USA under the United States foreign military sales program. CAE USA will design and manufacture a P-3C operational flight trainer (OFT) as well as a P-3C operational tactics trainer (OTT);

  A contract from the United States Navy to perform a major upgrade on an MH-60S operational flight trainer located at Naval Air Station (NAS) North Island. This MH-60S OFT was designed and manufactured by another contractor. CAE will now provide a range of simulator upgrades to this MH-60S OFT, including software updates, new control loading, enhanced instructor operator station and the addition of forward-looking infrared (FLIR) image generators;

  A contract from Rotorsim, the consortium owned equally by CAE and AgustaWestland, for a CAE 3000 Series FFS replicating the AW139 aircraft. The new AW139 FFS, to be delivered in 2012, will be jointly developed by CAE and AgustaWestland.

Financial results
(amounts in millions, except
operating margins)		FY2011	FY2010	Q4-2011	Q3-2011	Q2-2011	Q1-2011	Q4-2010
Revenue		$586.1	545.6	179.4	153.7	137.2	115.8	149.3
Segment operating income		$101.9	95.7	30.9	28.3	24.7	18.0	25.8
Operating margins	%	17.4	17.5	17.2	18.4	18.0	15.5	17.3
Amortization & depreciation		$9.9	11.3	2.6	2.4	2.4	2.5	2.8
Capital expenditures		$10.1	5.8	3.2	2.5	2.6	1.8	0.9
Capital employed		$201.0	147.0	201.0	229.6	194.5	177.4	147.0
Backlog		$886.6	868.0	886.6	881.0	920.3	921.2	868.0

70	| CAE Annual Report 2011

Management’s Discussion and Analysis

Revenue up by 17% over last quarter and by 20% compared to the fourth quarter of fiscal 2010

The increase over last quarter was mainly due to higher volume on programs executed in Canada, an increased level of activity on our various NH90 programs, the integration of RTI International’s TAL business unit, acquired in February, and from a contract awarded this quarter to develop a state-of-the-art NMSC in Brunei.

The increase over the fourth quarter of fiscal 2010 was mainly due to higher volume on programs executed in Canada, Germany and Australia and the integration of RTI International’s TAL business unit, acquired in February, partially offset by an unfavourable foreign exchange impact.

Revenue was $586.1 million this year, 7% or $40.5 million higher than last year

The increase in revenue over last year was mainly due to higher volume on programs executed in Canada, Germany and the U.S., partially offset by an unfavourable foreign exchange impact of $22.8 million on the translation of foreign self-sustaining subsidiaries and a decrease in NH90 program revenue, primarily due to the delivery of a major NH90 German program in fiscal 2010.

Segment operating income up by 9% over last quarter and up 20% compared to the fourth quarter of fiscal 2010

Segment operating income was $30.9 million (17.2% of revenue) this quarter, compared to $28.3 million (18.4% of revenue) last quarter and $25.8 million (17.3% of revenue) in the fourth quarter of fiscal 2010.

The increase over last quarter was primarily due to increased volume and better execution on certain programs in Canada. The increase was partially offset by negative annual labour rate adjustments in Germany.

The increase over the fourth quarter of fiscal 2010 was mainly due to increased volume and better execution on certain programs in Canada, Australia and the U.S.

Segment operating income was $101.9 million this year, 6% or $6.2 million higher than last year

Segment operating income was $101.9 million (17.4% of revenue) this year, compared to $95.7 million (17.5% of revenue) last year.

Segment operating income increased mainly due to higher volume in Canada and the U.S., as mentioned above, partially offset by a lower utilization of funds from our research and development cost-sharing programs and an unfavourable foreign exchange impact.

Capital employed decreased by $28.6 million over last quarter and was up $54.0 million over last year

The decrease over last quarter was due to lower non-cash working capital accounts, partially offset by non-cash working capital, goodwill and intangibles arising from the acquisition of RTI International’s TAL business unit.

The increase over last year was mainly due to an increase in non-cash working capital accounts, goodwill and intangible assets.

Backlog up by 2% over last year

(amounts in millions)	FY2011	FY2010
Backlog, beginning of period	$868.0	$893.0
+ orders	558.9	545.7
- revenue	(586.1)	(545.6)
+ / - adjustments	45.8	(25.1)
Backlog, end of period	$886.6	$868.0

Adjustments in fiscal 2011 included an amount of $56.3 million related to the acquisition of RTI International's TAL business unit.

This quarter's book-to-sales ratio was 0.72x. The ratio for the last 12 months was 0.95x.

TRAINING & SERVICES/MILITARY
TS/M was awarded $120.4 million in orders this quarter including:

  A contract from Lockheed Martin to provide maintenance, logistics, and engineering support services for the USAF C-130J Maintenance and Aircrew Training System program;

  A contract from Lockheed Martin to provide a range of support services including maintenance and integrated logistics support for the CAE-built C-130J training devices operated by the Italian Air Force at the National Training Centre in Pisa, Italy;

  A contract from Lockheed Martin to provide contractor run maintenance and support services for the RAF’s C-130J training systems located at RAF Lyneham under a program called the UK RAF C-130J Hercules Integrated Operational Support;

  A contract from Canada’s Department of National Defence (DND) for the Aircraft Technician Training Models program;

  A contract from Canada’s DND to provide operational research and analysis support services to Canada’s Defence Research and Defence Canada (DRDC) Centre for Operational Research and Analysis (CORA);

  A seven-year contract by the Commonwealth of Australia to provide aircrew training services for the Royal Australian Air Force’s Multi-Role Tanker Transport (MRTT) aircraft. This contract forms part of CAE’s Management and Support of Australian Defence Forces Aerospace Simulators (MSAAS) contract with the Commonwealth of Australia, running through 2018.

CAE Annual Report 2011 | 71

Management’s Discussion and Analysis

Financial results
(amounts in millions, except
operating margins)		FY2011	FY2010	Q4-2011	Q3-2011	Q2-2011	Q1-2011	Q4-2010
Revenue		$279.0	263.1	77.0	67.0	68.6	66.4	68.5
Segment operating income		$45.7	43.9	9.9	10.5	11.5	13.8	9.2
Operating margins	%	16.4	16.7	12.9	15.7	16.8	20.8	13.4
Amortization & depreciation		$14.5	10.2	5.2	3.1	3.3	2.9	2.3
Capital expenditures		$15.2	30.9	3.8	1.5	2.3	7.6	11.4
Capital employed		$187.4	174.2	187.4	193.0	201.7	202.2	174.2
Backlog		$1,262.3	1,193.7	1,262.3	1,234.8	1,270.0	1,226.4	1,193.7

Revenue up by 15% over last quarter and up 12% compared to the fourth quarter of fiscal 2010

The increase over last quarter mainly resulted from a higher level of activity in our Professional Services business in Canada and the U.S., a higher volume of training activity in Canada and increased in-service support for a European contract, partially offset by an unfavourable foreign exchange impact.

The increase over the fourth quarter of fiscal 2010 was mainly due to increased revenue on the U.S. KC-135 ATS program, a higher volume of activity in Canada and increased in-service support for a European contract, partially offset by an unfavourable foreign exchange impact.

Revenue was $279.0 million this year, 6% or $15.9 million higher than last year

The increase was mainly the result of a higher volume of training activity in the U.S. and in our European training centres network, increased revenue on the U.S. KC-135 ATS program and a higher level of activity in our Professional Services business in the U.S., partially offset by an unfavourable foreign exchange impact of $20.7 million on the translation of foreign self-sustaining subsidiaries.

Segment operating income down 6% from last quarter and up 8% compared to the fourth quarter of fiscal 2010

Segment operating income was $9.9 million (12.9% of revenue) this quarter, compared to $10.5 million (15.7% of revenue) last quarter and $9.2 million (13.4% of revenue) in the fourth quarter of fiscal 2010.

The decrease from last quarter was mainly due to negative annual labour rate adjustments related to military contracts in the U.S. and Europe, partially offset by higher Professional Services activity in Canada and increased in-service support for a European contract.

The increase over the fourth quarter of fiscal 2010 was mainly due to an increased volume and better execution of in-service support for European contracts and a different program mix in Canada, partially offset by a negative annual labour rate adjustment related to military contracts in the U.S.

Segment operating income was $45.7 million this year, 4% or $1.8 million higher than last year

Segment operating income was $45.7 million (16.4% of revenue) this year, compared to $43.9 million (16.7% of revenue) last year.

The increase was primarily due to a higher volume of training activity in our European training centres network, partially offset by an unfavourable foreign exchange impact.

Capital employed decreased by $5.6 million over last quarter and increased $13.2 million over last year

The decrease from last quarter was due to decrease in non-cash working capital accounts.

The increase over last year was mainly due to an increase in other assets, property, plant and equipment and non-cash working capital accounts. The increase was partially offset by higher deferred gains and other long-term liabilities.

Backlog up 6% over last year

(amounts in millions)	FY2011	FY2010
Backlog, beginning of period	$1,193.7	$994.2
+ orders	379.9	423.4
- revenue	(279.0)	(263.1)
+ / - adjustments	(32.3)	39.2
Backlog, end of period	$1,262.3	$1,193.7

Fiscal 2011 adjustments include, in addition to the negative foreign exchange impact resulting from the strong Canadian dollar, revised downward revenue expectations of $21.1 million for contracts acquired in the purchase of DSA, for which work has been delayed.

This quarter's book-to-sales ratio was 1.56x. The ratio for the last 12 months was 1.36x.

72	| CAE Annual Report 2011

Management’s Discussion and Analysis

Combined military performance

Revenue was $256.4 million this quarter, compared to $220.7 million last quarter and $217.8 million in the fourth quarter of fiscal 2010. For fiscal 2011, revenue was $865.1 million, compared to $808.7 million for the same period last year. Excluding the negative foreign exchange impact of $43.5 million arising on the translation of self-sustaining foreign subsidiaries when compared to fiscal 2010, fiscal 2011 revenue would have been $908.6 million, representing an increase of $99.9 million or 12%.

Segment operating income was $40.8 million (15.9% of revenue) this quarter, compared to $38.8 million (17.6% of revenue) last quarter and $35.0 million (16.1% of revenue) in the fourth quarter of fiscal 2011. For fiscal 2011, segment operating income was $147.6 million (17.1% of revenue), compared to $139.6 million (17.3% of revenue) for fiscal 2010.

The combined military book-to-sales ratio was 0.98x for the quarter and 1.09x on a trailing 12-month basis.

Combined military unfunded backlog6

The combined military unfunded backlog was $461.4 million at March 31, 2011. This includes contracts such as the KC-135 Aircrew Training System contract, the CF-18 services contract under subcontract with L-3 Communications MAS (Canada) Inc., the C-130 Aircrew Training System contract under subcontract to Lockheed Martin in the U.S., and the MH-60R tactical operational flight trainers for the U.S. Navy.

6. CONSOLIDATED CASH MOVEMENTS AND LIQUIDITY

We manage liquidity and regularly monitor the factors that could affect it, including:

  Cash generated from operations, including timing of milestone payments and management of working capital;

  Capital expenditure requirements;

  Scheduled repayments of long-term debt obligations, our credit capacity and expected future debt market conditions.

  Consolidated cash movements

(amounts in millions)	FY2011	FY2010	FY2009	Q4-2011	Q3-2011	Q4-2010
Cash provided by continuing operating
activities*	$284.4	$270.6	$289.5	$91.6	$56.0	$87.6
Changes in non-cash working capital	(37.4)	(3.6)	(95.1)	98.9	(23.8)	61.1
Net cash provided by continuing
operations	$247.0	$267.0	$194.4	$190.5	$32.2	$148.7
Maintenance capital expenditures[6]	(38.2)	(53.5)	(54.5)	(10.8)	(9.2)	(23.0)
Other assets	(25.3)	(13.0)	(5.7)	(8.5)	(8.0)	(3.2)
Proceeds from the sale of property, plant
and equipment	1.5	8.8	-	0.1	0.1	-
Cash dividends	(37.9)	(30.3)	(29.6)	(10.1)	(10.1)	(7.6)
Free cash flow[6]	$147.1	$179.0	$104.6	$161.2	$5.0	$114.9
Growth capital expenditures[6]	(76.7)	(77.4)	(149.2)	(26.3)	(14.8)	(25.5)
Deferred development costs	(22.6)	(14.6)	(10.5)	(6.3)	(7.7)	(5.2)
Other cash movements, net	0.4	5.6	(4.1)	7.4	0.6	1.5
Business acquisitions (net of cash and cash
equivalents acquired)	(74.1)	(34.7)	(41.5)	(49.2)	(3.7)	(5.1)
Joint venture (net of cash and cash
equivalents acquired)	(1.9)	-	-	-	-	-
Effect of foreign exchange rate changes on
cash and cash equivalents	(4.0)	(32.1)	17.7	(2.5)	(4.5)	(11.7)
Net (decrease) increase in cash before
proceeds and repayment of long-term debt	$(31.8)	$25.8	$(83.0)	$84.3	$(25.1)	$68.9

* before changes in non-cash working capital

Free cash flow was $161.2 million for the quarter6

Free cash flow was $156.2 million higher than last quarter and $46.3 million higher than the fourth quarter of fiscal 2010.

The increase from last quarter was mainly due to a favourable change in non-cash working capital and an increase in cash provided by continuing operating activities.

6 Non-GAAP measure (see Section 3.6).

CAE Annual Report 2011 | 73

Management’s Discussion and Analysis

The increase compared to the fourth quarter of fiscal 2010 was mainly due to favourable change in non-cash working capital and a decrease in maintenance capital expenditures.

The favourable change in non-cash working capital of $98.9 million this quarter was primarily due to higher accounts payable and accrued liabilities and lower contracts in progress. The favourable change was partially offset by higher accounts receivable.

Free cash flow was $147.1 million this year

Free cash flow was 18% or $31.9 million lower than last year.

The decrease in free cash flow was mainly due to an unfavourable change in non-cash working capital, increased other assets, primarily resulting from investments in our ERP system, and increased dividends paid, partially offset by a decrease in maintenance capital expenditures and an increase in cash provided by continuing operating activities.

The unfavourable change in non-cash working capital of $37.4 million in fiscal 2011 was primarily due to higher accounts receivable and lower deposits on contracts. The unfavourable change was partially offset by lower contracts in progress, in addition to higher accounts payable and accrued liabilities.

Maintenance capital expenditures decreased by $15.3 million while growth capital expenditures decreased by $0.7 million this year

Total capital expenditures of $114.9 million this year included the ongoing investment to grow our training network.

6.2 Sources of liquidity

We have committed lines of credit at floating rates, each provided by a syndicate of lenders. We and some of our subsidiaries can borrow funds directly from these credit facilities to cover operating and general corporate expenses and to issue letters of credit and bank guarantees.

The total amount available through these committed bank lines at March 31, 2011 was US$450.0 million (2010 – US$400.0 million and €100.0 million) with an option to increase to a total amount of US$650.0 million, of which US$168.8 million was used for letters of credit (2010 – US$189.7 million). The applicable interest rate on this revolving term credit facility is at our option, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services. There were no borrowings under the facilities as at March 31, 2011 nor as at March 31, 2010. Effective April 1, 2011, we amended the agreement to extend the maturity date by two years, from April 2013 to April 2015. As well, the spread over LIBOR has been reduced to reflect current market pricing.

Effective March 31, 2011, we converted non-recourse debt in two of our civil training centres to recourse debt. In doing so, we will obtain full flexibility under the financing to further realize the potential of the training centers and growth opportunities, along with reducing the cost of the financing structure. As at March 31, 2011, the total amount outstanding for these debts was $80.9 million (2010 - $89.5 million).

We have an unsecured Export Development Canada (EDC) Performance Security Guarantee (PSG) account for US$150.0 million. This is an uncommitted revolving facility for performance bonds, advance payment guarantees or similar instruments. As at March 31, 2011, the total outstanding for all these instruments, translated into Canadian dollars, was $63.3 million compared to $100.0 million as at March 31, 2010.

We have a facility of €30.0 million with a European bank for the issuance of bank guarantees and letters of credit, under which approximately $21.5 million was used in support of our European military operations.

We are involved in a program under which we sell certain accounts receivable. In fiscal 2011, we modified the agreements to permit the sale of contracts in progress, and increased the facilities from $50.0 million to $150.0 million. As at March 31, 2011, we sold $54.4 million of accounts receivable (2010 - $36.7 million) and $37.4 million of contracts in progress (2010 – nil).

We believe that our cash and cash equivalents, access to credit facilities and expected free cash flow will enable the pursued growth of our business, the payment of dividends and will enable us to meet all other expected financial requirements in the near term.

The following table summarizes the long-term debt:
	As at March 31	As at March 31
(amounts in millions)	2011	2010
Total long-term debt	$474.5	$492.7
Less:
Current portion of long-term debt	26.3	40.1
Current portion of capital lease	4.4	11.0
Long-term portion of long-term debt	$443.8	$441.6

74	| CAE Annual Report 2011

Management’s Discussion and Analysis

6.3 Government cost-sharing

We have signed agreements with various governments whereby the latter shares in the cost, based on expenditures incurred by us, of certain R&D programs for modeling and simulation, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications. We also partner with the government in our new core market initiatives.

During fiscal 2006, we launched Project Phoenix, a $630-million, five-to-six-year R&D initiative to improve leading-edge technologies and to develop additional applications that reinforce our industry position as a world leader in simulation, modeling and services. The Government of Canada agreed, through Technology Partnerships Canada (TPC), to invest up to 30% ($189 million) of the value of the program. We also signed an agreement in fiscal 2007 with the Government of Québec for Investissement Québec (IQ) to contribute up to $31.5 million to Project Phoenix over five years. As at March 31, 2011, Project Phoenix was completed and we no longer have outstanding contributions for this project.

During fiscal 2009, we announced that we will invest up to $714 million in Project Falcon, an R&D program that will continue over five years. The goal of Project Falcon is to expand our modeling and simulation technologies, develop new ones and increase our capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. Concurrently, the Government of Canada agreed to participate in Project Falcon through a repayable investment of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI), which supports strategic industrial research and pre-competitive development projects in the aerospace, defence, space and security industries (refer to Notes 1 and 12 of our consolidated financial statements).

During fiscal 2010, we announced that we will invest up to $274 million in Project New Core Markets, an R&D program extending over seven years. The aim is to leverage our modeling, simulation and training services expertise into the new markets of healthcare, mining and energy. The Québec government agreed to participate up to $100 million in contributions related to costs incurred before the end of fiscal 2016.

In addition to these programs, we have also signed, in previous years, R&D agreements with the Government of Canada, in order to share in a portion of the specific costs incurred by us on previous R&D programs.

You will find more details in Note 22 of our consolidated financial statements.

6.4 Contractual obligations

We enter into contractual obligations and commercial commitments in the normal course of our business. These include debentures and notes and others. The table below shows when they mature.

Contractual obligations
As at March 31, 2011
(amounts in millions)	2012	2013	2014	2015	2016	Thereafter	Total
Long-term debt (excluding interest)	$27.1	$57.5	$50.4	$33.4	$27.4	$251.5	$447.3
Capital leases (excluding interest)	4.4	4.4	4.7	4.9	3.0	8.4	29.8
Operating leases	60.2	47.5	41.2	33.3	19.5	112.3	314.0
Purchase obligations	2.1	1.1	0.2	0.1	-	-	3.5
	$93.8	$110.5	$96.5	$71.7	$49.9	$372.2	$794.6

We also had total availability under the committed credit facilities of US$281.2 million available as at March 31, 2011 compared to US$210.3 million and €100.0 million at March 31, 2010.

We have purchase obligations related to agreements that are enforceable and legally binding. Most are agreements with subcontractors to provide services for long-term contracts that we have with our clients. The terms of the agreements are significant because they set out obligations to buy goods or services in fixed or minimum amounts, at fixed, minimum or variable prices and at approximate times.

As at March 31, 2011 we had other long-term liabilities that are not included in the table above. These include some accrued pension liabilities, deferred revenue, deferred gains on assets and various other long-term liabilities. Cash obligations on accrued employee pension liability depend on various elements including market returns, actuarial gains and losses and the interest rate.

We did not include future income tax liabilities since future payments of income taxes depend on the amount of taxable earnings and on whether there are tax loss carry-forwards available.

CAE Annual Report 2011 | 75

Management’s Discussion and Analysis

7.	CONSOLIDATED FINANCIAL POSITION[7]
7.1	Consolidated capital employed

	As at March 31	As at March 31
(amounts in millions)	2011	2010
Use of capital:
Current assets	$1,022.2	$963.0
Less: cash and cash equivalents	(276.4)	(312.9)
Current liabilities	(762.9)	(741.6)
Less: current portion of long-term debt	30.7	51.1
Non-cash working capital[7]	$13.6	$(40.4)
Property, plant and equipment, net	1,180.1	1,147.2
Other long-term assets	655.6	511.7
Other long-term liabilities	(381.8)	(282.9)
Total capital employed	$1,467.5	$1,335.6
Source of capital:
Current portion of long-term debt	$30.7	$51.1
Long-term debt	443.8	441.6
Less: cash and cash equivalents	(276.4)	(312.9)
Net debt[7]	$198.1	$179.8
Shareholders’ equity	1,269.4	1,155.8
Source of capital	$1,467.5	$1,335.6

Capital employed increased 10% over last year

The increase was mainly the result of an increase in other long-term assets, non-cash working capital and property, plant and equipment, partially offset by an increase in other long-term liabilities.

Our return on capital employed7 (ROCE) was 12.9% (12.3% adjusted for operating leases) this year compared to 11.4% (10.9% adjusted for operating leases) for last year.

Non-cash working capital increased by $54.0 million

The increase was mainly due to an increase in accounts receivable, income taxes recoverable and prepaid expenses, in addition to a decrease in deposits on contracts. The increase was partially offset by higher accounts payable and accrued liabilities.

Net property, plant and equipment up $32.9 million

The increase was mainly due to capital expenditures of $114.9 million and property, plant and equipment acquired in business combinations of $8.9 million, partially offset by depreciation of $74.8 million and foreign exchange of $16.9 million.

Net debt higher than last year

The increase was largely caused by a decrease in cash before proceeds and repayment of long-term debt, partially offset by the effect of foreign exchange rate changes on long-term debt.

Change in net debt
	As at March 31	As at March 31
(amounts in millions)	2011	2010
Net debt, beginning of period	$179.8	$285.1
Impact of cash movements on net debt
(see table in the consolidated cash movements section)	31.8	(25.8)
Business acquisitions, joint ventures and others	(2.6)	14.8
Effect of foreign exchange rate changes on long-term debt	(10.9)	(94.3)
Increase (decrease) in net debt during the period	$18.3	$(105.3)
Net debt, end of period	$198.1	$179.8

7 Non-GAAP measure (see Section 3.6).

76	| CAE Annual Report 2011

Management’s Discussion and Analysis

Shareholders’ equity

The $113.6 million increase in equity was mainly because of net earnings of $169.8 million, partially offset by dividends of $37.9 million and an increase in the other comprehensive loss of $24.7 million.

Outstanding share data

Our articles of incorporation authorize the issue of an unlimited number of common shares, and an unlimited number of preferred shares issued in series. We had a total of 256,964,756 common shares issued and outstanding as at March 31, 2011 with total share capital of $445.9 million. We also had 6,020,489 options outstanding of which 2,345,225 were exercisable. We have not issued any preferred shares to date.

As at April 30, 2010, we had a total of 256,973,327 common shares issued and outstanding.

Dividend policy

We paid a dividend of $0.04 per share in each quarter of fiscal 2011 with the exception of the first quarter of fiscal 2011 in which we paid a dividend of $0.03 per share. These dividends were eligible under the Income Tax Act (Canada) and its provincial equivalents.

Our Board of Directors has the discretion to set the amount and timing of any dividend. The Board reviews the dividend policy once a year based on the cash requirements of our operating activities, liquidity requirements and projected financial position. We expect to pay dividends of approximately $41.1 million in fiscal 2012 based on our current dividend policy and the 257 million common shares outstanding as at March 31, 2011.

Guarantees

We issued letters of credit and performance guarantees for $153.7 million in the normal course of business this year which are not recognized in the consolidated balance sheet, compared to $209.1 million last fiscal year. The amount was lower this year due to a decrease in advance payment obligations.

Pension obligations

We maintain defined benefit and defined contribution pension plans. We expect to contribute approximately $7.6 million more than the annual required contribution for current services to satisfy a portion of the underfunded liability of the defined benefit pension plan.

7.2 Variable interest entities

Note 25 to the consolidated financial statements summarizes, by segment, the total assets and total liabilities of the significant entities in which we have a variable interest (variable interest entities or VIEs). They are listed by segment and include sale and leaseback structures and partnership arrangements.

Sale and leaseback

We have entered into sale and leaseback arrangements with special purpose entities (SPEs). These arrangements relate to FFSs used in our training centres for both the military and civil aviation segments. These leases expire at various dates up to 2023, except for an arrangement that expires in 2037. Typically, we have the option to purchase the equipment at a specific purchase price at a specific time during the term of the lease. Some leases include renewal options at the end of the term. In some cases, we provided guarantees of the residual value of the equipment at the expiry date of the leases or at the date we exercise our purchase option.

These SPEs are financed by the collateralized long-term debt and third-party equity investors who, in certain cases, benefit from tax incentives. The equipment serves as collateral for the SPEs’ long-term debt.

Our variable interests in these SPEs are solely through fixed purchase price options and residual value guarantees, except in one case where it is in the form of equity and a subordinated loan.

Some of these SPEs are VIEs. At the end of fiscal 2011 and 2010, we were the primary beneficiary for one of them. The assets and liabilities of the VIE are fully consolidated into our consolidated financial statements as at March 31, 2011 and 2010, even before we classified it as a VIE and CAE as being the primary beneficiary.

We are not the primary beneficiary for any of the other SPEs that are VIEs, and consolidation is not appropriate under Accounting Guideline (AcG)-15 of the Canadian Institute of Chartered Accountants Handbook. Our maximum potential exposure to losses relating to these non-consolidated SPEs was $37.1 million at the end of fiscal 2011 ($38.7 million in 2010).

Partnership arrangements

We enter into partnership arrangements to provide manufactured military simulation products and training and services for the military and civil segments. As well, we formed a limited partnership with two other parties to provide qualifying customers competitive lease financing for our civil flight simulation equipment (financing vehicle).

Our involvement with entities related to these partnership arrangements is mainly through investments in their equity and/or in subordinated loans and through manufacturing and long-term training and services contracts. While some of these entities are VIEs, we are not the primary beneficiary so these entities have not been consolidated. Except for the financing vehicle partnership, we continue to account for these investments under the equity method and record our share of the net earnings or losses based on the terms of the partnership arrangement. We account for the financing vehicle partnership as an available-for-sale financial instrument.

As at March 31, 2011 and 2010, our maximum off balance sheet exposure to losses related to these non-consolidated VIEs, other than from their contractual obligations, was not material.

CAE Annual Report 2011 | 77

Management’s Discussion and Analysis

7.3 Off balance sheet arrangements

Most of our off balance sheet obligations are from operating lease obligations related to two segments:

  The TS/C segment, which operates a fleet of 156 simulators in our and other training centres. We have entered into sale and leaseback transactions with a number of different financial institutions and treat them as operating leases;

  The TS/M segment, which operates a training centre for the MSH project with the U.K. Ministry of Defence to provide simulation training services. The operating lease commitments are between the operating company (which has the service agreement with the U.K. Ministry of Defence) and the asset company (which owns the assets). These leases are non recourse to us.

The sale and leaseback of certain FFSs installed in our global network of training centres is a key element in our current financing strategy to support investment in the civil and military training and services business. It provides us with a cost-effective, long-term source of fixed-cost financing. A sale and leaseback transaction can only be executed after a FFS has received certification by regulatory authorities and is installed and available to customers for training.

Sale and leaseback transactions are generally structured as leases with an owner participant. Before completing a sale and leaseback transaction, we record the cost to manufacture the simulator as a capital expenditure and include it as a fixed asset on the consolidated balance sheet. When the sale and leaseback transaction is executed, we record the transaction as a disposal of a fixed asset and the cash proceeds are comparable to the fair market value of the FFS.

We record the difference between the proceeds received and our manufacturing cost (roughly the margin that we would record if we had completed a FFS sale to a third party) under deferred gains and other long-term liabilities. We then amortize it over the term of the sale and leaseback transaction as a reduction of rental expense, net of the guaranteed residual value where appropriate. At the end of the term of the sale and leaseback transaction, we take the guaranteed residual value into income if the value of the underlying FFS has not decreased.

We did not enter into any additional sale and leaseback transactions classified as operating leases this year and as a result, proceeds from the sale and leaseback of assets are nil for this year and last year.

The table below lists sale and leaseback transactions for FFSs that were in service in TS/C training centres as of March 31, 2011.

They appear as operating leases in our consolidated financial statements.

Existing FFSs under sale and leaseback
							Residual
(amounts in millions unless		Number of	Lease	Initial term	Imputed	Unamortized	value
otherwise noted)	Fiscal year	FFSs (units)	obligations	(years)	interest rate	deferred gain	guarantee
SimuFlite	2002 to 2005	15	$91.3	10 to 20	5.0% to 6.7%	$10.4	$-
CAE Inc.	2000 to 2002	3	25.0	20 to 21	6.4% to 7.6%	16.9	13.1
CAE Civil Aviation Training
Solutions Inc.	2003	4	36.1	20	5.0%	15.7	-
Zhuhai Xiang Yi Aviation
Technology Company
Limited joint venture(1)	2003	5	12.4	15	3.0%	-	-
Other	-	2	5.0	8	6.6% to 7.0%	-	-
Total		29	$169.8			$43.0	$13.1
Annual lease payments
(upcoming 12 months)			$31.9

(1) We have a 49% interest in this joint venture.

The rental expenses related to operating leases of the FFSs under the sale and leaseback arrangements were $25.4 million for fiscal 2011, compared to $27.4 million last year.

You can find more details about operating lease commitments in Notes 21 and 25 to the consolidated financial statements.

7.4 Financial instruments

We are exposed to various financial risks in the normal course of business. We enter into forward and swap contracts to manage our exposure to fluctuations in foreign exchange rates, interest rates and changes in share price which have an effect on our stock-based compensation costs. We also continually assess whether the derivatives we use in hedging transactions are effective in offsetting changes in fair value or cash flows of hedged items. We enter into these transactions to reduce our exposure to risk and volatility, and not for speculative reasons. We only deal with highly rated counterparties.

78	| CAE Annual Report 2011

Management’s Discussion and Analysis

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. The fair value of a financial instrument is determined by reference to the available market information at the balance sheet date. When no active market exists for a financial instrument, we determine the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, we primarily use external, readily observable market data, when available. Assumptions or inputs that are not based on observable market data incorporate our best estimates of market participant assumptions, and are used when external data is not available. Counterparty credit risk and our own credit risk have been taken into account when estimating the fair value of all financial assets and financial liabilities, including derivatives.

We used the following assumptions and valuation methodologies to estimate the fair value of financial instruments:

  The fair value of cash and cash equivalents, restricted cash, accounts receivable, contracts in progress, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

  The fair value of capital leases are estimated using the discounted cash flow method;

  The fair value of long-term debt, the long-term obligation and long-term receivables (including advances) are estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities;

  The fair value of derivative instruments (including forward contracts, swap agreements and embedded derivatives with economic characteristics and risks that are not clearly and closely related to those of the host contract) are determined using valuation techniques and are calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate, adjusted for CAE’s and the counterparty’s credit risk. Assumptions are based on market conditions prevailing at each balance sheet date. Derivative instruments reflect the estimated amounts that we would receive or pay to settle the contracts at the balance sheet date;

  The fair value of available-for-sale investments which do not have readily available market value is estimated using a discounted cash flow model, which includes some assumptions that are not supportable by observable market prices or rates.

  description of the fair value hierarchy is discussed in Note 18 of our consolidated financial statements.

Financial risk management

Due to the nature of the activities that we carry out and as a result of holding financial instruments, we are primarily exposed to credit risk, liquidity risk and market risk, especially foreign currency risk and interest rate risk.

Derivative instruments are utilized by us to manage market risk against the volatility in foreign exchange rates, interest rates and stock-based compensation in order to minimize their impact on our results and financial position. Short-term and long-term derivative assets have been included as part of accounts receivable and other assets respectively. Short-term and long-term derivative liabilities have been included as part of accounts payable and accrued liabilities, and other long-term liabilities respectively.

Embedded derivatives are recorded at fair value separately from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract. We may enter into freestanding derivative instruments which are not eligible for hedge accounting, to offset the foreign exchange exposure of embedded foreign currency derivatives. In such circumstances, both derivatives are carried at fair value at each balance sheet date with the change in fair value recorded in consolidated net earnings.

Our policy is not to utilize any derivative financial instruments for trading or speculative purposes. We may choose to designate derivative instruments, either freestanding or embedded, as hedging items. This process consists of matching derivative hedging instruments to specific assets and liabilities or to specific firm commitments or forecasted transactions. To some extent, we use non-derivative financial liabilities to hedge foreign currency exchange rate risk exposures.

Credit risk

Credit risk is defined as our exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with us. We are exposed to credit risk on our account receivables and certain other assets through our normal commercial activities. We are also exposed to credit risk through our normal treasury activities on our cash and cash equivalents, and derivative assets.

Credit risks arising from our normal commercial activities are managed in regards to customer credit risk. An allowance for doubtful accounts is established when there is a reasonable expectation that we will not be able to collect all amounts due according to the original terms of the receivables (see Note 5 of the consolidated financial statements). When a trade receivable is uncollectible, it is written-off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written-off are recognized in earnings.

Our customers are primarily established companies with publicly available credit ratings and government agencies, which facilitates risk monitoring. In addition, we typically receive substantial deposits on contracts. We closely monitor our exposure to major airlines in order to mitigate our risk to the extent possible. Furthermore, our trade accounts receivable are not concentrated to any specific customers but rather are from a wide range of commercial and government organizations. As well, our credit exposure is further reduced by the sale of certain of our accounts receivable and contracts in progress to a third-party for cash consideration on a non-recourse basis. We do not hold any collateral as security. The credit risk on cash and cash equivalents are mitigated by the fact that they are in place with a diverse syndicate of major Japanese, North American and European financial institutions.

CAE Annual Report 2011 | 79

Management’s Discussion and Analysis

We are exposed to credit risk in the event of non-performance by counterparties to our derivative financial instruments. We use several measures to minimize this exposure. First we enter into contracts with counterparties that are of high-credit quality (mainly A-rated or better). We signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with the majority of counterparties with whom we trade derivative financial instruments. These agreements make it possible to apply full netting when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by us or our counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, we monitor the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

Liquidity risk

Liquidity risk is defined as the potential that we cannot meet our cash obligations as they become due.

We manage this risk by establishing detailed cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a detailed forecast of our consolidated liquidity position, for adequacy and efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. We manage our liquidity risk to maintain sufficient liquid financial resources to fund our operations and meet our commitments and obligations. In managing our liquidity risk, we have access to a revolving unsecured credit facility of US$450.0 million, with an option to increase to a total amount of up to US$650.0 million. As well, we have agreements to sell certain of our accounts receivable and contracts in progress for an amount up to $150.0 million. We also regularly monitor any financing opportunities to optimize our capital structure and maintain appropriate financial flexibility.

Market risk

Market risk is defined as our exposure to a gain or a loss to the value of our financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. We are mainly exposed to foreign currency risk and interest rate risk.

Foreign currency risk

Foreign currency risk is defined as our exposure to a gain or a loss in the value of our financial instruments as a result of the fluctuations in foreign exchange rates. We are exposed to foreign currency rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency. As well, our foreign operations are self-sustaining and these foreign operations’ functional currencies are other than the Canadian dollar (in particular the U.S. dollar [USD], euro [€] and British pounds [GBP or £]). Our related exposure to the foreign currency rates is primarily through cash and cash equivalents and other working capital elements of these foreign operations.

We also mitigate foreign currency risks, by having our foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

We use forward foreign currency contracts and foreign currency swap agreements to manage our exposure from transactions in foreign currencies and to synthetically modify the currency of exposure of certain balance sheet items. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

Our foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity, consistent with the objective to fix currency rates on the hedged item.

Our policy is to hedge new foreign currency-denominated manufacturing contracts when they are signed and executed. We generally hedge future revenue exposure when contracts are signed. We also create portfolios of currency hedging positions intended to mitigate the risk to a portion of future revenues presented by the high-level volatility of the Canadian dollar versus the U.S. currency. With respect to the remaining expected future revenues, our manufacturing operations in Canada remain exposed to changes in the value of the Canadian dollar.

We reduce the risk associated with the signed contracts by entering into forward exchange contracts (see Note 18 of the consolidated financial statements for more details). At the end of fiscal 2011, approximately 30% of the total value of the outstanding contracts was not hedged. The non-hedged portion results from partial hedging of the contracts in order to take advantage of the natural hedge provided by project costs in the same currency as the contract.

We enter into foreign exchange forward contracts to manage our exposure when we make a sale in a foreign currency. The amount and timing of the maturity of these forward contracts vary depending on a number of factors, including milestone billings and the use of foreign materials and/or sub-contractors. We had $621.4 million Canadian dollar equivalent in forward contracts at the end of fiscal 2011 ($133.0 million on buy contracts and $488.4 million on sales contracts), compared to $481.1 million ($103.6 million on buy contracts and $377.5 million on sales contracts) at the end of the previous year. The increase on sales contracts was mainly because of a higher number of foreign currency denominated revenue contracts being hedged.

Foreign currency sensitivity analysis

Foreign currency risk arises on financial instruments that are denominated in a foreign currency. Assuming a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar for the year ended March 31, 2011, the pre-tax effects on net earnings would have been a negative net adjustment of $4.9 million (2010 – negative net adjustment of $2.9 million) and a negative net adjustment of $23.0 million (2010 – negative net adjustment of $19.1 million) on other comprehensive income.

80	| CAE Annual Report 2011

Management’s Discussion and Analysis

Interest rate risk

Interest rate risk is defined as our exposure to a gain or a loss to the value of our financial instruments as a result of the fluctuations in interest rates. We bear some interest rate fluctuation risk on our floating rate long-term debt and some fair value risk on our fixed interest long-term debt. We mainly manage interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. We also have a floating rate debt through an unhedged bank borrowing, a specific fair value hedge and other asset-specific floating rate debt. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to synthetically convert interest rate exposures are mainly on interest rate swap agreements.

We use financial instruments to manage our exposure to changing interest rates and to adjust our mix of fixed and floating interest rate debt on long-term debt. The mix was 74% fixed-rate and 26% floating-rate at the end of this year (2010 – 74% fixed rate and 26% floating rate).

Our interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements. As a result, the changes in variable interest rates do not have a significant impact on the consolidated net earnings and OCI.

Interest rate risk sensitivity analysis

In fiscal 2011 and fiscal 2010, a 1% increase/decrease in interest rate would not have a significant impact on our net earnings and other comprehensive income.

Stock-based compensation cost

We have entered into equity swap agreements with a major Canadian financial institution to reduce our cash and net earnings exposure to fluctuations in our share price relating to the Deferred Share Unit (DSU) and Long-Term Incentive Deferred Share Unit (LTI-DSU) programs. Pursuant to the agreement, we receive the economic benefit of dividends and a share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in our share price impacting the cost of the DSU and LTI-DSU programs and are reset monthly. As at March 31, 2011, the equity swap agreements covered 2,755,000 common shares (2010 – 2,155,000) of the Company.

Hedge of self-sustaining foreign operations

As at March 31, 2011, we have designated a portion of our senior notes totalling US$105.0 million (2010 – US$138.0 million) as a hedge of self-sustaining foreign operations. Gains or losses on the translation of the designated portion of our senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of financial statements of self-sustaining foreign operations.

Refer to the Consolidated Statements of Comprehensive Income for the total amount of the change in fair value of financial instruments designated as cash flow hedges recognized in income for the period and total amount of gains and losses recognized in other comprehensive income. Also, refer to Note 18 of the consolidated financial statements for the classification of financial instruments and to Note 19 of the consolidated financial statements for amounts of gains and losses associated with financial instruments, including derivatives not designated in a hedging relationship.

8.	ACQUISITIONS, BUSINESS COMBINATIONS AND DIVESTITURES
8.1	Acquisitions

Fiscal 2011 acquisitions

We had transactions for a total cost, including acquisition costs of $79.0 million settled in cash. The total cost does not include potential additional consideration of $5.6 million that is contingent on certain conditions being satisfied.

Datamine Corporate Limited

We acquired Datamine Corporate Limited (Datamine). Datamine is a supplier of mining optimization software tools and services.

Academia Aeronautica de Evora S.A.

We acquired the remaining non-controlling interest of Academia Aeronautica de Evora S.A.

Century Systems Technologies Inc.

We acquired Century Systems Technologies Inc. (Century). Century is a supplier of geological data management and governance systems to the mining industry.

RTI International’s Technology Assisted Learning

We acquired the assets of RTI International’s Technology Assisted Learning (TAL) business unit. TAL designs, manufactures and delivers maintenance trainers as well as virtual desktop trainers.

CAE Annual Report 2011 | 81

Management’s Discussion and Analysis

CHC Helicopter’s Helicopter Flight Training Operations

We acquired the assets of CHC Helicopter’s Helicopter Flight Training Operations (CHC Helicopter’s HFTO) in order to provide training to helicopter pilots and maintenance engineers as well as provide general training, pilot provisioning and search and rescue training support.

The allocation of the purchase price for Datamine, Century, TAL and CHC Helicopter’s HFTO are preliminary and are expected to be completed in the near future.

The net assets of CHC Helicopter’s HFTO, Century and Datamine are included in the Training & Services/Civil segment. The net assets of TAL are included in Simulation Products/Military. The above-listed acquisitions were accounted for under the purchase method and the operating results have been included from their acquisition date.

In fiscal 2011, we recorded additional purchase price of $1.7 million for previous years’ acquisitions. Remaining potential additional consideration for fiscal 2010 acquisitions amounts to $26.9 million that is contingent on certain conditions being satisfied.

A summary of the total net assets of all acquisitions is included in Note 3 of our consolidated financial statements.

9. BUSINESS RISK AND UNCERTAINTY

We operate in several industry segments that have various risks and uncertainties. Management and the Board discuss the principal risks facing our business, particularly during the annual strategic planning and budgeting processes. The risks and uncertainties described below are risks that could materially affect our business, financial condition and results of operation. These risks are categorized as industry-related risks, risks specific to CAE and risks related to the current market environment. These are not necessarily the only risks we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

Management attempts to mitigate risks that may affect our future performance through a process of identifying, assessing, reporting and managing risks that are significant from a corporate perspective.

9.1 Risks relating to the industry

Competition

We sell our simulation equipment and training services in highly competitive markets. New entrants are emerging and others are positioning themselves to try to take greater market share. Some of our competitors are larger than we are, and have greater financial, technical, marketing, manufacturing and distribution resources. In addition, some competitors have well-established relationships with, or are important suppliers to, aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects for these organizations. In particular, we face competition from Boeing, which has pricing and other competitive advantages over us with respect to training, update and maintenance services related to Boeing aircraft simulators. Boeing has a licencing model for new Boeing civil aircraft simulators which includes a requirement for simulator manufacturers and service training operators to pay Boeing a royalty to manufacture, update or upgrade a simulator, and to provide training services on new Boeing simulators.

We obtain most of our contracts through competitive bidding processes that subject us to the risk of spending a substantial amount of time and effort on proposals for contracts that may not be awarded to us. We cannot be certain that we will continue to win contracts through competitive bidding processes at the same rate as we have in the past.

The recessionary economy and credit constraints for civil market products that prevailed in 2008-2009 lead to heightened competition for each available sale. This in turn led to a reduction in profit on sales won during that period. Should such conditions recur again, we could experience further price and margin erosion.

Level and timing of defence spending

A significant portion of our revenue comes from sales to military customers around the world. In fiscal 2011, for example, sales by the SP/M and TS/M segments accounted for 53% of our revenue. We are either the primary contractor or a subcontractor for various programs by Canadian, U.S., European, and other foreign governments. If funding for a government program is cut, we could lose future revenue, which could have a negative effect on our operations. If countries we have contracts with significantly lower their military spending, there could be a material negative effect on our sales and earnings. Budgetary reviews and delays, such as that experienced in the U.S. in the beginning of calendar 2011, can push contract executions out in time and result in delayed recognition of revenue.

Civil aviation industry

A significant portion of our revenue comes from supplying equipment and training services to the commercial and business airline industry.

If jet fuel prices attain high levels for a sustained period, there could be a greater impetus for airlines to replace older, less fuel-efficient aircraft. However, higher fuel costs could also limit the airlines’ available financial resources, and could potentially cause deliveries of new aircraft to be delayed or cancelled. Airlines may slow capacity growth or cut capacity should sustained high fuel costs make the availability of such capacity not economically viable. Such a reaction would negatively affect the demand for our training equipment and services.

Constraints in the credit market may reduce the ability of airlines and others to purchase new aircraft, negatively affecting the demand for our training equipment and services, and the purchase of our products.

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Management’s Discussion and Analysis

We are also exposed to credit risk on accounts receivable from our customers. We have adopted policies to ensure we are not significantly exposed to any individual customer. Our policies include analyzing the financial position of our customers and regularly reviewing their credit quality. We also subscribe from time to time to credit insurance and, in some instances, require a bank letter of credit to secure our customers’ payments to us.

Regulatory rules imposed by aviation authorities

We are required to comply with regulations imposed by aviation authorities. These regulations may change without notice, which could disrupt our sales and operations. Any changes imposed by a regulatory agency, including changes to safety standards imposed by aviation authorities such as the U.S. Federal Aviation Administration, could mean we have to make unplanned modifications to our products and services, causing delays or resulting in cancelled sales. We cannot predict the impact that changing laws or regulations might have on our operations. Any changes could have a materially negative effect on our results of operations or financial condition.

Sales or licences of certain CAE products require regulatory approvals and compliance

The sale or licence of many of our products is subject to regulatory controls. These can prevent us from selling to certain countries and require us to obtain from one or more governments an export licence or other approvals to sell certain technology such as military related simulators or other training equipment, including military data or parts. These regulations change often and we cannot be certain that we will be permitted to sell or license certain products to customers, which could cause a potential loss of revenue for us.

If we fail to comply with government laws and regulations related to export controls and national security requirements, we could be suspended or barred from government contracts or subcontracts for a period of time, which would negatively affect our revenue from operations and profitability, and could have a negative effect on our reputation and ability to procure other government contracts in the future.

Government-funded military programs

Like most companies that supply products and services to governments, we can be audited and reviewed from time to time. Any adjustments that result from government audits and reviews may have a negative effect on our results of operations. Some costs may not be reimbursed or allowed in negotiations of fixed-price contracts. As a result, we may also be subject to a higher risk of legal actions and liabilities than companies that cater only to the private sector, which could have a materially negative effect on our operations.

9.2 Risks relating to the Company

Product evolution

The civil aviation and military markets we operate in are characterized by changes in customer requirements, new aircraft models and evolving industry standards. If we do not accurately predict the needs of our existing and prospective customers or develop product enhancements that address evolving standards and technologies, we may lose current customers and be unable to bring on new customers. This could reduce our revenue. The evolution of the technology could also have an impact on the value of our fleet of FFSs.

Research and development activities

We carry out some of our R&D initiatives with the financial support of government, including the Government of Québec through IQ and the Government of Canada through SADI. We may not, in the future, be able to replace these existing programs with other government risk-sharing programs of comparable benefit to us, which could have a negative impact on our financial performance and research and development activities.

Fixed-price and long-term supply contracts

We provide our products and services mainly through fixed-price contracts that require us to absorb cost overruns, even though it can be difficult to estimate all of the costs associated with these contracts or to accurately project the level of sales we may ultimately achieve. In addition, a number of contracts to supply equipment and services to commercial airlines and defence organizations are long-term agreements that run up to 20 years. While some of these contracts can be adjusted for increases in inflation and costs, the adjustments may not fully offset the increases, which could negatively affect the results of our operations.

Procurement and OEMs encroachment

We are required to procure data, parts, equipment and many other inputs from a wide variety of OEMs and sub-contractors. We are not always able to find two or more sources for inputs we need, and in the case of specific aircraft simulators and other training equipment, significant inputs can only be sole sourced. We may therefore be vulnerable to delivery schedule delays, the financial condition of the sole-source suppliers and their willingness to deal with us. Within their corporate groups, some sole-source suppliers include businesses that compete with parts of our business.

Warranty or other product-related claims

We manufacture simulators that are highly complex and sophisticated. These may contain defects that are difficult to detect and correct. If our products fail to operate correctly or have errors, there could be warranty claims or we could lose customers. Correcting these defects could require significant capital investment. If a defective product is integrated into our customer’s equipment, we could face product liability claims based on damages to the customer’s equipment. Any claims, errors or failures could have a negative effect on our operating results and business. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

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Management’s Discussion and Analysis

Product integration and program management risk

Our business could be negatively affected if our products do not successfully integrate or operate with other sophisticated software, hardware, computing and communications systems that are also continually evolving. If we experience difficulties on a project or do not meet project milestones, we may have to devote more engineering and other resources than originally anticipated. While we believe we have recorded adequate provisions for risks of losses on fixed-price contracts, it is possible that fixed-price and long-term supply contracts could subject us to additional losses that exceed obligations under the terms of the contracts.

Protection of intellectual property

We rely in part on trade secrets and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries.

Intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licenses on terms that are commercially acceptable, if at all.

Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

Key personnel

Our continued success will depend in part on our ability to retain and attract key personnel with the relevant skills, expertise and experience. Our compensation policy is designed to mitigate this risk.

Environmental liabilities

We use, generate, store, handle and dispose of hazardous materials at our operations, and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

We have made provisions for claims we know about and remediation we expect will be required, but there is a risk that our provisions are not sufficient.

In addition, our discontinued operations are largely uninsured against such claims, so an unexpectedly large environmental claim against a discontinued operation could reduce our profitability in the future.

Liability claims arising from casualty losses

Because of the nature of our business, we may be subject to liability claims, including claims for serious personal injury or death, arising from:

  Accidents or disasters involving training equipment we have sold or aircraft for which we have provided training equipment or services;

  Our pilot provisioning;

  Our live flight training operations.

We may also be subject to product liability claims relating to equipment and services that our discontinued operations sold in the past. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

Integration of businesses acquired

The success of our acquisitions depends on our ability to crystallize synergies both in terms of successfully marketing our broadened product offering as well as efficiently consolidating the operations of the business acquired into our existing operations.

Our ability to penetrate new markets

We are attempting to leverage our knowledge, experience and best practices in simulation-based aviation training and optimization to penetrate the new markets of simulation-based training in healthcare, mining and energy.

As we enter these new markets, unforeseen difficulties and expenditures could arise, which may have an adverse effect on our operations, profitability and reputation. Penetrating new markets is inherently more difficult than managing within our already established core markets. The risks associated with entering new markets are greater; however, we believe there is potential for CAE to develop material revenues in these new business areas over the long term.

Enterprise resource planning

We are investing time and money in an ERP system. If the system does not operate as expected or when expected, it may be difficult for us to claim compensation or correction from any third party. We may not be able to realize the expected value of the system and this may have a negative effect on our operations, profitability and reputation.

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Management’s Discussion and Analysis

Length of sales cycle

The sales cycle for our products and services is long and unpredictable, ranging from 6 to 18 months for civil aviation applications and from 6 to 24 months or longer for military applications. During the time when customers are evaluating our products and services, we may incur expenses and management time. Making these expenditures in a quarter that has no corresponding revenue will affect our operating results and could increase the volatility of our share price. We may pre-build certain products in anticipation of orders to come and to facilitate a faster delivery schedule to gain competitive advantage; if orders for those products do not materialize when expected, we have to carry the pre-built product in inventory for a period of time until a sale is realized.

9.3 Risks relating to the market

Foreign exchange

Our operations are global with nearly 90% of our revenue generated in foreign currencies, mainly the U.S. dollar, the euro and the British pound. Our revenue is divided approximately one-third in each of the U.S, Europe and the rest of the world.

Our Canadian operations generate approximately 39% of our revenues with a large portion of our operating costs in Canadian dollars. When the Canadian dollar increases in value, it negatively affects our foreign currency-denominated revenue and hence our financial results. When the Canadian dollar decreases in value, it negatively affects our foreign currency-denominated costs and our competitive position compared to other equipment manufacturers in jurisdictions where operating costs are lower. We have various hedging programs to partially offset this exposure. However, our currency hedging activities do not entirely mitigate foreign exchange risk and provide only short-term offsetting benefits.

Business conducted through our foreign operations – mainly Military and Civil training and services – are substantially based in local currencies. A natural hedge exists by virtue of revenues and operating expenses being in like currencies. However, we face unhedged currency translation exposure with these operations since we consolidate results in Canadian dollars for financial reporting purposes.

Availability of capital

Our main credit facility, which was refinanced in April 2011, is up for renewal in April 2015. We cannot determine at this time whether the credit facility will be renewed at the same cost, for the same duration and on similar terms as were previously available this year.

Pension plans

Pension funding is based on actuarial estimates and is subject to limitations under applicable income tax and other regulations. Actuarial estimates prepared during the year were based on assumptions related to projected employee compensation levels at the time of retirement and the anticipated long-term rate of return on pension plan assets. The actuarial funding valuation reports determine the amount of cash contributions that we are required to contribute into the registered retirement plans. Our latest pension funding reports show the pension plans to be in a solvency deficit position. Therefore, we are required to make cash funding contributions. If this reduced level of pension fund assets persists to the date of the next funding valuations, we will be required to increase our cash funding contributions, reducing the availability of such funds for other corporate purposes.

Doing business in foreign countries

We have operations in over 20 countries and sell our products and services to customers around the world. Sales to customers outside Canada and the U.S. made up approximately 60% of revenue in fiscal 2011. We expect sales outside Canada and the U.S. to continue to represent a significant portion of revenue in the foreseeable future. As a result, we are subject to the risks of doing business internationally.

These are the main risks we are facing:

  Change in laws and regulations;

  Tariffs, embargoes, controls and other restrictions;

  General changes in economic and geopolitical conditions;

  Complexity and risks of using foreign representatives and consultants.

10. CHANGES IN ACCOUNTING POLICIES

10.1 Significant changes in accounting policies – fiscal 2011

We prepare our financial statements in accordance with Canadian GAAP as published by the Accounting Standards Board (AcSB) of the Canadian Institute of Chartered Accountants (CICA) in its Handbook Sections, Accounting Guidelines (AcG) and Emerging Issues Committee (EIC) Abstracts.

There were no significant changes in accounting standards this year.

10.2 Future changes in accounting standards

We will cease to prepare our consolidated financial statements in accordance with Canadian GAAP as set out in Part V of the CICA Handbook – Accounting (Canadian GAAP) for the year beginning on April 1, 2011 when we will start to apply International Financial Reporting Standards as published by the International Accounting Standards Board as set out in Part I of the CICA Handbook –Accounting as our primary basis of accounting. Consequently, future accounting changes to Canadian GAAP that are effective for periods beginning on or after April 1, 2011 are not discussed. We do not expect to publish any financial statements in the future under Canadian GAAP.

CAE Annual Report 2011 | 85

Management’s Discussion and Analysis

International Financial Reporting Standards (IFRS)

In February 2008, the Canadian Accounting Standards Board (AcSB) confirmed January 1, 2011 as the date IFRS will replace current Canadian GAAP for publicly accountable enterprises. While Canadian GAAP and IFRS are both principles based and use comparable conceptual frameworks, there are significant recognition, measurement, presentation and disclosure differences.

Beginning with the first quarter of fiscal 2012, our interim and annual financial statements will be prepared in accordance with IFRS.

Readers are cautioned that the following information is provided solely for the purpose of allowing investors and others to obtain a better understanding of our IFRS changeover plan and the resulting expected effects on our financial statements; the information may not be appropriate for any other use. The accounting policy differences and impacts identified should not be considered complete or final as the information presented below reflects our current assumptions, estimates and expectations, all of which are subject to change. Changes to IFRS, other regulations or economic conditions may also impact the following information. In addition, financial decisions on accounting policies are not required to be made until the preparation of the fiscal 2012 annual financial statements is complete.

Our IFRS changeover plan

We are implementing our detailed conversion plan to transition to IFRS from Canadian GAAP. We have created an IFRS transition group that includes finance managers from our corporate function and from the different segments as well as contributors from other business groups affected by the change. As well, various IFRS-project committees have been established to whom we provide updates on the status of our changeover plan.

Status of the key elements of the changeover plan

Key Element	Status
Accounting Policies Select the accounting policies

Accounting policy decisions have been made with regards to those available under IFRS and in relation to certain choices available in accordance with IFRS 1, First-time Adoption of International Financial Reporting Standards.

In addition to describing the effect of the IFRS 1 exemptions we have applied, the identification, implication and quantification of the significant differences between our accounting policies, as applicable under Canadian GAAP, and accounting policies applied under IFRS are described further.

Information technology (IT) and data systems Determine the changes necessary to information technology and data systems, including how to accumulate the data necessary for the fiscal 2011 comparatives

The impact to our IT system as a result of implementing IFRS is mainly related to changes in measurement and additional disclosure for property, plant and equipment and intangible assets required by IFRS. Other IT system changes are considered minor. IT system changes have been addressed.

We are ensuring that IFRS is integrated in the implementation of our new ERP system.

Internal control over financial reporting Revise existing internal control processes and procedures to address significant changes to the existing accounting policies and practices

Revision of the existing internal control processes and procedures to address significant changes to existing accounting policies and practices has been completed based on the current standards. We have addressed any issues to our internal controls processes that arose as a result of implementing IFRS. We have implemented internal controls for our one-time changeover adjustments and our comparative year process.

Disclosure controls and procedures Assess the disclosure controls and procedures design and effectiveness implications

We have assessed the disclosure controls and procedures design as a result of implementing IFRS.

We have developed reporting tools which enable us to gather all data required for financial statement disclosures required by IFRS.

Financial reporting expertise Engage subject matter experts to assist in the transition Provide the appropriate training to affected employees

We have a dedicated project team that has the appropriate level of IFRS knowledge.

A formal company-wide training has been delivered to all key finance people globally. As well, training has been provided to various business groups within CAE.

We have provided quarterly updates as to the status of the transition and the preliminary IFRS opening balance sheet and available comparative quarterly impacts to our Audit Committee.

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Management’s Discussion and Analysis

Business activities How the changes affect other stakeholders Budgets and strategic plans Debt covenants

We have identified the different business groups that are affected by the transition to IFRS and have communicated the differences to them. External stakeholders have received communication regarding our IFRS changeover plan through the interim and annual MD&As.

Budgets and strategic plans are being prepared in accordance with IFRS for fiscal 2012.

We have assessed the implications of IFRS to our debt covenants and do not expect any impact that would cause debt covenants to be breached.

First time adoption of IFRS

IFRS 1 First-Time Adoption of International Financial Reporting Standards requires that first-time annual adopters select accounting policies that are in compliance with each IFRS effective at the end of a company’s first IFRS reporting period, and apply those policies to all periods presented in their first IFRS financial statements. The general requirement of IFRS 1 is full retrospective application of all accounting standards; however, certain optional exceptions are available. We expect to apply the following exemptions:

  Recognize specific training devices at their estimated fair value as their deemed cost upon transition;

  Recognize all cumulative actuarial gains and losses of defined benefit plans deferred under previous Canadian GAAP in opening retained earnings at April 1, 2010;

  Deem the cumulative foreign currency translation adjustment for foreign operations at April 1, 2010 to be zero, with the adjustment recorded against opening retained earnings;

  Apply the requirement of IAS 23, Borrowing Costs, whereby interest must be capitalized to qualifying assets beginning only after April 1, 2010;

  IFRS 3 (as amended in 2008), Business Combinations, will not be applied to business combinations that occurred before April 1, 2010. Consequently, as at April 1, 2010, the carrying amount of goodwill under IFRS would equal the carrying amount of goodwill under Canadian GAAP.

The transitional impact of applying these exemptions we expect to elect is described in the section Summary of significant accounting policy changes under IFRS.

Expected Adjustments to the Consolidated Statement of Financial Position on Adoption of IFRS

The following table reconciles the Canadian GAAP Consolidated Balance Sheet to the IFRS Consolidated Statement of Financial Position as at the date of transition of April 1, 2010, based on the expected preliminary impacts. The effects of significant topics have been isolated and these, along with other accounting policy changes, are explained in section Summary of significant accounting policy changes. Other topics are expected to affect our opening statement of financial position, however, to a lesser extent. The expected impact of these topics has been grouped in the column Income taxes and Other.

CAE Annual Report 2011 | 87

Management’s Discussion and Analysis

As mentioned previously, the accounting policy differences and impacts identified should not be considered complete or final as the information presented reflects our current assumptions, estimates and expectations, all of which are subject to change. Changes to IFRS, other regulations or economic conditions may impact the information below.

Unaudited *As at April 1, 2010* *(amounts in millions)*		**Canadian GAAP**	Government Grants and Financial Instruments**	Property, Plant and Equipment*	Employee Benefits*	Borrowing Costs*	Leases	Revenue	Reclassifications*	Income Taxes and Other	**IFRS**
Assets											
Current assets	$	**963.0**	6.3	-	-	-	(9.5)	(1.0)	9.3	(1.9)	**966.2**
Property, plant and equipment		**1,147.2**	7.6	(84.9)	-	(23.5)	150.7	-	-	-	**1,197.1**
Intangible assets and goodwill		**287.3**	5.5	-	-	(1.7)	-	-	-	(0.7)	**290.4**
Deferred tax assets		**82.9**	-	-	-	2.2	-	-	(14.8)	(45.6)	**24.7**
Other assets		**141.5**	-	-	(29.6)	-	-	-	-	1.0	**112.9**
	$	**2,621.9**	19.4	(84.9)	(29.6)	(23.0)	141.2	(1.0)	(5.5)	(47.2)	**2,591.3**
Liabilities											
Current liabilities	$	**741.6**	8.6	-	0.8	-	17.2	7.4	(6.6)	7.8	**776.8**
Provisions		-	-	-	-	-	-	-	2.6	5.6	**8.2**
Long-term debt		**441.6**	-	-	-	-	159.3	-	-	-	**600.9**
Royalty obligations		-	148.0	-	-	-	-	-	-	-	**148.0**
Employee benefits obligation		-	-	-	47.5	-	-	-	33.9	-	**81.4**
Deferred tax liabilities		**82.4**	(36.8)	(16.5)	(20.8)	-	(12.0)	(2.4)	1.1	18.2	**13.2**
Deferred gains and other non-current liabilities		**200.5**	-	-	-	-	-	-	(54.5)	(1.6)	**144.4**
	$	**1,466.1**	119.8	(16.5)	27.5	-	164.5	5.0	(23.5)	30.0	**1,772.9**
Shareholders' Equity											
Equity attributable to equity holders of the Company	$	**1,155.8**	(100.4)	(68.4)	(57.1)	(23.0)	(23.3)	(6.0)	-	(77.2)	**800.4**
Non-controlling interest	$	-	-	-	-	-	-	-	18.0	-	**18.0**
	$	**1,155.8**	(100.4)	(68.4)	(57.1)	(23.0)	(23.3)	(6.0)	18.0	(77.2)	**818.4**
	$	**2,621.9**	19.4	(84.9)	(29.6)	(23.0)	141.2	(1.0)	(5.5)	(47.2)	**2,591.3**

Items include IFRS 1 adjustments that relate to these topics.

**The full titles of these topics are: Accounting for Government Grants and Disclosure of Government Assistance and Financial Instruments: Presentation

Summary of significant accounting policy changes under IFRS

We have identified the following important topics and have compared our current accounting policies to those standards expected to apply in preparing our IFRS financial statements. As well, we have identified the expected impacts on the opening balance sheet from retroactive application of IFRS and from the IFRS 1 exemptions that are available. The topics selected are those that we believe are most pertinent to our business.

The accounting policy differences and impacts identified should not be considered complete or final as the information presented reflects our current assumptions, estimates and expectations, all of which are subject to change.

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Management’s Discussion and Analysis

IAS 20 and IAS 32 - Accounting for Government Grants and Disclosure of Government Assistance and Financial Instruments: Presentation

Royalty Arrangements with the Government

Canadian GAAP accounting policy

With the exception of the government of Canada’s contributions for Project Falcon, other government contributions are recorded as a reduction of the related R&D program costs or as a reduction in the program’s capitalized expenditures.

A liability to repay the government contribution is recognized when conditions arise and the repayment thereof is reflected in the consolidated earnings statement when royalties become due.

We recognize contributions for Project Falcon as an interest-bearing long-term obligation. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution and is recognized as a reduction of costs or as a reduction of capitalized expenditures.

IFRS accounting policy

Repayable government assistance arrangements are expected to be recognized as royalty obligations. The obligation to repay royalties would be recorded when the contribution is received and would be estimated based on future projections. Subsequent re-measurement of these obligations would be recognized in the consolidated income statement.

Opening balance sheet impact

As a result of applying the new expected policy, a royalty obligation, recorded at a discounted value and accreted over time, is expected to be recorded on the balance sheet in the amount of $156.6 million (including the current portion), with an offsetting decrease in equity of $100.4 million, net of a deferred tax impact of $36.8 million, and an increase in assets of $19.4 million to retroactively affect government assistance that were recorded as a reduction of costs and a reduction of capital expenditures, respectively, in accordance with Canadian GAAP.

Accounting impact on our continuing operations

As a result of this change in accounting treatment, interest expense is expected to increase as a result of accretion of the long-term obligation, while royalty expense would decrease in future years. The royalty obligation will be re-measured on an annual basis. Volatility of the royalty obligation and of income could arise if the future projections used to measure the obligation change significantly.

IAS 16 - Property, Plant and Equipment (PP&E)
IFRS 1 Exemption – Fair Value as Deemed Cost

Exemption applied	A company may elect to use fair value as deemed cost on the date of transition for any items of property, plant and equipment.
Opening balance sheet impact	We expect to elect to use fair value as deemed cost for specific training devices, which we anticipate will result in a decrease in PP&E of $76.4 million.
Accounting impact on our continuing operations	Given the application of the expected exemption, depreciation expense will decrease as a result of lower deemed costs.

Componentization

Canadian GAAP accounting policy

The cost of an item of PP&E made up of significant separable component parts is allocated to the component parts when practicable and when an estimate can be made of the lives of the separate components.

IFRS accounting policy

Each part of an item of PP&E with a cost that is significant in relation to the total cost of the item, and which has a useful life which is different than the main asset, must be depreciated separately.

Opening balance sheet impact

We expect that certain buildings will be separated into components. The three components identified are: the roof, the heating and cooling system and the rest of the building. The impact of componentization is expected to result in a decrease in PP&E of $2.0 million on April 1, 2010.

Accounting impact on our continuing operations	We do not expect any significant modifications to the componentization of our major assets.

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Management’s Discussion and Analysis

De-recognition

Canadian GAAP accounting policy

PP&E are recorded at cost less accumulated depreciation, net of any impairment charges. Subsequent costs are capitalized if they constitute an asset betterment or are expensed if they constitute a repair or maintenance.

IFRS accounting policy

Upon replacement of a component, a loss on disposal will be recognized to income when the carrying value of a replaced item is de-recognized, unless the item is transferred to inventory. If it is not practical to determine such carrying value, the cost and accumulated depreciation will be calculated by reference to the cost of the replacement part.

Opening balance sheet impact	We expect that the impact of retroactively considering past de-recognitions will result in a decrease in PP&E of $6.5 million on April 1, 2010.
Accounting impact on our continuing operations	Volatility in our income could arise as a result of this change.

IAS 19 - Employee Benefits

IFRS 1 Exemption and Accounting Impact on our Continuing Operations - Actuarial Gains and Losses

Canadian GAAP accounting policy

The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is not immediately recognized in earnings, but is amortized over the remaining service period of active employees (corridor approach). Unrecognized actuarial gains and losses below the corridor are deferred.

IFRS 1 exemption applied and IFRS accounting policy

IFRS 1 allows a company to elect to recognize all cumulative actuarial gains and losses of defined benefit plans deferred under previous Canadian GAAP in opening retained earnings. Subsequently, we expect that actuarial gains and losses for our defined benefit plans will be recognized in the period in which they occur on the balance sheet and in other comprehensive income.

Opening balance sheet impact

We expect to apply the IFRS 1 election. We expect that the effect of recognizing all cumulative actuarial gains and losses on April 1, 2010 would result in a decrease in our other assets of $29.6 million and an additional recognition of our employee benefit obligations in the amount of $25.7 million.

Accounting impact on our continuing operations

We expect that all actuarial gains and losses incurred in the period will be fully recognized on the balance sheet. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets will no longer be amortized into income. Rather, recognized actuarial gains (losses) will be presented in Other comprehensive income.

Actuarial Valuations

Canadian GAAP accounting policy IFRS accounting policy	It is possible to value pension assets and obligations up to three months prior to year-end. Pension assets and obligations are required to be valued as at the statement of financial position date.
Opening balance sheet impact	We expect that the effect of the change in measurement date will result in an increase in the Employee benefits obligation of $17.0 million.
Accounting impact on our continuing operations	Actuarial valuations will be performed as at the statement of financial position date.

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Past Service Costs

Canadian GAAP accounting policy	Past service costs are amortized on a straight-line basis over the average remaining service period of active employees expected to receive benefits under the plan up to the full eligibility date.
IFRS accounting policy

Past service costs are recognized as an expense on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits are already vested following the introduction of, or changes to, a defined benefit plan, past service costs are recognized immediately.

Opening balance sheet impact	We expect that the effect of recognizing benefits that have already vested will result in an increase in the Employee benefits obligation of $4.8 million.
Accounting impact on our continuing operations	Vested past service costs will be recognized immediately in income and on the statement of financial position as they arise.

IAS 23 - Borrowing Costs

IFRS 1 Exemption – Borrowing Costs

Exemption applied	A company may elect to apply the requirement of IAS 23, Borrowing Costs, whereby interest must be capitalized to qualifying assets beginning only on April 1, 2010.
Opening balance sheet impact

We expect to apply this election. As a consequence, unamortized capitalized interest prior to April 1, 2010 will be eliminated as an adjustment to retained earnings and would result in a decrease in PP&E and intangible assets of $23.5 million and $1.7 million respectively.

Accounting impact on our continuing operations	Given the reduction of PP&E and intangible assets values, depreciation and amortization will be lower in future years in accordance with IFRS.

IAS 17 - Leases

Classification

Canadian GAAP accounting policy

Under Canadian GAAP, a lease is classified as either a capital (finance) lease or as an operating lease. Lease classification is dependent on whether substantially all of the benefits and risks of ownership of a leased asset are transferred to the lessee and the assessment is made at the inception of the lease. Quantitative thresholds are given as determining classification thresholds.

IFRS accounting policy

Lease classification under IFRS is also dependent on whether substantially all of the benefits and risks of ownership of a leased asset are transferred to the lessee at the inception of the lease. No quantitative thresholds are offered, and there are additional qualitative indicators provided.

Opening balance sheet impact

We expect that material lease arrangements, previously classified as operating leases, to be recognized on balance sheet as finance leases. These include certain FFSs installed in our global network of training centres and specific buildings.

We expect that the impact of reclassifying these leases will result in an increase in PP&E of $150.7 million and a corresponding increase to long-term debt, including the current portion, of $176.5 million on April 1, 2010.

Accounting impact on our continuing operations

The reclassification of operating leases to finance leases will result in the recognition of depreciation on the reclassified asset, interest expense and the repayment of debt instead of the recognition of rent expense.

CAE Annual Report 2011 | 91

Management’s Discussion and Analysis

IAS 18 - Revenue

Long-Term Service Arrangements

Canadian GAAP accounting policy

Generally, revenue from long-term maintenance contracts is recognized in earnings on a straight-line method over the contract period, or in situations when it is clear that costs will be incurred on other than a straight-line basis, based on historical evidence, revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract (the percentage-of-completion or POC method).

IFRS accounting policy

The notion that historical evidence is needed to recognize revenue under the POC method of accounting is not necessary. As a result, for service contracts where POC accounting more appropriately estimates the outcome of the contract, revenue recognition using the straight- line method is not appropriate.

Opening balance sheet impact	The effect of retroactively applying the POC method for certain limited arrangements is expected to have a negative effect on retained earnings of $6.0 million.
Accounting impact on our continuing operations	Recognizing the gains and losses immediately may result in volatility in income.

Income Taxes and Other

IFRS 3 - Business Combinations

Acquisition Costs

Canadian GAAP accounting policy

Acquisition-related costs are costs the acquirer incurs to effect a business combination. Under Canadian GAAP, direct costs of a business acquisition are capitalized as part of the purchase price allocation while indirect costs are expensed.

IFRS accounting policy

The acquirer shall account for all acquisition-related costs as expenses in the periods in which the costs are incurred and the services are received, with one exception for the costs to issue debt or equity securities.

Opening balance sheet impact	No impact given the IFRS 1 election to apply IFRS 3 to business combinations that occurred on or after April 1, 2010.

Unrecognized Deferred Tax Assets

IFRS accounting policy

Certain transitional adjustments have resulted in the computation of additional deferred tax assets but given that IFRS imposes restrictions on the full recognition of future taxes by requiring that they be recognized only to the extent that their realization is probable, certain future tax assets have not been recognized as some benefits are expected to materialize in periods subsequent to the period meeting the probability of recovery test required to support such assets.

Opening balance sheet impact	Future tax assets are recognized only to the extent that their realization is probable.

92	| CAE Annual Report 2011

Management’s Discussion and Analysis

Expected Preliminary Adjustments to the First Nine Months of Fiscal 2011

The following table reconciles the Canadian GAAP Consolidated Statement of Earnings to the IFRS Income Statement (Statement of Earnings) for the first nine months of fiscal 2011, based on the expected preliminary impacts. These expected preliminary impacts have been isolated and these, along with accounting policy changes, are explained in section Summary of significant accounting policy changes under IFRS above.

As mentioned above, the accounting policy differences and impacts identified should not be considered complete or final as the information presented reflects our current assumptions, estimates and expectations, all of which are subject to change. Changes in IFRS, other regulations or economic conditions may also impact the information below.

Unaudited
(amounts in millions except per	First nine months	Basic and
share amounts)	of fiscal 2011	diluted net EPS
Net earnings under Canadian GAAP	$120.1	0.47
IFRS adjustments:
Government grants and Financial instruments	(4.4)
Property, plant & equipment	4.0
Employee benefits	0.9
Borrowing costs	(1.9)
Leases	(0.6)
Revenue	0.2
Income taxes and other	(3.4)
Net income under IFRS	$114.9	0.45

IFRS Work Plan

The International Accounting Standards Board (IASB) has established an IFRS work plan that could lead to changes in specific current standards following our year of transition. Of these possible changes, the following subjects, amongst others, could potentially significantly affect the accounting for our operations:

  Revenue - An exposure draft (ED) has been published as a result of a joint project of the U.S. Financial Accounting Standards Board (FASB) and the IASB. The ED would replace the existing standards on revenue recognition. The ED proposes the use of one approach for all contracts with customers by which an entity recognizes revenue when it has transferred the promised good or service to the customer. The ED provides some guidance for situations where the promised goods or services are transferred to a customer continuously, such as our long-term contracts. The final standard is expected in the first half of calendar 2011. The effective date is anticipated to be applicable to our fiscal 2015. Additional guidance regarding the notion of control is necessary before concluding on the possible implications of the ED;

  Leases - An exposure draft has been published as a result of a joint project of the FASB and the IASB that would replace the existing standard on leases. One of the key proposals in the draft is to develop a new single approach to lease accounting that would ensure that all assets and liabilities arising under lease contracts are recognized on the balance sheet. However, there is a current proposal that would provide relief for leases less than 12 months. The final standard is expected in the first half of calendar 2011;

  Joint Ventures - In May 2011, the IASB issued the new standard IFRS 11, Joint arrangements, which eliminates the choice of proportionate consolidation for jointly controlled entities and makes equity accounting mandatory for participants in joint ventures.
  The new standard will be applicable for our fiscal 2014 but earlier application is permitted.

  Critical accounting estimates

Because we prepare our consolidated financial statements in accordance with GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses for the period reported. We regularly review the estimates as they relate to the following areas, among others:

  Revenue recognition;

  Income taxes and investment tax credits;

  Impairment of goodwill and long-lived assets;

  Business combinations;

  Research and development (R&D) costs;

  Employee future benefits;

  Fair value of financial instruments.

Management makes these estimates based on its best knowledge of current events and actions that we may undertake in the future.

Actual results could differ from those estimates; we report changes to our estimates in the period in which they are identified.

CAE Annual Report 2011 | 93

Management’s Discussion and Analysis

Our critical accounting policies are those that we believe are the most important in determining our financial condition and results and require significant subjective judgment by management. We consider an accounting estimate to be critical if it requires management to make assumptions about matters that were highly uncertain at the time the estimate was made, if different estimates could have reasonably been used or if there are likely to be changes, from period to period, in the estimate that would have a material effect on our financial condition or results of operations.

See the Notes to the consolidated financial statements for a summary of our significant accounting policies, including the accounting policies discussed below.

Revenue recognition

Long-term contracts

Revenue from long-term contracts for the design, engineering and manufacturing of flight simulators is recognized using the percentage-of-completion method when there is persuasive evidence of an arrangement, when the fee is fixed or determinable and when collection is reasonably certain.

Under this method, revenue is recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, to the estimated total costs to complete the contract. Recognized revenues and margins are subject to revisions as the contract progresses to completion. Management conducts monthly reviews of its estimated costs to complete, percentage-of-completion estimates and revenues and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and earnings estimates is reflected in the period in which the need for a revision becomes known. Provisions for estimated contract losses are recognized in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on past experience. Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Product maintenance

Revenue from maintenance contracts is generally recognized in earnings on a straight-line method over the contract period. In situations when it is clear that costs will be incurred on other than a straight-line basis, based on historical evidence, revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract.

Spare parts

Revenue from the sale of spare parts is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured.

Software arrangements

Revenue from software licensing arrangements that do not require significant production, modification, or customization of software, is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software are recognized using the percentage-of-completion method.

Training and consulting services

Revenue from training and consulting services is recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, recovery is reasonably certain and as the services are rendered.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. During the ground school phase, revenue is recognized in earnings on a straight-line basis, while during the live aircraft flight phase, revenue is recognized based on actual flown hours.

Multiple-element arrangements

We sometimes enter into multiple-element revenue arrangements, which may include a combination of the design, engineering and manufacturing of flight simulators, as well as the provision of spare parts and maintenance. A multiple-element arrangement is separated into more than one unit of accounting, and applicable revenue recognition criteria are considered separately for the different units of accounting if all of the following criteria are met:

(i)	The delivered item has value to the customer on a stand-alone basis;
(ii)	There is objective and reliable evidence of the fair value of the undelivered item (or items);
(iii)

If the arrangement includes a general right of return related to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

The allocation of the revenue from a multiple deliverable agreement is based on fair value of an undelivered item as evidenced by the price of the item that we regularly charge on an individual basis. We enter into stand-alone transactions on a regular basis in regards to the sale of spare parts and maintenance arrangements; therefore the price charged when the elements are sold separately is readily available. The process for determining fair value of undelivered items, with respect to the design, engineering and manufacturing of flight simulators, entails evaluating each transaction and taking into account the unique features of each deal.

Sales incentives

We may provide sales incentive in the form of credits, free products and services, and minimum residual value guarantees. Generally, credits and free products and services are recorded at their estimated fair value as a reduction of revenues or included in the cost of sales respectively. Sales with minimum residual value guarantees are recognized in accordance with the accounting criteria related to leases.

94	| CAE Annual Report 2011

Management’s Discussion and Analysis

Non-monetary transactions

We may also enter into sales arrangements where little or no monetary consideration is involved. The non-monetary transactions are measured at the more reliably measure of the fair value of the asset given up and the fair value of the asset received.

Income taxes and investment tax credits

We use the tax liability method to account for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying value and the tax bases of assets and liabilities.

This method also requires the recognition of future tax benefits, such as for net operating loss carryforwards, to the extent that the realization of such benefits is more likely than not. A valuation allowance is recognized to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will not be realized.

Future tax assets and liabilities are measured by applying enacted or substantively enacted rates and laws at the date of the consolidated financial statements for the years in which the temporary differences are expected to reverse.

We do not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net earnings when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and deferred development costs are deducted from the cost of those assets with amortization calculated on the net amount.

We are subject to examination by taxation authorities in various jurisdictions. The determination of tax liabilities and ITCs recoverable involve certain uncertainties in the interpretation of complex tax regulations. Therefore, we provide for potential tax liabilities and ITCs recoverable based on management’s best estimates. Differences between the estimates and the actual amounts of taxes and ITCs are recorded in net earnings at the time they can be determined.

Impairment of goodwill and long-lived assets

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. Potential additional contingent consideration is recorded as goodwill when certain conditions are met. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate a potential impairment in value.

The impairment test consists of a comparison of the fair value of our reporting units with their carrying amount. When the carrying amount of the reporting unit exceeds its fair value, we compare, in a second phase, the fair value of goodwill related to the reporting unit to its carrying value and recognizes an impairment loss equal to the excess. The fair value of a reporting unit is calculated based on one or more fair value measures, including present value techniques of estimated future cash flows and estimated amounts at which the unit, as a whole, could be purchased or sold in a current transaction between willing unrelated parties. If the carrying amount of the reporting unit exceeds its fair value, the second phase requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of that reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in consolidated net earnings.

We perform the annual review of goodwill as at December 31 of each year. We did not determine that a charge was required following the review as at December 31, 2008, December 31, 2009 and December 31, 2010.

Long-lived assets

Long-lived assets or asset groups are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as measured by comparing their carrying amounts to the estimated undiscounted future cash flows generated by their use and eventual disposal. Impairment, if any, is measured as the excess of the carrying amount of the asset or asset group over its fair value.

Business combinations

We account for our business combinations under the purchase method of accounting, which requires that the total cost of an acquisition be allocated to the underlying net assets based on their respective estimated fair values. Part of this allocation process requires us to identify and attribute values and estimated lives to the assets acquired. This involves considerable judgment and often involves the use of significant estimates and assumptions, including those relating to future cash flows, discount rates and asset lives. Determining these values and estimates subsequently affects the amount of amortization expense to be recognized in future periods over the assets’ estimated useful lives.

Research and development (R&D) costs

Research costs are charged to consolidated earnings in the period in which they are incurred. Development costs are also charged to earnings in the period incurred unless they meet all the specific deferral criteria. Government contributions arising from research and development activities are deducted from the related costs or capital expenditures. Amortization of deferred development costs commences with the commercial production of the product.

CAE Annual Report 2011 | 95

Management’s Discussion and Analysis

Employee future benefits

We maintain defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined using the projected benefit method prorated on employee service and management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, the relevant assets are valued at fair value. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees. Past service costs, arising from plan amendments, are deferred and amortized on a straight-line basis over the average remaining service lives of active employees at the date of amendment.

When a curtailment arises, any unamortized past service costs associated with the reduction of future services is recognized immediately. Also, the increase or decrease in benefit obligations is recognized as a loss or gain, net of unrecognized actuarial gains or losses. Finally, when an event gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. The fair value of a financial instrument is determined by reference to the available market information at the balance sheet date. When no active market exists for a financial instrument, we determine the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, we primarily use external, readily observable market data inputs, when available. Assumptions or inputs that are not based on observable market data incorporate our best estimates of market participant assumptions, and are used when external data is not available. Counterparty credit risk and our own credit risk have been taken into account when estimating the fair value of all financial assets and financial liabilities, including derivatives.

The following assumptions and valuation methodologies have been used to estimate the fair value of financial instruments:

  The fair value of cash and cash equivalents, restricted cash, accounts receivable, contracts in progress, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

  The fair value of capital leases are estimated using the discounted cash flow method;

  The fair value of long-term debt, the long-term obligation and long-term receivables (including advances) are estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities;

  The fair value derivative instruments (including forward contracts, swap agreements and embedded derivatives with economic characteristics and risks that are not clearly and closely related to those of the host contract) are determined using valuation techniques and are calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate, adjusted for CAE’s and the counterparty’s credit risk. Assumptions are based on market conditions prevailing at each balance sheet date. Derivative instruments reflect the estimated amounts that we would receive or pay to settle the contracts at the balance sheet date;

  The fair value of available-for-sale investments which do not have readily available market value is estimated using a discounted cash flow model, which includes some assumptions that are not supportable by observable market prices or rates.

  CONTROLS AND PROCEDURES

The internal auditor reports regularly to management on any weaknesses it finds in our internal controls and these reports are reviewed by the Audit Committee.

In accordance with National Instrument 52-109 issued by the Canadian Securities Administrators (CSA), certificates signed by the President and Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) have been filed. These filings certify the appropriateness of our disclosure controls and procedures and the design and effectiveness of the internal controls over financial reporting.

11.1 Evaluation of disclosure controls and procedures

Our disclosure controls and procedures are designed to provide reasonable assurance that information is accumulated and communicated to our President and CEO and CFO and other members of management, so we can make timely decisions about required disclosure.

Under the supervision of the President and CEO and the CFO, management evaluated the effectiveness of our disclosure controls and procedures, as defined in Rule 13a-15(e) and 15d-15(e) under U.S. Securities Exchange Act of 1934, as of March 31, 2011. The President and CEO and the CFO concluded from the evaluation that the design and operation of our disclosure controls and procedures were effective as at March 31, 2011, and ensure that information is recorded, processed, summarized and reported within the time periods specified under Canadian and U.S. securities laws.

96	| CAE Annual Report 2011

Management’s Discussion and Analysis

11.2 Internal control over financial reporting

Management is responsible for establishing and maintaining adequate internal controls over financial reporting, as defined in Rule 13a-15(f) and 15d-15(f) under the U.S. Securities Exchange Act of 1934. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting, and the preparation of financial statements for external purposes in accordance with GAAP. Management evaluated the design and operation of our internal controls over financial reporting as of March 31, 2011, based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and has concluded that our internal control over financial reporting is effective. Management did not identify any material weaknesses.

There were no changes in our internal controls over financial reporting that occurred during fiscal year 2011 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

12. OVERSIGHT ROLE OF AUDIT COMMITTEE AND BOARD OF DIRECTORS

The Audit Committee reviews our annual MD&A and related consolidated financial statements with management and the external auditor and recommends them to the Board of Directors for their approval. Management and our internal auditor also provide the Audit Committee with regular reports assessing our internal controls and procedures for financial reporting. The external auditor reports regularly to management on any weaknesses it finds in our internal control, and these reports are reviewed by the Audit Committee.

13. ADDITIONAL INFORMATION

You will find additional information about CAE, including our most recent AIF, on our website at www.cae.com, or on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.

CAE Annual Report 2011 | 97

Management’s Discussion and Analysis

14. SELECTED FINANCIAL INFORMATION

Selected quarterly information

(unaudited)
(amounts in millions, except per share amounts and exchange rates)	Q1		Q2		Q3		Q4		Total
Fiscal 2011
Revenue	$366.7		386.6		411.3		464.4		1,629.0
Earnings from continuing operations	$39.4		40.0		40.7		49.7		169.8
Basic earnings per share from continuing operations	$0.15		0.16		0.16		0.19		0.66
Diluted earnings per share from continuing operations	$0.15		0.16		0.16		0.19		0.66
Net earnings	$39.4		40.0		40.7		49.7		169.8
Basic earnings per share	$0.15		0.16		0.16		0.19		0.66
Diluted earnings per share	$0.15		0.16		0.16		0.19		0.66
Average number of shares outstanding (basic)	256.5		256.6		256.8		256.9		256.7
Average number of shares outstanding (diluted)	256.6		256.9		257.5		258.0		257.3
Average exchange rate, U.S. dollar to Canadian dollar	$1.03		1.04		1.01		0.99		1.02
Average exchange rate, Euro to Canadian dollar	$1.31		1.34		1.38		1.35		1.34
Average exchange rate, British pound to Canadian dollar	$1.53		1.61		1.60		1.58		1.58
Fiscal 2010									Total
Revenue	$383.0		364.5		382.9		395.9		1,526.3
Earnings from continuing operations	$27.2		39.1		37.7		40.5		144.5
Basic earnings per share from continuing operations	$0.11		0.15		0.15		0.16		0.56
Diluted earnings per share from continuing operations	$0.11		0.15		0.15		0.16		0.56
Net earnings	$27.2		39.1		37.7		40.5		144.5
Basic earnings per share	$0.11		0.15		0.15		0.16		0.56
Diluted earnings per share	$0.11		0.15		0.15		0.16		0.56
Average number of shares outstanding (basic)	255.4		255.6		255.9		256.4		255.8
Average number of shares outstanding (diluted)	255.4	(1)	255.6	(1)	255.9	(1)	256.4	(1)	255.8	(1)
Average exchange rate, U.S. dollar to Canadian dollar	$1.17		1.10		1.06		1.04		1.09
Average exchange rate, Euro to Canadian dollar	$1.59		1.57		1.56		1.44		1.54
Average exchange rate, British pound to Canadian dollar	$1.81		1.80		1.73		1.63		1.74
Fiscal 2009									Total
Revenue	$392.1		406.7		424.6		438.8		1,662.2
Earnings from continuing operations	$48.2		49.2		52.1		52.7		202.2
Basic earnings per share from continuing operations	$0.19		0.19		0.20		0.21		0.79
Diluted earnings per share from continuing operations	$0.19		0.19		0.20		0.21		0.79
Net earnings	$47.3		49.0		52.1		52.7		201.1
Basic earnings per share	$0.19		0.19		0.20		0.21		0.79
Diluted earnings per share	$0.19		0.19		0.20		0.21		0.79
Average number of shares outstanding (basic)	254.3		254.9		254.9		254.9		254.8
Average number of shares outstanding (diluted)	255.1		255.4		254.9	(1)	254.9	(1)	255.0
Average exchange rate, U.S. dollar to Canadian dollar	$1.01		1.04		1.21		1.25		1.13
Average exchange rate, Euro to Canadian dollar	$1.58		1.56		1.60		1.62		1.59
Average exchange rate, British pound to Canadian dollar	$1.99		1.97		1.90		1.79		1.91

(1) For these periods, the effect of stock options potentially exercisable was anti-dilutive; therefore, the basic and diluted weighted average number of shares outstanding are the same.

98	| CAE Annual Report 2011

Status

				Management’s Discussion and Analysis

Selected segment information (fourth quarter ending March 31)

(unaudited, amounts in millions,
except operating margins)	Simulation Products		Training & Services			Total
	2011	2010	2011	2010	2011	2010
Civil
Revenue	$75.9	$64.5	$132.1	$113.6	$208.0	$178.1
Segment operating income	8.0	8.9	20.6	21.0	28.6	29.9
Operating margins (%)	10.5	13.8	15.6	18.5	13.8	16.8
Military
Revenue	$179.4	$149.3	$77.0	$68.5	$256.4	$217.8
Segment operating income	30.9	25.8	9.9	9.2	40.8	35.0
Operating margins (%)	17.2	17.3	12.9	13.4	15.9	16.1
Total
Revenue	$255.3	$213.8	$209.1	$182.1	$464.4	$395.9
Segment operating income	38.9	34.7	30.5	30.2	69.4	64.9
Operating margins (%)	15.2	16.2	14.6	16.6	14.9	16.4
				Other	$1.0	$(1.9)
				EBIT	$70.4	$63.0

Selected segment information (annual)

CAE Annual Report 2011 | 99

(unaudited, amounts in millions,
except operating margins)	Simulation Products			Training & Services						Total
	2011	2010	2009	2011	2010	2009	2011	2010		2009
Civil
Revenue	$271.9	$284.1	$477.5	$492.0	$433.5	$460.5	$763.9	$717.6		$938.0
Segment operating income	30.3	49.4	92.1	80.4	75.1	87.0	110.7	124.5		179.1
Operating margins (%)	11.1	17.4	19.3	16.3	17.3	18.9	14.5	17.3		19.1
Military
Revenue	$586.1	$545.6	$483.5	$279.0	$263.1	$240.7	$865.1	$808.7		$724.2
Segment operating income	101.9	95.7	87.7	45.7	43.9	39.0	147.6	139.6		126.7
Operating margins (%)	17.4	17.5	18.1	16.4	16.7	16.2	17.1	17.3		17.5
Total
Revenue	$858.0	$829.7	$961.0	$771.0	$696.6	701.2	$1,629.0	$1,526.3		$1,662.2
Segment operating income	132.2	145.1	179.8	126.1	119.0	126.0	258.3	264.1		305.8
Operating margins (%)	15.4	17.5	18.7	16.4	17.1	18.0	15.9	17.3		18.4
						Other	$1.0	$(34.1	) $	-
						EBIT	$259.3	$230.0		$305.8

Management’s Discussion and Analysis

Selected annual information for the past five years

(unaudited - amounts in millions, except per share amounts)	2011	2010	2009	2008	2007
Revenue	$1,629.0	$1,526.3	$1,662.2	$1,423.6	$1,250.7
Earnings from continuing operations	169.8	144.5	202.2	163.4	126.5
Net earnings	169.8	144.5	201.1	151.3	124.8
Average exchange rate, U.S. dollar to Canadian dollar	1.02	1.09	1.13	1.03	1.14
Average exchange rate, Euro to Canadian dollar	1.34	1.54	1.59	1.46	1.46
Average exchange rate, British pound to Canadian dollar	1.58	1.74	1.91	2.07	2.16
Financial position:
Total assets	$2,857.9	2,621.9	2,665.8	2,243.2	1,945.1
Total net debt	198.1	179.8	285.1	124.1	133.0
Per share:
Basic earnings from continuing operations	$0.66	0.56	0.79	0.64	0.50
Diluted earnings from continuing operations	0.66	0.56	0.79	0.64	0.50
Basic net earnings	0.66	0.56	0.79	0.60	0.50
Diluted net earnings	0.66	0.56	0.79	0.59	0.49
Basic dividends	0.15	0.12	0.12	0.04	0.04
Shareholders' equity	4.95	4.52	4.70	3.71	3.27

100	| CAE Annual Report 2011

CAE INC.

CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING		102
INDEPENDENT AUDITOR'S REPORT		102
CONSOLIDATED FINANCIAL STATEMENTS		104
Consolidated Balance Sheets		104
Consolidated Statements of Earnings		105
Consolidated Statements of Changes in Shareholders' Equity		105
Consolidated Statements of Comprehensive Income (Loss)		107
Consolidated Statement of Accumulated Other Comprehensive Loss		108
Consolidated Statements of Cash Flows		109
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS		110
Note 1	Nature of Operations and Significant Accounting Policies	110
Note 2	Future Change to Accounting Standards	117
Note 3	Business Acquisitions and Combinations	117
Note 4	Investments in Joint Ventures	119
Note 5	Accounts Receivable	120
Note 6	Inventories	121
Note 7	Property, Plant and Equipment	121
Note 8	Intangible Assets	121
Note 9	Goodwill	122
Note 10	Other Assets	122
Note 11	Accounts Payable and Accrued Liabilities	122
Note 12	Debt Facilities	123
Note 13	Deferred Gains and Other Long-Term Liabilities	127
Note 14	Income Taxes	127
Note 15	Capital Stock	129
Note 16	Stock-Based Compensation Plans	130
Note 17	Capital Management	133
Note 18	Financial Instruments and Financial Risk Management	134
Note 19	Supplementary Cash Flows and Earnings Information	142
Note 20	Contingencies	143
Note 21	Commitments	143
Note 22	Government Assistance	143
Note 23	Employee Future Benefits	144
Note 24	Restructuring Charge	148
Note 25	Variable Interest Entities	149
Note 26	Operating Segments and Geographic Information	150
Note 27	Differences Between Canadian and United States Generally Accepted Accounting Principles	152
Note 28	Comparative Financial Statements	156

CAE Annual Report 2011 | 101

Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles.

As of March 31, 2011, management conducted an assessment of the effectiveness of the Company’s internal control over the financial reporting based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company’s internal control over financial reporting as of March 31, 2011 was effective.

Montreal (Canada)
May 19, 2011

Independent Auditor’s Report

To the Shareholders of CAE Inc.

We have completed integrated audits of CAE Inc.’s 2011, 2010 and 2009 consolidated financial statements and of its internal control over financial reporting as at March 31, 2011. Our opinions, based on our audits, are presented below.

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of CAE Inc. (the Company), which comprise the consolidated balance sheets as at March 31, 2011 and 2010 and the consolidated statements of earnings, changes in shareholders’ equity, comprehensive income (loss), accumulated other comprehensive loss and cash flows for each of the three years in the period ended March 31, 2011, and the related notes including a summary of significant accounting policies.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. Canadian generally accepted auditing standards require that we comply with ethical requirements.

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the consolidated financial statements.

102	| CAE Annual Report 2011

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of CAE Inc. as at March 31, 2011 and 2010 and the results of its operations and cash flows for each of the three years in the period ended March 31, 2011 in accordance with Canadian generally accepted accounting principles.

Report on internal control over financial reporting

We have also audited CAE Inc.’s internal control over financial reporting as at March 31, 2011, based on criteria established in “Internal Control – Integrated Framework”, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Management’s responsibility for internal control over financial reporting

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting.

Auditor’s responsibility

Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.

We believe that our audit provides a reasonable basis for our audit opinion on the Company’s internal control over financial reporting.

Definition of internal control over financial reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Inherent limitations

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatement. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, CAE Inc. maintained, in all material respects, effective internal control over financial reporting as at March 31, 2011 based on criteria established in “Internal Control – Integrated Framework” issued by COSO.

1 Chartered accountant auditor permit No.12300

CAE Annual Report 2011 | 103

Consolidated Financial Statements

Consolidated Balance Sheets

As at March 31
(amounts in millions of Canadian dollars)	2011	2010
Assets
Current assets
Cash and cash equivalents	$276.4	$312.9
Accounts receivable (Note 5)	296.9	237.5
Contracts in progress	207.9	220.6
Inventories (Note 6)	125.1	126.9
Prepaid expenses	54.5	33.7
Income taxes recoverable	52.2	24.3
Future income taxes (Note 14)	9.2	7.1
	$1,022.2	$963.0
Property, plant and equipment, net (Note 7)	1,180.1	1,147.2
Future income taxes (Note 14)	76.7	82.9
Intangible assets (Note 8)	178.8	125.4
Goodwill (Note 9)	198.5	161.9
Other assets (Note 10)	201.6	141.5
	$2,857.9	$2,621.9

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities (Note 11)	$527.1	$467.8
Deposits on contracts	173.3	199.7
Current portion of long-term debt (Note 12)	30.7	51.1
Future income taxes (Note 14)	31.8	23.0
	$762.9	$741.6
Long-term debt (Note 12)	443.8	441.6
Deferred gains and other long-term liabilities (Note 13)	262.6	200.5
Future income taxes (Note 14)	119.2	82.4
	$1,588.5	$1,466.1

Shareholders’ equity
Capital stock (Note 15)	$445.9	$441.5
Contributed surplus	13.5	10.9
Retained earnings	1,050.1	918.8
Accumulated other comprehensive loss	(240.1)	(215.4)
	$1,269.4	$1,155.8
	$2,857.9	$2,621.9

Contingencies and commitments (Notes 20 and 21)

The accompanying notes form an integral part of these Consolidated Financial Statements.

Approved by the Board:

104	| CAE Annual Report 2011

	Consolidated Financial Statements

Consolidated Statements of Earnings

Years ended March 31
(amounts in millions of Canadian dollars, except per share amounts)	2011	2010	2009
Revenue	$1,629.0	$1,526.3	$1,662.2
Earnings before restructuring, interest and income taxes	$258.3	$264.1	$305.8
Restructuring charge (reversal of provision) (Note 24)	(1.0)	34.1	–
Earnings before interest and income taxes (Note 26)	$259.3	$230.0	$305.8
Interest expense, net (Note 12)	30.7	26.0	20.2
Earnings before income taxes	$228.6	$204.0	$285.6
Income tax expense (Note 14)	58.8	59.5	83.4
Earnings from continuing operations	$169.8	$144.5	$202.2
Results of discontinued operations	–	–	(1.1)
Net earnings	$169.8	$144.5	$201.1
Basic and diluted earnings per share from continuing operations	$0.66	$0.56	$0.79
Basic and diluted earnings per share	$0.66	$0.56	$0.79
Weighted average number of shares outstanding (basic) (Note 15)	256.7	255.8	254.8
Weighted average number of shares outstanding (diluted) (Note 15)(1)	257.3	255.8	255.0

(1)	For fiscal year 2010, the effect of stock options potentially exercisable was anti-dilutive; therefore, the basic and diluted weighted average number of shares outstanding are the same.

The accompanying notes form an integral part of these Consolidated Financial Statements.

Consolidated Statements of Changes in Shareholders’ Equity

Year ended March 31, 2011
(amounts in millions of Canadian dollars, except number of shares)
					Accumulated
		Common Shares			Other	Total
	Number of	Stated	Contributed	Retained	Comprehensive	Shareholders’
	Shares	Value	Surplus	Earnings	Loss	Equity
Balances,
beginning of year	256,516,994	$441.5	$10.9	$918.8	$(215.4)	$1,155.8
Stock options exercised	394,850	2.8	–	–	–	2.8
Transfer upon exercise of
stock options	–	1.0	(1.0)	–	–	–
Stock dividends	52,912	0.6	–	(0.6)	–	–
Stock-based
compensation (Note 16)	–	–	3.6	–	–	3.6
Net earnings	–	–	–	169.8	–	169.8
Dividends	–	–	–	(37.9)	–	(37.9)
Other comprehensive
loss	–	–	–	–	(24.7)	(24.7)
Balances,
end of year	256,964,756	$445.9	$13.5	$1,050.1	$(240.1)	$1,269.4

The total of Retained earnings and Accumulated other comprehensive loss for the year ended March 31, 2011 was $810.0 million (2010 –$703.4 million; 2009 – $757.5 million).

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Annual Report 2011 | 105

Consolidated Financial Statements

Year ended March 31, 2010
(amounts in millions of Canadian dollars, except number of shares)
					Accumulated
		Common Shares			Other	Total
	Number of	Stated	Contributed	Retained	Comprehensive	Shareholders’
	Shares	Value	Surplus	Earnings	Loss	Equity
Balances,
beginning of year	255,146,443	$430.2	$10.1	$805.0	$(47.5)	$1,197.8
Stock options exercised	1,327,220	7.5	–	–	–	7.5
Transfer upon exercise of
stock options	–	3.4	(3.4)	–	–	–
Stock dividends	43,331	0.4	–	(0.4)	–	–
Stock-based
compensation (Note 16)	–	–	4.2	–	–	4.2
Net earnings	–	–	–	144.5	–	144.5
Dividends	–	–	–	(30.3)	–	(30.3)
Other comprehensive
loss	–	–	–	–	(167.9)	(167.9)
Balances,
end of year	256,516,994	$441.5	$10.9	$918.8	$(215.4)	$1,155.8

Year ended March 31, 2009
(amounts in millions of Canadian dollars, except number of shares)
					Accumulated
		Common Shares			Other	Total
	Number of	Stated	Contributed	Retained	Comprehensive	Shareholders’
	Shares	Value	Surplus	Earnings	Loss	Equity
Balances,
beginning of year	253,969,836	$418.9	$8.3	$634.5	$(122.4)	$939.3
Stock options exercised	1,077,200	9.3	–	–	–	9.3
Transfer upon exercise of
stock options	–	1.0	(1.0)	–	–	–
Stock dividends	99,407	1.0	–	(1.0)	–	–
Stock-based
compensation (Note 16)	–	–	2.8	–	–	2.8
Net earnings	–	–	–	201.1	–	201.1
Dividends	–	–	–	(29.6)	–	(29.6)
Other comprehensive
income	–	–	–	–	74.9	74.9
Balances,
end of year	255,146,443	$430.2	$10.1	$805.0	$(47.5)	$1,197.8

The accompanying notes form an integral part of these Consolidated Financial Statements.

106	| CAE Annual Report 2011

Consolidated Financial Statements

Consolidated Statements of Comprehensive Income (Loss)

Years ended March 31
(amounts in millions of Canadian dollars)	2011	2010	2009
Net earnings	$169.8	$144.5	$201.1
Other comprehensive (loss) income:
Foreign currency translation adjustment
Net foreign exchange (losses) gains on translation of
financial statements of self-sustaining foreign operations	$(27.4)	$(225.0)	$113.5
Net change in gains (losses) on certain long-term debt
denominated in foreign currency and designated as
hedges of net investments in self-sustaining foreign
operations	5.2	18.3	(7.7)
Reclassifications to income	(0.6)	0.3	(1.9)
Income taxes	(1.3)	(0.6)	(1.3)
	$(24.1)	$(207.0)	$102.6
Net changes in cash flow hedge
Net change in gains (losses) on derivative items designated
as hedges of cash flows	$9.1	$58.1	$(48.8)
Reclassifications to income or to the related
non-financial assets or liabilities	(10.2)	(2.2)	10.4
Income taxes	0.5	(16.8)	10.7
	$(0.6)	$39.1	$(27.7)
Total other comprehensive (loss) income	$(24.7)	$(167.9)	$74.9
Comprehensive income (loss)	$145.1	$(23.4)	$276.0

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Annual Report 2011 | 107

Consolidated Financial Statements

Consolidated Statements of Accumulated Other Comprehensive Loss

	Foreign		Accumulated
	Currency		Other
As at and for the years ended March 31	Translation	Cash Flow	Comprehensive
(amounts in millions of Canadian dollars)	Adjustment	Hedge	Loss
Balance, beginning of fiscal 2009	$(122.0)	$(0.4)	$(122.4)
Details of other comprehensive income:
Net change in gains (losses)	105.8	(48.8)	57.0
Reclassifications to income or to the related
non-financial assets or liabilities	(1.9)	10.4	8.5
Income taxes	(1.3)	10.7	9.4
Total other comprehensive income for fiscal 2009	$102.6	$(27.7)	$74.9
Balance, end of fiscal 2009	$(19.4)	$(28.1)	$(47.5)
Details of other comprehensive loss:
Net change in (losses) gains	(206.7)	58.1	(148.6)
Reclassifications to income or to the related
non-financial assets or liabilities	0.3	(2.2)	(1.9)
Income taxes	(0.6)	(16.8)	(17.4)
Total other comprehensive loss for fiscal 2010	$(207.0)	$39.1	$(167.9)
Balance end of fiscal 2010	$(226.4)	$11.0	$(215.4)
Details of other comprehensive loss:
Net change in (losses) gains	(22.2)	9.1	(13.1)
Reclassifications to income or to the related
non-financial assets or liabilities	(0.6)	(10.2)	(10.8)
Income taxes	(1.3)	0.5	(0.8)
Total other comprehensive loss for fiscal 2011	$(24.1)	$(0.6)	$(24.7)
Balance, end of fiscal 2011	$(250.5)	$10.4	$(240.1)

The accompanying notes form an integral part of these Consolidated Financial Statements.

108	| CAE Annual Report 2011

	Consolidated Financial Statements

Consolidated Statements of Cash Flows

Years ended March 31
(amounts in millions of Canadian dollars)	2011	2010	2009
Operating activities
Net earnings	$169.8	$144.5	$201.1
Results of discontinued operations	–	–	1.1
Earnings from continuing operations	$169.8	$144.5	$202.2
Adjustments to reconcile earnings to cash flows from operating activities:
Depreciation of property, plant and equipment	74.8	75.4	71.3
Financing cost amortization	1.0	0.8	0.8
Amortization of intangible and other assets	22.1	17.8	17.6
Future income taxes (Note 14)	49.3	27.2	8.5
Investment tax credits	(17.7)	(8.6)	19.9
Stock-based compensation plans (Note 16)	17.3	13.9	(11.5)
Employee future benefits, net (Note 23)	(10.7)	(1.4)	0.4
Amortization of other long-term liabilities	(9.0)	(7.3)	(9.6)
Other	(12.5)	8.3	(10.1)
Changes in non-cash working capital (Note 19)	(37.4)	(3.6)	(95.1)
Net cash provided by operating activities	$247.0	$267.0	$194.4
Investing activities
Business acquisitions, net of cash and cash equivalents acquired (Note 3)	$(74.1)	$(34.7)	$(41.5)
Joint venture, net of cash and cash equivalents acquired	(1.9)	–	–
Capital expenditures	(114.9)	(130.9)	(203.7)
Proceeds from the disposal of property, plant and equipment	1.5	8.8	–
Deferred development costs	(22.6)	(14.6)	(10.5)
ERP and other software	(18.5)	(9.8)	(5.3)
Other	(6.8)	(3.2)	(0.4)
Net cash used in investing activities	$(237.3)	$(184.4)	$(261.4)
Financing activities
Proceeds from long-term debt, net of transaction costs (Note 12)	$44.5	$191.0	$50.3
Repayment of long-term debt (Note 12)	(44.2)	(115.1)	(22.7)
Proceeds from capital lease (Note 12)	11.0	21.6	–
Repayment of capital lease (Note 12)	(16.0)	(5.6)	(5.1)
Dividends paid	(37.9)	(30.3)	(29.6)
Common stock issuance (Note 15)	2.8	7.5	9.3
Other	(2.4)	(1.9)	(13.4)
Net cash (used in) provided by financing activities	$(42.2)	$67.2	$(11.2)
Effect of foreign exchange rate changes on cash and cash equivalents	$(4.0)	$(32.1)	$17.7
Net (decrease) increase in cash and cash equivalents	$(36.5)	$117.7	$(60.5)
Cash and cash equivalents, beginning of year	312.9	195.2	255.7
Cash and cash equivalents, end of year	$276.4	$312.9	$195.2

Supplementary Cash Flows Information (Note 19)
The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Annual Report 2011 | 109

Notes to the Consolidated Financial Statements

Years ended March 31, 2011, 2010 and 2009 (unless otherwise stated, all amounts are in millions of Canadian dollars)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

CAE Inc. and its subsidiaries (the Company) design, manufacture and supply simulation equipment and services and develop integrated training solutions for the military, commercial airlines, business aircraft operators, aircraft manufacturers, healthcare education and service providers and the mining industry. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain an extensive database of airports, other landing areas, flying environments, motion and sound cues to create a fully immersive training environment. The Company offers a range of flight training devices based on the same software used on its simulators. The Company also operates a global network of training centres in locations around the world.

The Company’s operations are managed through four segments:

(i)	Simulation Products/Civil (SP/C) – Designs, manufactures and supplies civil flight simulators, training devices and visual systems;
(ii)	Simulation Products/Military (SP/M) – Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies;
(iii)

Training & Services/Civil (TS/C) – Provides business and commercial aviation training for all flight and ground personnel and all associated services as well as results from its new core market initiatives;

(iv)	Training & Services/Military (TS/M) – Supplies turnkey training services, support services, systems maintenance and modeling and simulation solutions.

Generally accepted accounting principles and financial statements presentation

These consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). In certain significant respects, these accounting principles differ from United States Generally Accepted Accounting Principles (U.S. GAAP). The main differences are described in Note 27. The functional and presentation currency of the Company is the Canadian dollar.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires CAE’s management (management) to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses for the period reported. Management reviews its estimates on an ongoing basis, particularly as they relate to accounting for long-term contracts, useful lives, employee future benefits, income taxes, impairment of long-lived assets, asset retirement obligations, fair value of certain financial instruments, goodwill and intangible assets, based on management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results could differ from those estimates. Changes will be reported in the period in which they are identified.

Basis of consolidation

The consolidated financial statements include the accounts of CAE Inc. and of all its majority owned subsidiaries, and variable interest entities for which the Company is the primary beneficiary. They also include the Company’s proportionate share of assets, liabilities and earnings of joint ventures in which the Company has an interest (refer to Note 4). All significant intercompany accounts and transactions have been eliminated. The investments over which the Company exercises significant influence are accounted for using the equity method and portfolio investments are accounted at fair value unless there is no quoted price in an active market.

The Company determines if a variable interest entity (VIE) should be consolidated if it is exposed to a majority of the risk of loss from the VIE’s activities, or if it is entitled to receive a majority of the VIE’s residual returns (if no party is exposed to a majority of the VIE’s losses), or both (the primary beneficiary). The Company revises its determination of the accounting for VIEs when certain events occur, such as changes in governing documents or contractual arrangements. Refer to Note 25 for additional information.

110	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Revenue recognition
Multiple-element arrangements

The Company sometimes enters into multiple-element revenue arrangements, which may include a combination of the design, engineering and manufacturing of flight simulators, as well as the provision of spare parts and maintenance. A multiple-element arrangement is separated into more than one unit of accounting, and applicable revenue recognition criteria are considered separately for the different units of accounting if all of the following criteria are met:

(i)	The delivered item has value to the customer on a stand-alone basis;
(ii)	There is objective and reliable evidence of the fair value of the undelivered item (or items);
(iii)

If the arrangement includes a general right of return related to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

The allocation of the revenue from a multiple deliverable agreement is based on fair value of an undelivered item as evidenced by the price of the item regularly charged by the Company on an individual basis. The Company enters into stand-alone transactions on a regular basis in regards to the sale of spare parts and maintenance arrangements; therefore the price charged when the elements are sold separately is readily available. The process for determining fair value of undelivered items, with respect to the design, engineering and manufacturing of flight simulators, entails evaluating each transaction and taking into account the unique features of each deal.

Long-term contracts

Revenue from long-term contracts for the design, engineering and manufacturing of flight simulators is recognized using the percentage-of-completion method when there is persuasive evidence of an arrangement, when the fee is fixed or determinable and when collection is reasonably certain.

Under this method, revenue is recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, to the estimated total costs to complete the contract. Recognized revenues and margins are subject to revisions as the contract progresses to completion. Management conducts monthly reviews of its estimated costs to complete, percentage-of-completion estimates and revenues and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and earnings estimates is reflected in the period in which the need for a revision becomes known. Provisions for estimated contract losses are recognized in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on past experience. Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Product maintenance

Revenue from maintenance contracts is generally recognized in earnings on a straight-line method over the contract period. In situations when it is clear that costs will be incurred on other than a straight-line basis, based on historical evidence, revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract.

Spare parts

Revenue from the sale of spare parts is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured.

Software arrangements

Revenue from software licensing arrangements that do not require significant production, modification, or customization of software, is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software are recognized using the percentage-of-completion method.

Training and consulting services

Revenue from training and consulting services is recognized as the services are rendered when persuasive evidence of an arrangement exists, the fee is fixed or determinable and recovery is reasonably certain.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. During the ground school phase, revenue is recognized in earnings on a straight-line basis, while during the live aircraft flight phase, revenue is recognized based on actual flown hours.

Sales incentives

The Company may provide sales incentive in the form of credits, free products and services, and minimum residual value guarantees. Generally, credits and free products and services are recorded at their estimated fair value as a reduction of revenues or included in the cost of sales respectively. Sales with minimum residual value guarantees are recognized in accordance with the accounting criteria related to leases.

CAE Annual Report 2011 | 111

Notes to the Consolidated Financial Statements

Non-monetary transactions

The Company may also enter into sales arrangements where little or no monetary consideration is involved. The non-monetary transactions are measured at the more reliable measure of the fair value of the asset given up and the fair value of the asset received.

Deferred revenue

Cash payments received or advances currently due pursuant to contractual arrangements are recorded as deferred revenue until all of the foregoing conditions of revenue recognition have been met.

Foreign currency translation

Self-sustaining foreign operations

Assets and liabilities of self-sustaining foreign operations are translated from their functional currency to Canadian dollars at exchange rates in effect at the balance sheet date and foreign exchange gains or losses arising from the translation are included in accumulated other comprehensive income (loss). Translation gains or losses related to long-term intercompany account balances, which form part of the overall net investment in foreign operations, and those arising from the translation of debt denominated in foreign currencies and designated as hedges of the overall net investments in self-sustaining foreign operations are also included in accumulated other comprehensive loss. Revenue and expenses are translated at the average exchange rates for the period.

Amounts related to foreign currency translation in accumulated other comprehensive loss are released to the consolidated statement of earnings when the Company reduces its overall net investment in foreign operations, including a reduction in capital or through the settlement of long-term intercompany balances, which have been considered part of the Company’s overall net investment.

Foreign currency transactions

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the prevailing exchange rate at the balance sheet date. Non-monetary assets and liabilities, and revenue and expense items denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions.

Cash and cash equivalents

Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at date of purchase.

Accounts receivable

Receivables are carried at cost net of an allowance for doubtful accounts, based on expected recoverability. The Company is involved in a program under which it sells certain of its accounts receivable and contracts in progress to third parties for cash consideration for an amount of up to $150.0 million without recourse to the Company. The Company continues to act as a collection agent. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable and contracts in progress. Losses and gains on these transactions are recognized in earnings. (Refer to Note 18 for additional information)

Contracts in progress

Contracts in progress, resulting from applying the percentage-of-completion method, are valued based on materials, direct labour, relevant manufacturing overhead and estimated contract margins. (Refer to Accounts receivable for sale of contracts in progress.)

Inventories

Work in progress is stated at the lower of specific identification of cost and net realizable value. The cost of work in progress includes material, labour, and an allocation of manufacturing overhead, based on normal operating capacity.

Raw materials are valued at the lower of average cost and net realizable value. Spare parts to be used in the normal course of business are valued at the lower of specific identification of cost and net realizable value.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. In the case of raw materials and spare parts, replacement cost is generally the best measure of net realizable value.

Long-lived assets

Property, plant and equipment and depreciation

Property, plant and equipment are recorded at cost less accumulated depreciation, net of any impairment charges. The estimated useful lives, residual values and depreciation methods are as follows:

	Method	Rates / Years
Buildings and improvements	Declining balance / Straight line	2.5 to 10% / 10 to 20 years
Simulators	Straight line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance / Straight line	20 to 35% / 3 to 10 years
Aircrafts	Straight line (15% residual)	Not exceeding 12 years
Aircraft engines	Based on utilization	Not exceeding 3,000 hours

112	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Asset retirement obligations

Asset retirement obligations are recognized in the period in which the Company incurs a legal obligation associated with the retirement of an asset. The obligation is measured initially at fair value discounted to its present value using a credit-adjusted risk-free interest rate, and the resulting costs are capitalized into the carrying value of the related assets. The liability is accreted through charges to earnings. Costs related to asset retirement obligations are depreciated over the remaining useful life of the underlying asset.

The Company has a known conditional asset retirement obligation for asbestos remediation activities to be performed in the future, that is not reasonably estimable due to insufficient information about the timing and method of settlement of the obligation. Accordingly, this obligation has not been recorded in the consolidated financial statements because the fair value cannot be reasonably estimated. A liability for this obligation will be recorded in the period when sufficient information regarding timing and method of settlement becomes available to make a reasonable estimate of the liability’s fair value.

Leases

Leases for which substantially all the benefits and risks of ownership are transferred to the Company are recorded as capital leases and classified as property, plant and equipment and long-term debt. All other leases are classified as operating leases under which leasing costs are expensed on a straight-line basis over the terms of the lease. Gains, net of transaction costs, related to the sale and leaseback of simulators are deferred and the net gains in excess of the residual value guarantees are amortized over the term of the lease. When at the time of the sale and leaseback transactions, the fair value of the asset is less than the carrying value, the difference is recognized as a loss. The residual value guarantees are ultimately recognized in earnings upon expiry of the related sale and leaseback agreement unless the Company decides to exercise its early buy-out options. Then, the related deferred gain from the residual value guarantee is applied against the cost of the asset.

Intangible assets with definite useful lives and amortization

Intangible assets with definite useful lives are initially recorded at cost being their fair value at the acquisition date. Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

	Amortization	Weighted Average
	Period	Amortization Period
Deferred development costs	Not exceeding 7 years	5
Trade names	2 to 20 years	17
Customer relationships	3 to 15 years	10
Customer contractual agreements	5 to 12 years	10
Technology	3 to 15 years	10
Enterprise resource planning and other software	5 to 10 years	7
Other intangible assets	5 to 20 years	11

Research and development (R&D) costs

Research costs are charged to consolidated earnings in the period in which they are incurred. Development costs are also charged to earnings in the period incurred unless they meet all the specific deferral criteria. Government contributions arising from research and development activities are deducted from the related costs or capital expenditures. Amortization of deferred development costs commences with the commercial production of the product.

Interest capitalization

Interest costs relating to the construction of simulators, buildings for training centres and internally developed intangible assets are capitalized as part of the cost of property, plant and equipment and intangible assets. Capitalization of interest ceases when the asset is completed and ready for productive use.

Impairment of long-lived assets

Long-lived assets or asset groups are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as measured by comparing their carrying amounts to the estimated undiscounted future cash flows generated by their use and eventual disposal. Impairment, if any, is measured as the excess of the carrying amount of the asset or asset group over its fair value.

Other assets

Restricted cash

The Company is required to hold a defined amount of cash as collateral under the terms of certain subsidiaries’ external bank financing, government-related sales contracts and business acquisition arrangements.

Deferred financing costs

Deferred financing costs related to the revolving unsecured term credit facilities and sale and leaseback agreements are included in other assets and amortized on a straight-line basis over the term of the related financing agreements.

Business combinations and goodwill

Acquisitions are accounted for using the purchase method and, accordingly, the results of operations of the acquired business are included in the consolidated statements of earnings from their respective dates of acquisition.

Goodwill represents the excess of the cost of acquired businesses over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. Potential additional contingent consideration is recorded as goodwill when certain conditions are met. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate a potential impairment in value.

CAE Annual Report 2011 | 113

Notes to the Consolidated Financial Statements

The impairment test consists of a comparison of the fair value of the Company’s reporting units with their carrying amount. When the carrying amount of the reporting unit exceeds its fair value, the Company compares, in a second phase, the fair value of goodwill related to the reporting unit to its carrying value and recognizes an impairment loss equal to the excess. The fair value of a reporting unit is calculated based on one or more fair value measures, including present value techniques of estimated future cash flows and estimated amounts at which the unit, as a whole, could be purchased or sold in a current transaction between willing unrelated parties. If the carrying amount of the reporting unit exceeds its fair value, the second phase requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of that reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in earnings.

Income taxes and investment tax credits

The Company uses the tax liability method to account for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying value and the tax bases of assets and liabilities.

This method also requires the recognition of future tax benefits, such as for net operating loss carryforwards, to the extent that the realization of such benefits is more likely than not. A valuation allowance is recognized to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will not be realized.

Future tax assets and liabilities are measured by applying enacted or substantively enacted rates and laws at the date of the consolidated financial statements for the years in which the temporary differences are expected to reverse.

The Company does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net earnings when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and deferred development costs are deducted from the cost of those assets with amortization calculated on the net amount.

The Company is subject to examination by taxation authorities in various jurisdictions. The determination of tax liabilities and ITCs recoverable involve certain uncertainties in the interpretation of complex tax regulations. Therefore, the Company provides for potential tax liabilities and ITCs recoverable based on management’s best estimates. Differences between the estimates and the actual amounts of taxes and ITCs are recorded in net earnings at the time they can be determined.

Stock-based compensation plans

The Company’s stock-based compensation plans consist of five categories of plans: Employee Stock Option Plan (ESOP), Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) plan, Long-Term Incentive Deferred Share Unit (LTI-DSU) plan and Long-Term Incentive Restricted Share Unit (LTI-RSU) plan. All plans are described in Note 16.

The Company recognizes the stock-based compensation expense over the vesting period except for employees who will become eligible for retirement during the vesting period for which the compensation expense is recognized over the period from grant date to the date the employee becomes eligible to retire. In addition, if an employee is eligible to retire on the grant date, the compensation expense is recognized at that date unless the employee is under contract, in which case, the compensation expense is recognized over the term of the contract.

The Company estimates the fair value of options using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, valuation models generally require the input of highly-subjective assumptions including expected stock price volatility. Using the fair value method, compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus in shareholders’ equity.

Compensation expense is also recognized for the Company’s portion of the contributions made under the ESPP and for the grant date amount of vested units at their respective valuations for the DSU, LTI-DSU and LTI-RSU plans. For DSU and LTI-DSUs, the Company accrues a liability using the intrinsic value method with any changes in the intrinsic value recognized in earnings based on the market price of the Company’s common shares. Any subsequent changes in the Company’s stock price affect the compensation expense. The Company has entered into equity swap agreements with a major Canadian financial institution in order to reduce its cash and earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and LTI-DSU programs.

CAE’s practice is to issue options and units in the first quarter of each fiscal year or at the time of hiring of new employees or making new appointments. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to share capital together with any related stock-based compensation expense.

114	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Employee future benefits

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined using the projected benefit method prorated on employee service and management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, the relevant assets are valued at fair value. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees. Past service costs, arising from plan amendments, are deferred and amortized on a straight-line basis over the average remaining service lives of active employees at the date of amendment.

When a curtailment arises, any unamortized past service costs associated with the reduction of future services is recognized immediately. Also, the increase or decrease in benefit obligations is recognized as a loss or gain, net of unrecognized actuarial gains or losses. Finally, when an event gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

Earnings per share

Earnings per share are calculated by dividing consolidated net earnings available for common shareholders by the weighted average number of common shares outstanding during the year. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period.

Disposal of long-lived assets and discontinued operations

Long-lived assets to be disposed of by sale are measured at the lower of their carrying amounts or fair value less selling costs and are not amortized as long as they are classified as assets to be disposed of by sale. Operating results of a company’s components disposed of by sale or being classified as held-for-sale are reported as discontinued operations if the operations and cash flows of those components have been, or will be, eliminated from the Company’s current operations pursuant to the disposal and if the Company does not have significant continuing involvement in the operations of the component after the disposal transaction. A component of an enterprise includes operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company’s operations and cash flows.

Financial instruments and hedging relationships

Financial instruments
Financial assets and financial liabilities

Financial assets and financial liabilities, including derivatives, are recognized on the consolidated balance sheet when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments are measured at fair value. Subsequent measurement of the financial instruments is based on their classification as described below. Financial assets and financial liabilities are classified into one of these five categories: held-for-trading, held-to-maturity investments, loans and receivables, other financial liabilities and available-for-sale. The determination of the classification depends on the purpose for which the financial instruments were acquired and their characteristics.

Held-for-trading

Financial instruments classified as held-for-trading are carried at fair value at each balance sheet date with the change in fair value recorded in earnings. The held-for-trading classification is applied when a financial instrument:

  Is a derivative, including embedded derivatives accounted for separately from the host contract, but excluding those derivatives designated as effective hedging instruments;

  Has been acquired or incurred principally for the purpose of selling or repurchasing in the near future;

  Is part of a portfolio of financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking; or

  Has been irrevocably designated as such by the Company (fair value option).

Held-to-maturity investments, loans and receivables and other financial liabilities

Financial instruments classified as held-to-maturity investments, loans and receivables and other financial liabilities are carried at amortized cost using the effective interest method. Interest income or expense is included in earnings in the period.

Available-for-sale

Financial instruments classified as available-for-sale are carried at fair value at each balance sheet date. Unrealized gains and losses, including changes in foreign exchange rates, are recognized in other comprehensive income (loss) (OCI) in the period in which the changes arise and are transferred to earnings when the assets are derecognized or other than temporary impairment occurs. Securities classified as available-for-sale which do not have a readily available market value are recorded at cost.

CAE Annual Report 2011 | 115

Notes to the Consolidated Financial Statements

As a result, the following classifications were determined:

(i)	Cash and cash equivalents, restricted cash and all derivative instruments are classified as held-for-trading;
(ii)

Accounts receivable, contracts in progress, long-term receivables and advances are classified as loans and receivables, except for those that the Company intends to sell immediately or in the near term, which are classified as held-for-trading;

(iii)	Portfolio investments are classified as available-for-sale;
(iv)

Accounts payable and accrued liabilities and long-term debt, including interest payable, as well as capital lease obligations are classified as other financial liabilities, all of which are measured at amortized cost using the effective interest rate method;

(v)	To date, the Company has not classified any financial asset as held-to-maturity.

Transaction costs

Transaction costs that are directly related to the acquisition or issuance of financial assets and financial liabilities (other than those classified as held-for-trading) are included in the fair value initially recognized for those financial instruments. These costs are amortized to earnings using the effective interest rate method.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are offset and the net amount is presented in the consolidated balance sheet when the Company has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the assets and settle the liabilities simultaneously.

Hedge accounting
Documentation

At the inception of a hedge, if the Company elects to use hedge accounting, the Company formally documents the designation of the hedge, the risk management objectives, the hedging relationship between the hedged item and hedging item and the method for testing the effectiveness of the hedge, which must be reasonably assured over the term of the hedging relationship. The Company formally assesses, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Method of accounting

When derivatives are designated as hedges, the Company classifies them either as: (a) hedges of the change in fair value of recognized assets or liabilities or firm commitments (fair value hedges); or (b) hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability, a firm commitment or a forecasted transaction (cash flow hedges).

Fair value hedge

For fair value hedges outstanding, gains or losses arising from the measurement of derivative hedging instruments at fair value are recorded in earnings, and the carrying amount of hedged items are adjusted by gains and losses on the hedged item attributable to the hedged risks which are recorded in earnings.

Cash flow hedge

The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in comprehensive income (loss). Any gain or loss in fair value relating to the ineffective portion is recognized immediately in earnings. Amounts accumulated in OCI are reclassified to earnings in the period in which the hedged item affects earnings. However, when the forecasted transactions that are hedged items result in recognition of non-financial assets (for example, inventories or property, plant and equipment), gains and losses previously deferred in OCI are included in the initial carrying value of the related non-financial assets acquired or liabilities incurred. The deferred amounts are ultimately recognized in earnings as the related non-financial assets are derecognized or amortized.

Hedge accounting is discontinued prospectively when the hedging relationship no longer meets the criteria for hedge accounting or when the hedging instrument expires or is sold. Any cumulative gain or loss existing in OCI at that time remains in OCI until the hedged item is eventually recognized in earnings. When it is probable that a hedged transaction will not occur, the cumulative gain or loss that was reported in OCI is recognized immediately in earnings.

Hedge of net investments in self-sustaining foreign operations

The Company has designated certain long-term debt as a hedge of its overall net investment in self-sustaining foreign operations whose activities are denominated in a currency other than the Company’s functional currency. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in OCI, net of tax and is limited to the translation gain or loss on the net investment.

Comprehensive income (loss)

Comprehensive income represents the change in shareholders’ equity from transactions and other events and circumstances from non-owner sources.

OCI refers to revenues, expenses, gains and losses that are recognized in comprehensive income (loss), but excluded from earnings. OCI includes net changes in unrealized foreign exchange gains (losses) on translating financial statements of self-sustaining foreign operations, net changes in gains (losses) on items designated as hedges of net investments and as cash flow hedges, reclassifications to income or to the related non-financial assets or liabilities and net changes on financial assets classified as available-for-sale, as well as income tax adjustments.

116	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Government assistance

Contributions from Industry Canada under the Technology Partnerships Canada (TPC) program and from Investissement Québec programs for costs incurred in Project New Core Markets, Project Phoenix and in previous R&D programs are recorded as a reduction of costs or as a reduction of capitalized expenditures.

A liability to repay the government contribution is recognized when conditions arise and the repayment thereof is reflected in the consolidated statements of earnings when royalties become due.

The Company recognizes the government of Canada’s participation in Project Falcon as an interest-bearing long-term obligation. The initial measurement of the accounting liability recognized to repay the lender is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

Severance, termination benefits and costs associated with exit and disposal activities

The Company recognizes severance benefits that do not vest when the decision is made to terminate the employee. Special termination benefits are accounted for when management commits to a plan that specifically identifies all significant actions to be taken and such termination benefits are communicated to the employees in sufficient detail to enable them to determine the type and amount of benefits they will receive. All other costs associated with restructuring, exit and disposal activities are recognized in the period in which they are incurred.

Disclosure of guarantees

The Company discloses information concerning certain types of guarantees that may require payments, contingent on specified types of future events. In the normal course of business, CAE issues letters of credit and performance guarantees.

NOTE 2 – FUTURE CHANGE TO ACCOUNTING STANDARDS

The Company will cease to prepare its consolidated financial statements in accordance with Canadian GAAP as set out in Part V of the CICA Handbook – Accounting (“Canadian GAAP”) for the year beginning on April 1, 2011 when it will start to apply International Financial Reporting Standards as published by the International Accounting Standards Board as set out in Part I of the CICA Handbook – Accounting as its primary basis of accounting. Consequently, future accounting changes to Canadian GAAP that are effective for periods beginning on or after April 1, 2011 are not discussed in these consolidated financial statements. The Company does not expect to publish any financial statements in future periods under Canadian GAAP.

NOTE 3 – BUSINESS ACQUISITIONS AND COMBINATIONS

Fiscal 2011 acquisitions

The Company had transactions for a total cost, including acquisition costs of $79.0 million settled in cash. The total cost does not include potential additional consideration of $5.6 million that is contingent on certain conditions being satisfied.

Datamine Corporate Limited

The Company acquired Datamine Corporate Limited (Datamine). Datamine is a supplier of mining optimization software tools and services.

Academia Aeronautica de Evora S.A.

The Company acquired the remaining non-controlling interest of Academia Aeronautica de Evora S.A.

Century Systems Technologies Inc.

The Company acquired Century Systems Technologies Inc. (Century). Century is a supplier of geological data management and governance systems to the mining industry.

RTI International’s Technology Assisted Learning

The Company acquired the assets of RTI International’s Technology Assisted Learning (TAL) business unit. TAL designs, manufactures and delivers maintenance trainers as well as virtual desktop trainers.

CHC Helicopter’s Helicopter Flight Training Operations

The Company acquired the assets of CHC Helicopter’s Helicopter Flight Training Operations (CHC Helicopter’s HFTO) in order to provide training to helicopter pilots and maintenance engineers as well as provide general training, pilot provisioning and search and rescue training support.

The allocation of the purchase price for Datamine, Century, TAL and CHC Helicopter’s HFTO are preliminary and are expected to be completed in the near future.

CAE Annual Report 2011 | 117

Notes to the Consolidated Financial Statements

In fiscal 2011, the Company recorded additional purchase price of $1.7 million for previous years’ acquisitions. Remaining potential additional consideration for fiscal 2010 acquisitions amounts to $26.9 million that is contingent on certain conditions being satisfied.

Fiscal 2010 acquisitions

The Company had transactions for a total cost, including acquisition costs and excluding balance of purchase price, of $30.7 million which was paid in cash.

Bell Aliant’s Defence, Security and Aerospace

The Company acquired Bell Aliant’s Defence, Security and Aerospace (DSA) business unit through an asset purchase agreement. DSA supplies real-time software and systems for simulation training defence and integrated lifecycle information management for the aerospace and defence industries. The working capital adjustment remains unsettled and is currently in dispute.

Seaweed Systems Inc.

The Company acquired Seaweed Systems Inc. (Seaweed). Seaweed has embedded graphics solutions for the military and aerospace market, with experience in the development of safety critical graphic drivers.

ICCU Imaging Inc.

The Company acquired ICCU Imaging Inc. (ICCU). ICCU specializes in developing multimedia educative material and offering educational solutions to help medical providers perform a focused bedside ultrasound examination.

VIMEDIX Virtual Medical Imaging Training Systems Inc.

The Company acquired VIMEDIX Virtual Medical Imaging Training Systems Inc. (VIMEDIX). VIMEDIX specializes in developing virtual reality animated transthoracic echocardiograph simulators and advanced echographic simulation training.

Immersion Corporation’s Medical Simulation

The Company acquired part of Immersion Corporation’s (Immersion) medical simulation business unit through an asset purchase agreement. Immersion’s medical line of business designs, manufactures, and markets computer-based virtual reality simulation training systems which allow clinicians and students to practice and improve minimally invasive surgical skills.

Fiscal 2009 acquisitions

The Company had transactions for a total cost, including acquisition costs, of $64.3 million which was payable primarily in cash of $43.9 million and assumed debt of $20.4 million.

Sabena Flight Academy

The Company acquired Sabena Flight Academy (Sabena). Sabena offers cadet training, advanced training and aviation consulting for airlines and self-sponsored pilot candidates.

Academia Aeronautica de Evora S.A.

The Company increased its participation in Academia Aeronautica de Evora S.A. (AAE) to 90% in a non-cash transaction.

Kestrel Technologies Pte Ltd

The Company acquired Kestrel Technologies Pte Ltd (Kestrel) which provides consulting and professional services, and provides simulator maintenance and technical support services.

118	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements

Summary of assets and liabilities of all acquisitions
(amounts in millions)	2011	2010	2009
Current assets (1)	$23.0	$17.9	$12.9
Current liabilities	(21.1)	(17.0)	(25.4)
Property, plant and equipment	8.9	1.1	40.2
Other assets	1.1	–	–
Intangible assets
Trade names	0.8	–	0.1
Technology	8.3	7.2	–
Customer relationships	17.0	9.6	10.9
Other intangible assets	–	5.3	–
Goodwill (2)	37.6	23.3	21.7
Future income taxes	(1.7)	(2.5)	6.4
Long-term debt	–	–	(19.6)
Long-term liabilities	(1.5)	(0.2)	(4.0)
Fair value of net assets acquired, excluding cash
position at acquisition	$72.4	$44.7	$43.2
Cash position at acquisition	6.6	0.4	5.4
Fair value of net assets acquired	$79.0	$45.1	$48.6
Less: Purchase price payable	–	(14.4)	–
Book value of investment at acquisition date	–	–	(4.5)
Non-controlling interest	–	–	(0.2)
Total cash consideration for acquisitions during the
fiscal year	$79.0	$30.7	$43.9
Add: Additional consideration related to previous fiscal
years’ acquisitions	1.7	4.4	3.0
Total cash consideration (3)	$80.7	$35.1	$46.9

(1) Excluding cash on hand.

(2) This goodwill includes $13.3 million (2010 - $17.2 million, 2009 - nil) that is deductible for tax purposes.

(3) The total cash consideration includes acquisition costs of $2.5 million in fiscal 2011, $2.7 million in fiscal 2010 and $2.7 million in fiscal 2009.

The net assets of CHC Helicopter’s HFTO, Century, Datamine, Immersion, VIMEDIX, ICCU, Sabena and AAE are included in the Training & Services/Civil segment. The net assets of TAL, Seaweed and Kestrel are included in Simulation Products/Military. The net assets of DSA are segregated between the Simulation Products/Military and Training & Services/Military segments.

The above-listed acquisitions were accounted for under the purchase method and the operating results have been included from their acquisition date.

NOTE 4 – INVESTMENTS IN JOINT VENTURES

The Company’s consolidated balance sheets and consolidated statements of earnings and cash flows include, on a proportionate consolidation basis, the impact of its joint venture companies of Zhuhai Xiang Yi Aviation Technology Company Limited – 49%, Helicopter Training Media International GmbH – 50%, Helicopter Flight Training Services GmbH – 25%, the Emirates-CAE Flight Training centre – 50%, Embraer CAE Training Services LLC – 49%, HATSOFF Helicopter Training Private Limited – 50%, National Flying Training Institute Private Limited – 51%, CAE Flight Training (India) Private Limited – 50%, Rotorsim S.r.l. – 50% (starting fiscal 2010), Embraer CAE Training Services (U.K.) Limited – 49% (starting fiscal 2010), China Southern West Australia Flying College –47% (starting fiscal 2011) and CAE-Lider Training do Brasil Ltda – 50% (starting 2011).

Except for the Helicopter Training Media International GmbH joint venture, whose operations are essentially focused on designing, manufacturing and supplying advanced helicopter military training product applications, the other joint venture companies’ operations are focused on providing civil and military aviation training and related services.

CAE Annual Report 2011 | 119

Notes to the Consolidated Financial Statements

The impact on the Company’s consolidated financial statements from all joint ventures is as follows:

(amounts in millions)	2011	2010	2009
Assets
Current assets	$67.6	$54.0	$58.4
Property, plant and equipment and other non-current assets	264.6	238.6	240.3
Liabilities
Current liabilities	49.0	33.4	44.9
Long-term debt (including current portion)	123.1	117.2	120.4
Deferred gains and long-term liabilities	8.4	7.3	4.5
Earnings
Revenue	$90.4	$89.1	$78.9
Net earnings	21.4	21.4	17.7
Segmented operating income
Simulation Products/Military	2.8	5.1	6.0
Training and Services/Civil	16.1	15.4	14.5
Training and Services/Military	11.0	6.8	(0.9)
Cash flows provided by (used in)
Operating activities	$30.1	$25.4	$41.3
Investing activities	(15.0)	(29.4)	(40.1)
Financing activities	3.9	6.7	34.6

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable are carried on the consolidated balance sheet net of an allowance for doubtful accounts. This provision is established based on the Company’s best estimates regarding the ultimate recovery of balances for which collection is uncertain. Uncertainty of ultimate collection may become apparent from various indicators, such as a deterioration of the credit situation of a given client and delay in collection beyond the contractually agreed upon payment terms. Management regularly reviews accounts receivable, monitors past due balances and assesses the appropriateness of the allowance for doubtful accounts.

Details of accounts receivable were as follows:

(amounts in millions)	2011	2010
Past due trade receivables not impaired
1-30 days	$32.6	$18.2
31-60 days	24.0	11.8
61-90 days	9.1	9.3
Greater than 90 days	18.0	16.8
Total	$83.7	$56.1
Allowance for doubtful accounts	(6.0)	(5.6)
Current trade receivables	113.5	84.9
Accrued receivables	39.0	31.7
Derivative assets	18.9	27.9
Other receivables	47.8	42.5
Total accounts receivable	$296.9	$237.5

Changes in allowance for doubtful accounts were as follows:
(amounts in millions)	2011	2010
Allowance for doubtful accounts, beginning of year	$(5.6)	$(8.2)
Additions	(3.2)	(3.8)
Amounts charged off	3.0	5.1
Foreign exchange	(0.2)	1.3
Allowance for doubtful accounts, end of year	$(6.0)	$(5.6)

120	| CAE Annual Report 2011

				Notes to the Consolidated Financial Statements

NOTE 6 – INVENTORIES

(amounts in millions)					2011	2010
Work in progress					$83.8	$87.8
Raw materials, supplies and manufactured products					41.3	39.1
					$125.1	$126.9

The amount of inventories recognized as cost of sales was as follows:

(amounts in millions)					2011	2010
Work in progress					$82.9	$76.8
Raw materials, supplies and manufactured products					23.7	27.5
					$106.6	$104.3

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

(amounts in millions)			2011			2010
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Depreciation	Value	Cost	Depreciation	Value
Land	$23.5	$–	$23.5	$23.6	$–	$23.6
Buildings and improvements	292.4	113.3	179.1	280.2	101.8	178.4
Simulators	1,013.9	236.2	777.7	953.0	208.5	744.5
Machinery and equipment	189.8	134.7	55.1	206.4	150.1	56.3
Aircrafts and aircraft engines	20.8	7.9	12.9	14.7	4.1	10.6
Assets under capital lease (1)	39.0	11.4	27.6	37.5	11.1	26.4
Assets under construction	104.2	–	104.2	107.4	–	107.4
	$1,683.6	$503.5	$1,180.1	$1,622.8	$475.6	$1,147.2
(1) Includes simulators, machinery and equipment, and a building.

The average remaining depreciation period for the simulators is 15 years.

NOTE 8 – INTANGIBLE ASSETS

(amounts in millions)			2011			2010
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value
Deferred development costs	$78.8	$33.6	$45.2	$63.6	$33.4	$30.2
Trade names	12.5	5.3	7.2	12.1	4.4	7.7
Customer relationships	58.0	10.5	47.5	35.3	6.1	29.2
Customer contractual agreements	7.5	4.9	2.6	7.1	4.5	2.6
Technology	34.8	10.1	24.7	26.4	7.2	19.2
Enterprise resource planning –
(ERP) and other software	78.2	32.8	45.4	43.6	14.2	29.4
Other intangible assets	10.0	3.8	6.2	10.1	3.0	7.1
	$279.8	$101.0	$178.8	$198.2	$72.8	$125.4

CAE Annual Report 2011 | 121

Notes to the Consolidated Financial Statements

The continuity of intangible assets is as follows:

(amounts in millions)				2011	2010
Balance, beginning of year				$125.4	$99.5
Acquisitions (Note 3)				26.1	22.1
Deferred development cost additions (1)				18.5	11.2
ERP and other software additions				19.6	10.0
Other additions				7.3	5.8
Amortization				(17.3)	(14.7)
Foreign exchange				(0.8)	(8.5)
Balance, end of year				$178.8	$125.4
(1) Net of government contributions (refer to Note 22).

The estimated annual amortization expense for the next five years will be approximately $17.1 million.

NOTE 9 – GOODWILL

(amounts in millions)					2011
	SP/C	TS/C	SP/M	TS/M	Total
Balance, beginning of year	$–	$29.8	$95.2	$36.9	$161.9
Acquisitions (Note 3)	–	29.6	10.1	–	39.7
Foreign exchange	–	0.1	(2.5)	(0.7)	(3.1)
Balance, end of year	$–	$59.5	$102.8	$36.2	$198.5

(amounts in millions)					2010
	SP/C	TS/C	SP/M	TS/M	Total
Balance, beginning of year	$–	$27.6	$87.9	$43.6	$159.1
Acquisitions (Note 3)	–	7.2	21.5	–	28.7
Foreign exchange	–	(5.0)	(14.2)	(6.7)	(25.9)
Balance, end of year	$–	$29.8	$95.2	$36.9	$161.9

NOTE 10 – OTHER ASSETS

(amounts in millions)				2011	2010
Restricted cash				$10.6	$16.2
Prepaid rent to portfolio investment				81.6	45.6
Advances to portfolio investment				26.1	21.7
Investment in portfolio investments				1.4	1.4
Deferred financing costs, net of accumulated amortization of $19.8 (2010 – $18.8)				3.1	1.4
Long-term receivables				18.1	3.9
Accrued benefit assets (Note 23)				41.8	29.9
Long-term derivative assets				11.6	15.1
Other, net of accumulated amortization of $9.7 (2010 – $8.7)				7.3	6.3
				$201.6	$141.5

NOTE 11 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

(amounts in millions)				2011	2010
Accounts payable trade				$274.3	$235.7
Contract liabilities				59.9	46.2
Derivative liabilities				12.4	9.3
Income tax payable				12.9	6.5
Other accrued liabilities				167.6	170.1
Accounts payable and accrued liabilities				$527.1	$467.8

122	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements

NOTE 12 – DEBT FACILITIES
The following summarizes the long-term debt, net of transaction costs:
(amounts in millions)	2011	2010
	Net	Net
	Amount	Amount
Total recourse debt	$370.5	$294.7
Total non-recourse debt(1)	104.0	198.0
Total long-term debt	$474.5	$492.7
Less:
Current portion of long-term debt	26.3	40.1
Current portion of capital lease	4.4	11.0
	$443.8	$441.6

(1)	Non-recourse debt is a debt in a subsidiary for which recourse is limited to the assets, equity, interest and undertaking of such subsidiary and not CAE Inc.

Details of the recourse debt are as follows:
(amounts in millions)		2011	2010
		Net	Net
		Amount	Amount

(i)	Senior notes (US$33.0 maturing in June 2012), fixed interest rate of 7.76% payablesemi-annually in June and December	$34.2	$37.1
(ii)	Senior notes ($15.0 and US$45.0 maturing in June 2016 and US$60.0 maturing in June 2019), average blended rate of 7.14% payable semi-annually in June and December	117.0	121.5
(iii)	Revolving unsecured term credit facilities maturing in April 2013 (US$450.0), (2010 – US$400 and €100)	–	–
(iv)	Term loans, maturing in May and June 2011 (outstanding as at March 31, 2011 – €1.6 and €0.3, as at March 31, 2010 – €7.4 and €1.5), implicit interest rate of 4.60%	2.6	12.2
(v)	Grapevine Industrial Development Corporation bonds maturing in April 2013 (US$19.0), interest rate of 0.55% (2010 – 1.35%)	18.5	19.3
(vi)	Miami Dade County Bonds maturing in March 2024 (US$11.0), interest rate of 0.34% (2010 – 0.47%)	10.7	11.2
(vii)	Obligations under capital lease commitments, with various maturities from July 2010 to October 2022, interest rates from 1.65% to 6.09%	29.8	35.1
(viii)	Term loan maturing in June 2014 (outstanding as at March 31, 2011 – US$17.5 and £7.3, as at March 31, 2010 – US$22.1 and £8.7)	27.7	–
	Term loan maturing in June 2018 (outstanding as at March 31, 2011 – US$43.2 and £8.5, as at March 31, 2010 – US$43.2 and £8.5)	53.2	–
	Combined coupon rate of post-swap debt of 7.9%
(ix)	R&D obligation from a government agency maturing in July 2029	28.8	9.1
(x)	Term loan, maturing in December 2017 (outstanding as at March 31, 2011 – €9.2, as at March 31, 2010 – €9.7), floating interest rate with a floor of 2.5%	12.6	13.3
(xi)	Term loans maturing in January 2020 and January 2022 (outstanding as at March 31, 2011 – €6.3, as at March 31, 2010 – €6.0), floating interest rate of EURIBOR plus a spread	8.4	8.1
(xii)	Credit facility maturing in January 2015 (outstanding as at March 31, 2011 – $1.5 and INR 458.4, as at March 31, 2010 – INR 362.7), floating interest rate	11.5	8.2
(xiii)	Other debt, with various maturities from April 2010 to September 2016, average interest rate of approximately 5.22%	15.5	19.6
Total recourse debt		$370.5	$294.7

CAE Annual Report 2011 | 123

Notes to the Consolidated Financial Statements

(i)

Pursuant to a private placement, the Company borrowed US$33.0 million. These unsecured senior notes rank equally with term bank financings. The Company has entered into an interest rate swap agreement converting the fixed interest rate into the equivalent of a three-month LIBOR borrowing rate plus 3.6%.

(ii)

Represents unsecured senior notes for $15.0 million and US$105.0 million by way of a private placement for an average term at inception of 8.5 years. The Company has designated the senior note totalling US$105.0 million as a hedge of self- sustaining foreign operations and it is being used to hedge the Company’s exposure to foreign exchange risk on these investments.

(iii)

Represents a committed three-year revolving credit facility of US$450.0 million with an option to increase to a total amount of up to US$650.0 million. The facility has covenants requiring a minimum fixed charge coverage and a maximum debt coverage. The applicable interest rate on this revolving term credit facility is at the option of the Company, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services. Effective April 1, 2011, the Company amended the agreement to extend the maturity date by two years from April 2013 to April 2015. As well, the spread over LIBOR has been reduced to reflect current market pricing.

(iv)

The Company, in association with Iberia Lineas de España, combined their aviation training operations in Spain. Quarterly capital repayments are made for the term of the financing. The net book value of the simulators being financed, as at March 31, 2011, is approximately $63.8 million (€46.3 million) [2010 – $67.7 million (€49.3 million)].

(v)

The rates are set annually by the remarketing agent based on market conditions. A letter of credit has been issued to support the bonds for the outstanding amount of the loans. Combined interest rate is 3.05% (2010 – 2.35%).

(vi)	The rate is a floating rate and reset weekly. A letter of credit has been issued to support the bonds for the outstanding amount of the loan. Combined interest rate is 2.84% (2010 – 1.47%).
(vii)	These capital leases relate to the leasing of various equipment, simulators, and a building.
(viii)

Represents senior financing for two civil aviation training centres. Tranche A is repaid in quarterly instalments of principal and interest while Tranche B is being amortized quarterly beginning in July 2014. In fiscal 2011, the Company converted these term loans from non-recourse to recourse debt for a net amount of $89.5 million in 2010.

(ix)

Represents an interest-bearing long-term obligation from the Government of Canada for its participation in Project Falcon, an R&D program that will continue over five years, for a maximum amount of $250.0 million. The aggregate amount recognized at the end of fiscal 2011 was $85.5 million (2010 – $33.8 million) (refer to Note 1). The discounted value of the debt recognized amounted to $28.8 million as at March 31, 2011 (2010 – $9.1 million).

(x)	Represents the Company’s proportionate share of the debt in Rotorsim S.r.l., totalling $12.7 million (€9.2 million). In fiscal 2011, Rotorsim S.r.l. refinanced its debt.
(xi)	Represents a loan agreement of $8.7 million (€6.3 million) for the financing of one of the Company’s subsidiaries. In fiscal 2011, the Company added a new tranche of financing.
(xii)	Represents the financing facility for certain of the Company’s operations in India. The financing facility is comprised of a term
loan	of up to $10.2 million (INR 470.0 million) and working capital facilities of up to an aggregate of $2.7 million
(INR	125.0 million). Drawdowns can be made in INR or any other major currencies acceptable to the lender.
(xiii)	Other debts include an unsecured facility for the financing of the cost of establishment of an enterprise resource planning (ERP)
system.	The facility is repayable with monthly repayments over a term of seven years beginning at the end of the first month
following	each quarterly disbursement.
124	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements

Details of the non-recourse debt are as follows:
(amounts in millions)		2011	2010
		Net	Net
		Amount	Amount
(i)	Term loan of £12.7 collateralized, maturing in October 2016 (outstanding as at
	March 31, 2011 – £2.5, as at March 31, 2010 – £3.0), interest rate of approximately
	LIBOR plus 0.95%	$3.9	$4.6
(ii)	Term loan maturing in December 2019 (outstanding as at March 31, 2011 – €41.8, as at
	March 31, 2010 – €43.9), interest rate at EURIBOR rate swapped to a fixed rate of 4.80%	56.8	59.4
(iii)	Term loans with various maturities to August 2014 (outstanding as at March 31, 2011 –
	US$17.9 and ¥21.6, as at March 31, 2010 – US$21.9 and ¥32.8)	20.6	27.2
(iv)	Term loan maturing in September 2025 collateralized (outstanding as at March 31, 2011 –
	US$21.1, as at March 31, 2010 – US$14.3), fixed interest rate of 10.35% after effect of
	USD-Indian Rupees cross currency swap agreement	19.7	13.7
(v)	Term loan maturing in January 2020 (outstanding as at March 31, 2011 – US$3.3, as at
	March 31, 2010 – US$3.5), floating interest rate	3.0	3.6
(vi)	Term loan maturing in June 2014 (outstanding as at March 31, 2011 – US$17.5 and
	£7.3, as at March 31, 2010 – US$22.1 and £8.7)	–	34.9
	Term loan maturing in June 2018 (outstanding as at March 31, 2011 – US$43.2 and
	£8.5, as at March 31, 2010 – US$43.2 and £8.5)	–	54.6
	Combined coupon rate of post-swap debt of 8.33%
Total non-recourse debt		$104.0	$198.0

(i)

The credit facility to finance the Company’s MSH program for the MoD in the U.K., includes a term loan that is collateralized by the project assets of the subsidiary and a bi-annual repayment that is required until 2016. The Company has entered into an interest rate swap totalling £2.7 million, fixing the interest rate at 6.31%. The book value of the assets pledged as collateral for the credit facility as at March 31, 2011 is £79.6 million (2010 – £53.3 million).

(ii)	Represents the Company’s proportionate share of the German NH90 project. The total amount available for the project under the facility is €175.5 million.
(iii)

Represents the Company’s proportionate share of term debt for the acquisition of simulators and expansion of the building for its joint venture in Zhuhai Xiang Yi Aviation Technology Company Limited. Borrowings are denominated in U.S. dollars and Chinese Yuan Renminbi (¥). The U.S. dollar-based borrowings bear interest on a floating rate basis of U.S. LIBOR plus a spread ranging from 0.50% to 2.00% and have maturities between August 2013 and August 2014. The ¥ based borrowings bear interest at the local rate of interest with final maturities between December 2010 and June 2012.

(iv)

Represents the Company’s proportionate share of the US$42.1 million senior collateralized non-recourse financing for the HATSOFF Helicopter Training Private Limited joint venture. The debt begins semi-annual amortization in September 2013.

(v)	Represents the Company’s proportionate share in a term loan to finance the Emirates-CAE Flight Training LLC, a joint venture.
(vi)

Represents senior financing for two civil aviation training centres. Tranche A is repaid in quarterly instalments of principal and interest while Tranche B is being amortized quarterly beginning in July 2014. In fiscal 2011, the Company converted these term loans from non-recourse to recourse debt for a net amount of $89.5 million in 2010.

CAE Annual Report 2011 | 125

Notes to the Consolidated Financial Statements

Payments required in each of the next five fiscal years to meet the retirement provisions of the long-term debt and face values of capital leases are as follows:

(amounts in millions)	Long-term debt	Capital lease	Total
2012	$27.1	$4.4	$31.5
2013	57.5	4.4	61.9
2014	50.4	4.7	55.1
2015	33.4	4.9	38.3
2016	27.4	3.0	30.4
Thereafter	251.5	8.4	259.9
	$447.3	$29.8	$477.1

As at March 31, 2011, CAE is in compliance with its financial covenants.

Short-term debt

The Company has an unsecured and uncommitted bank line of credit available in euros totalling $2.8 million (2010 – $2.7 million; 2009 – $5.0 million), of which $1.3 million is used as of March 31, 2011 (2010 – nil). The line of credit bears interest at a euro base rate.

Interest expense, net
Details of interest expense (income) are as follows:

(amounts in millions)	2011	2010	2009
Long-term debt interest expense	$31.8	$28.4	$26.9
Amortization of deferred financing costs and other	3.6	2.9	3.2
Interest capitalized	(4.7)	(4.0)	(5.9)
Interest on long-term debt	$30.7	$27.3	$24.2
Interest income	$(4.1)	$(2.6)	$(2.6)
Other interest expense (income), net	4.1	1.3	(1.4)
Interest income, net	$ –	$(1.3)	$(4.0)
Interest expense, net	$30.7	$26.0	$20.2

126	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

NOTE 13 – DEFERRED GAINS AND OTHER LONG-TERM LIABILITIES

(amounts in millions)	2011	2010
Deferred gains on sale and leasebacks(1)	$46.7	$47.2
Deferred revenue	86.1	46.3
Deferred gains	4.7	5.2
Employee benefits obligation (Note 23)	36.7	33.9
Non-controlling interests(2)	20.5	18.0
Long-term derivative liabilities	13.4	15.1
LTI-RSU/DSU compensation obligations	41.5	21.8
License payable	7.1	7.2
Other	5.9	5.8
	$262.6	$200.5

(1)	The related amortization for the year amounted to $4.5 million (2010 – $4.2 million; 2009 – $4.4 million).
(2)	Non-controlling interests of 23% in Military CAE Aircrew Training Centre and 20% of the civil training centres in Madrid.

NOTE 14 – INCOME TAXES

A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

(amounts in millions except for income tax rates)	2011	2010	2009
Earnings before income taxes and discontinued operations	$228.6	$204.0	$285.6
Canadian statutory income tax rates	29.51%	30.66%	30.92%
Income taxes at Canadian statutory rates	$67.5	$62.5	$88.3
Difference between Canadian statutory rates and those
applicable to foreign subsidiaries	(10.5)	(5.2)	(7.2)
Losses not tax effected	4.5	4.1	5.0
Tax benefit of operating losses not previously recognized	(1.8)	(1.6)	(0.3)
Non-taxable capital gain	(0.9)	(0.8)	(0.8)
Non-deductible items	2.4	2.3	1.8
Prior years’ tax adjustments and assessments	3.7	1.9	1.5
Impact of change in income tax rates on future income taxes	(3.1)	(1.8)	(0.6)
Non-taxable research and development tax credits	(1.2)	(1.5)	(1.0)
Other tax benefit not previously recognized	(3.1)	(2.7)	(3.0)
Foreign exchange fluctuation and other	1.3	2.3	(0.3)
Total income tax expense	$58.8	$59.5	$83.4

Significant components of the provision for the income tax expense attributable to continuing operations are as follows:

(amounts in millions)	2011	2010	2009
Current income tax expense	$9.5	$32.3	$74.9
Future income tax expense (recovery):
Tax benefit of operating losses not previously recognized	(1.8)	(1.6)	(0.3)
Impact of change in income tax rates on future income taxes	(3.1)	(1.8)	(0.6)
Other tax benefit not previously recognized	(3.1)	(2.7)	(3.0)
Change related to temporary differences	57.3	33.3	12.4
Total income tax expense	$58.8	$59.5	$83.4

CAE Annual Report 2011 | 127

Notes to the Consolidated Financial Statements

The tax effects of temporary differences that give rise to future tax liabilities and assets are as follows:

(amounts in millions)	2011	2010
Future income tax assets
Non-capital loss carryforwards	$55.6	$44.8
Capital loss carryforwards	2.0	2.1
Amounts not currently deductible	24.5	24.7
Deferred revenues	6.9	6.0
Tax benefit carryover	5.0	4.6
Unclaimed research and development expenditures	6.3	5.3
Unrealized losses on foreign exchange	3.1	2.1
	$103.4	$89.6
Valuation allowance	(22.3)	(17.2)
	$81.1	$72.4
Future income tax liabilities
Investment tax credits	$(12.9)	$(12.0)
Property, plant and equipment	(41.0)	(23.8)
Percentage-of-completion versus completed contract	(38.7)	(18.0)
Financial instruments	(0.9)	(4.6)
Intangible assets	(23.5)	(13.0)
Government assistance	(14.8)	(6.4)
Unrealized gain on foreign exchange	(7.4)	(6.9)
Employee pension plan	(4.2)	(0.6)
Other	(2.8)	(2.5)
	$(146.2)	$(87.8)
Net future income tax assets (liabilities)	$(65.1)	$(15.4)
Net current future income tax asset	$9.2	$7.1
Net non-current future income tax asset	76.7	82.9
Net current future income tax liability	(31.8)	(23.0)
Net non-current future income tax liability	(119.2)	(82.4)
	$(65.1)	$(15.4)

As at March 31, 2011, the Company has accumulated non-capital losses carried forward relating to operations in Canada for approximately $29.8 million. For financial reporting purposes, a net future income tax asset of $7.5 million (2010 – $6.5 million) has been recognized in respect of these loss carryforwards.

As at March 31, 2011, the Company has accumulated non-capital losses carried forward relating to operations in the United States for approximately $34.7 million (US$35.7 million). For financial reporting purposes, a net future income tax asset of $8.3 million (US$8.6 million) [2010 – $8.2 million (US$8.1 million)] has been recognized in respect of these loss carryforwards.

The Company has accumulated non-capital tax losses carried forward relating to its operations in other countries of approximately $110.2 million. For financial reporting purposes, a net future income tax asset of $24.2 million (2010 – $18.3 million) has been recognized.

The Company also has accumulated capital losses carried forward relating to operations in Canada for approximately $0.3 million. For financial reporting purposes, no future income tax asset was recognized (2010 – nil), as a full valuation allowance was taken.

The Company also has accumulated capital losses carried forward relating to operations in the United States for approximately $5.5 million (US$5.7 million). For financial reporting purposes, no future income tax asset was recognized (2010 – nil), as a full valuation allowance was taken.

128	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements

The non-capital losses for income tax purposes expire as follows:

(amounts in millions)
Expiry date	United States (US$)	Other Countries (CA$)
2012	US$ 16.4	$ –
2013	7.4	–
2014	–	4.8
2015	–	0.1
2016	–	0.8
2017	–	2.9
2018	–	4.0
2019 – 2031	11.9	38.8
No expiry date	–	88.6
	US$ 35.7	$140.0

The valuation allowance principally relates to loss carryforward benefits where realization is not likely due to a history of losses, and to the uncertainty of sufficient taxable earnings in the future. In 2011, $4.9 million (2010 – $4.3 million) of the valuation allowance balance was reversed based on the assessment of the Company that it is more likely than not that the future income tax benefits will be realized.

NOTE 15 – CAPITAL STOCK

Capital stock

Authorized

The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

Issued

A reconciliation of the issued and outstanding common shares of the Company is presented in the Statement of Changes in Shareholders’ Equity.

The following is a reconciliation of the denominators for the basic and diluted earnings per share computations:

	2011	2010	2009
Weighted average number of common shares outstanding – Basic	256,687,378	255,846,631	254,756,989
Effect of dilutive stock options	634,262	–	201,817
Weighted average number of common shares outstanding – Diluted	257,321,640	255,846,631	254,958,806

Options to acquire 1,821,675 common shares (2010 – 2,390,486; 2009 – 1,992,880) have been excluded from the above calculation since their inclusion would have had an anti-dilutive effect.

CAE Annual Report 2011 | 129

Notes to the Consolidated Financial Statements

NOTE 16 – STOCK-BASED COMPENSATION PLANS

Employee Stock Option Plan

Under the Company’s long-term incentive program, options may be granted to its officers and other key employees of its subsidiaries to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the weighted average closing price of the common shares on the Toronto Stock Exchange (TSX) of the five days of trading prior to the effective date of the grant.

As at March 31, 2011, a total of 13,325,626 common shares remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed six years, and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options vests over a period of four years of continuous employment from the grant date. Upon termination of employment at retirement, unvested options continue to vest following the retiree’s retirement date, subject to the four year vesting period. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

A reconciliation of the outstanding options is as follows:

Years ended March 31		2011		2010		2009
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price
Options outstanding, beginning of year	5,818,386	$9.50	4,211,150	$9.87	4,602,374	$9.00
Granted	836,614	9.65	3,102,500	7.44	829,600	13.09
Exercised	(394,850)	6.84	(1,327,220)	5.71	(1,077,200)	8.62
Forfeited	(224,161)	10.29	(131,769)	12.19	(79,574)	7.56
Expired	(15,500)	5.45	(36,275)	5.84	(64,050)	12.73
Options outstanding, end of year	6,020,489	$9.67	5,818,386	$9.50	4,211,150	$9.87
Options exercisable, end of year	2,345,225	$10.78	1,433,118	$10.76	1,959,690	$6.76

The following table summarizes information about the Company’s ESOP as at March 31, 2011:

Range of exercise prices			Options Outstanding		Options Exercisable
			Weighted
			Average	Weighted		Weighted
			Remaining	Average		Average
		Number	Contractual	Exercise	Number	Exercise
		Outstanding	Life (Years)	Price	Exercisable	Price
$5.83 to $8.52		3,051,400	4.11	$7.39	805,075	$7.24
$9.12 to $11.10		1,158,164	3.78	9.43	392,700	9.16
$11.37 to $14.10		1,810,925	2.64	13.67	1,147,450	13.82
Total		6,020,489	3.60	$9.67	2,345,225	$10.78

For the year ended March 31, 2011, compensation cost for CAE’s stock options of $3.6 million (2010 – $4.2 million; 2009 –$2.8 million) was recognized in consolidated net earnings with a corresponding credit to contributed surplus using the fair value method of accounting for awards that were granted since 2004.

The assumptions used for purposes of the option calculations outlined in this note are presented below:

	2011	2010	2009
Weighted average assumptions used in the Black-Scholes options pricing model:
Dividend yield	1.26%	1.57%	0.90%
Expected volatility	35.3%	36.0%	29.3%
Risk-free interest rate	2.38%	2.69%	3.50%
Expected option term	4 years	4 years	4 years
Weighted average fair value of options granted	$2.71	$2.27	$3.62

130	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions or lump-sum payment plus employer contributions. The Company recorded compensation expense in the amount of $4.6 million (2010 – $4.2 million; 2009 – $4.3 million) in respect of employer contributions under the Plan.

Deferred Share Unit Plan

The Company maintains a Deferred Share Unit (DSU) plan for executives, whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The plan is intended to promote a greater alignment of interests between executives and the shareholders of the Company. A DSU is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. DSUs mature upon termination of employment, whereupon an executive is entitled to receive a cash payment equal to the fair market value of the equivalent number of common shares, net of withholdings.

The Company also maintains a DSU plan for non-employee directors. A non-employee director holding less than the minimum holdings of common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. Minimum holdings means no less than the number of common shares or deferred share units equivalent in fair market value to three times the annual retainer fee payable to a director for service on the Board. A non-employee director holding no less than the minimum holdings of common shares may elect to participate in the plan in respect of half or all of his or her retainer and part or all of his or her attendance fees. The terms of the plan are essentially identical to the executive DSU Plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the TSX during the last day on which the common shares traded prior to the date of issue.

The Company records the cost of the DSU plans as a compensation expense and accrues its long-term liability in Deferred gains and other long-term liabilities on the consolidated balance sheet. The expense recorded in fiscal 2011 was $3.0 million (2010 – $2.3 million expense; 2009 – $0.9 million recovery).

The following table summarizes the DSUs outstanding:

Years ended March 31	2011	2010
DSUs outstanding, beginning of year	595,431	469,292
Units granted	95,782	118,864
Units cancelled	–	–
Units redeemed	–	–
Dividends paid in units	8,653	7,275
DSUs outstanding, end of year	699,866	595,431

Long-Term Incentive (LTI) – Deferred Share Unit Plans

The Company maintains Long-Term Incentive Deferred Share Unit (LTI-DSU) plans for executives and senior management to promote a greater alignment of interests between executives and shareholders of the Company. A LTI-DSU is equal in value to one common share at a specific date. The LTI-DSUs are also entitled to dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-DSUs held upon any termination of employment. Upon termination of employment at retirement, unvested units continue to vest until November 30 of the year following the retirement date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at the time of retirement.

The Plan stipulates that granted units vest equally over five years and that following a take-over bid, all unvested units vest immediately. The expense recorded in fiscal 2011 was $12.7 million (2010 – $9.1 million expense; 2009 – $1.5 million recovery).

The Company entered into equity swap agreements to reduce its earnings exposure to the fluctuations in its share price (Refer to Note 18).

The following table summarizes the LTI-DSUs outstanding under all plans:

Years ended March 31	2011	2010
LTI-DSUs outstanding, beginning of year	2,832,972	2,426,235
Units granted	381,258	493,952
Units cancelled	(72,635)	(56,399)
Units redeemed	(847,073)	(71,172)
Dividends paid in units	39,147	40,356
LTI-DSUs outstanding, end of year	2,333,669	2,832,972

CAE Annual Report 2011 | 131

Notes to the Consolidated Financial Statements

Long-Term Incentive – Restricted Share Unit Plans

The Company maintains Long-Term Incentive Performance Based Restricted Shares Unit (LTI-RSU) plans to enhance the Company’s ability to attract and retain talented individuals and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders. The LTI-RSUs are stock-based performance plans.

Fiscal year 2008 Plan

LTI-RSUs granted pursuant to the plan vest after three years from their grant date as follows:

(i)

100% of the units, if CAE shares have appreciated by a minimum annual compounded growth defined as the Bank of Canada 10-year risk-free rate of return on the grant date plus 350 basis points (3.50%) over the valuation period, or, in the case of pro-rated vesting, as of the end of the pro-ration period;

(ii)

50% of the units if, based on the grant price, the closing average price on the common CAE shares has met or exceeded the performance of the companies listed on the Standard & Poor’s Aerospace and Defence Index (S&P A&D index), adjusted for dividends, or, in the case of pro-rated vesting, as of the end of the pro-ration period.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. The expense recorded in fiscal 2011 was $2.7 million (2010 – $1.8 million; 2009 – $0.4 million).

Fiscal year 2011 Plan

In May 2010, the Company amended the fiscal year 2008 Plan for fiscal 2011 and subsequent years. LTI-RSUs granted pursuant to the revised plan vest over three years from their grant date as follows:

(i)

One-sixth of the total number of granted units multiplied by a factor vests every year. The factor is calculated from the one-year Total Shareholder Return (TSR) relative performance of CAE’s share price versus that of the S&P A&D index for the period April 1st to March 31st, immediately preceding each of the 1st, 2nd, and 3rd anniversary of the grant date, according to the following rule:

Annual TSR Relative Performance	Factor
1st Quartile (0 – 25th percentile)	0%
2nd Quartile (26th – 50th percentile)	50% – 98%
3rd Quartile (51st – 75th percentile)	100% – 148%
4th Quartile (76th – 100th percentile)	150%

(ii)

One-half of the total number of granted units multiplied by a factor vests in the final year. The factor is calculated from the three-year TSR relative performance of CAE’s share price versus that of the companies listed on the S&P A&D index for the period April 1st, immediately preceding the grant date, to March 31st, immediately preceding the 3rd anniversary of the grant date, according to the same rule described in the table above.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to the units vested. The expense recorded in fiscal 2011 was $4.5 million.

The following table summarizes the LTI-RSU units outstanding under all plans:

	Fiscal Year 2011 Plan		Fiscal Year 2008 Plan
Years ended March 31	2011	2010	2011	2010
LTI-RSUs outstanding, beginning of year	–	–	1,438,591	762,382
Units granted	628,532	–	–	747,014
Units cancelled	(22,947)	–	(374,565)	(70,805)
Units redeemed	–	–	–	–
Dividends paid in units	–	–	–	–
LTI-RSUs outstanding, end of year	605,585	–	1,064,026	1,438,591

132	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

NOTE 17 – CAPITAL MANAGEMENT

The Company’s objectives when managing capital are threefold:

(i)	Optimize the use of debt for managing the cost of capital of the Company;
(ii)	Keep the debt level at an amount where the Company’s financial strength and credit quality is maintained in order to withstand economic cycles;
(iii)	Provide the Company’s shareholders with an appropriate rate of return on their investment.

The Company manages its debt to equity. The Company manages its capital structure and makes corresponding adjustments based on changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or use cash to reduce debt.

In view of this, the Company monitors its capital on the basis of the adjusted net debt to capital ratio. This ratio is calculated as adjusted net debt divided by the sum of the adjusted net debt and equity. Adjusted net debt is calculated as total debt (as presented in the consolidated balance sheet and including non-recourse debt) added to the present value of operating leases (held off balance sheet) less cash and cash equivalents. Equity comprises all components of shareholders’ equity (i.e. capital stock, contributed surplus, retained earnings and accumulated other comprehensive loss).

The level of debt versus equity in the capital structure is monitored, and the ratios are as follows:

(amounts in millions)	2011	2010
Total long-term debt	$474.5	$492.7
Add: Present value of operating leases (held off balance sheet)	132.6	156.8
Less: Cash and cash equivalents	(276.4)	(312.9)
Adjusted net debt	$330.7	$336.6
Shareholders’ equity	$1,269.4	$1,155.8
Adjusted net debt : shareholders’ equity	21:79	23:77

The decrease in the adjusted net debt to equity ratio during fiscal 2011 was mainly due to the increase in shareholder’s equity, which resulted from the current year’s net income partially offset by dividends paid and movement in other comprehensive loss. Net debt has remained stable year over year.

The Company has certain debt agreements which require the maintenance of a certain level of capital.

CAE Annual Report 2011 | 133

Notes to the Consolidated Financial Statements

NOTE 18 – FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. The fair value of a financial instrument is determined by reference to the available market information at the balance sheet date. When no active market exists for a financial instrument, the Company determines the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, the Company primarily uses external, readily observable market data inputs, when available. Assumptions or inputs that are not based on observable market data incorporate the Company’s best estimates of market participant assumptions, and are used when external data is not available. Counterparty credit risk and the Company’s own credit risk have been taken into account when estimating the fair value of all financial assets and financial liabilities, including derivatives.

The following assumptions and valuation methodologies have been used to estimate the fair value of financial instruments:

(i)

The fair value of cash and cash equivalents, restricted cash, accounts receivable, contracts in progress, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

(ii)	The fair value of capital leases are estimated using the discounted cash flow method;
(iii)

The fair value of long-term debt, the long-term obligation and long-term receivables (including advances) are estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities;

(iv)

The fair value of derivative instruments (including forward contracts, swap agreements and embedded derivatives with economic characteristics and risks that are not clearly and closely related to those of the host contract) are determined using valuation techniques and are calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate, adjusted for the Company’s and the counterparty credit risk. Assumptions are based on market conditions prevailing at each balance sheet date. Derivative instruments reflect the estimated amounts that the Company would receive or pay to settle the contracts at the balance sheet date;

(v)

The fair value of available-for-sale investments which do not have readily available market value is estimated using a discounted cash flow model, which includes some assumptions that are not supportable by observable market prices or rates.

The carrying values and fair values of financial instruments, by class, are as follows:

As at March 31, 2011
(amounts in millions)
									Carrying Value		Fair Value
	Held	-for-		Available-		Loans &
		Trading		for-Sale		Receivables		DDHR	(1)	Total
Financial assets
Cash and cash equivalents		$276.4		$–		$–			$–	$276.4	$276.4
Accounts receivable(2)		–				264.9	(3)		–	264.9	264.9
Contracts in progress		–		–		207.9			–	207.9	207.9
Other assets(2)		10.6	(4)	1.4	(5)	44.2	(6)		–	56.2	59.1
Derivative assets		8.2		–		–			22.3	30.5	30.5
		$295.2		$1.4		$517.0			$22.3	$835.9	$838.8

									Carrying Value		Fair Value
						Other
				Held-for-		Financial
				Trading		Liabilities		DDHR	(1)	Total
Financial liabilities
Accounts payable and accrued liabilities(2)				$–		$436.6	(7)		$–	$436.6	$436.6
Total long-term debt				–		477.1	(8)		–	477.1	525.2
Other long-term liabilities(2)				–		1.4	(9)		–	1.4	1.4
Derivative liabilities				6.5		–			19.3	25.8	25.8
				$6.5		$915.1			$19.3	$940.9	$989.0

(1) DDHR: Derivatives designated in a hedge relationship.
(2) Excludes derivative financial instruments that have been presented separately.
(3) Includes trade receivables, accrued receivables and certain other receivables.
(4) Represents restricted cash.
(5) Represents the Company’s portfolio investments at cost.
(6) Includes long-term receivables and advances.
(7) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(8) Excludes transaction costs.
(9) Includes a long-term payable that meets the definition of a financial liability.

134 | CAE Annual Report 2011

								Notes to the Consolidated Financial Statements

As at March 31, 2010
(amounts in millions)
								Carrying Value		Fair Value
	Held	Held-for-		Available-		Loans &
		Trading		for-Sale		Receivables		DDHR(1)	Total
Financial assets
Cash and cash equivalents		$312.9		$–		$–		$–	$312.9	$312.9
Accounts receivable(2)		0.9	(3)	–		195.9	(4)	–	196.8	196.8
Contracts in progress		–		–		220.6		–	220.6	220.6
Other assets(2)		16.2	(5)	1.4	(6)	22.2	(7)	–	39.8	43.4
Derivative assets		11.1		–		–		31.9	43.0	43.0
		$341.1		$1.4		$438.7		$31.9	$813.1	$816.7

								Carrying Value		Fair Value
						Other
				Held-for-		Financial
				Trading		Liabilities		DDHR(1)	Total
Financial liabilities
Accounts payable and accrued liabilities(2)				$–		$377.3	(8)	$–	$377.3	$377.3
Total long-term debt				–		494.4	(9)	–	494.4	533.7
Other long-term liabilities(2)				–		0.3	(10)	–	0.3	0.3
Derivative liabilities				5.3		–		19.1	24.4	24.4
				$5.3		$872.0		$19.1	$896.4	$935.7

(1)	DDHR: Derivatives designated in a hedge relationship.
(2)	Excludes derivative financial instruments that have been presented separately.
(3)	Includes certain trade receivables the Company intends to sell immediately or in the near future.
(4)	Includes trade receivables, accrued receivables and certain other receivables.
(5)	Represents restricted cash.
(6)	Represents the Company’s portfolio investments at cost.
(7)	Includes long-term receivables and advances.
(8)	Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(9)	Excludes transaction costs.
(10)	Includes a long-term payable that meets the definition of a financial liability.

The Company did not elect to voluntarily designate any financial instruments as held-for-trading. There have not been any changes to the classification of the financial instruments since inception. However, during fiscal 2011, the Company has determined that contracts in progress are recognized as financial instruments.

As part of its financing transactions, the Company, through its subsidiaries, has pledged certain financial assets including cash and cash equivalents, accounts receivable, other assets and derivative assets. As at March 31, 2011, the aggregate carrying value of these pledged financial assets amounted to $74.6 million (2010 – $110.0 million).

CAE Annual Report 2011 | 135

Notes to the Consolidated Financial Statements

Fair value hierarchy

The following table presents the financial instruments, by class, which are recognized at fair value. The fair value hierarchy reflects the significance of the inputs used in making the measurements and has the following levels:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Each type of fair value is categorized based on the lowest level input that is significant to the fair value measurement in its entirety.

(amounts in millions)			2011			2010
	Level 2	Level 3	Total	Level 2	Level 3	Total
Financial assets
Held-for-trading
Forward foreign currency contracts(1)	$6.2	$–	$6.2	$8.0	$–	$8.0
Embedded foreign currency derivatives(1)	0.6	–	0.6	0.9	–	0.9
Equity swap agreements	1.4	–	1.4	2.2	–	2.2
Derivatives used for hedging
Forward foreign currency contracts	16.0	–	16.0	23.5	–	23.5
Embedded foreign currency derivatives	–	–	–	0.1	–	0.1
Foreign currency swap agreements	5.0	–	5.0	6.3	–	6.3
Interest rate swap agreements	1.3	–	1.3	2.0	–	2.0
	$30.5	$–	$30.5	$43.0	$–	$43.0

Financial liabilities
Held-for-trading
Forward foreign currency contracts(1)	$0.9	$–	$0.9	$0.3	$–	$0.3
Embedded foreign currency derivatives(1)	5.6	–	5.6	5.0	–	5.0
Derivatives used for hedging
Forward foreign currency contracts	8.0	–	8.0	5.1	–	5.1
Foreign currency swap agreements	–	2.4	2.4	–	2.4	2.4
Interest rate swap agreements	7.3	1.6	8.9	9.3	2.3	11.6
	$21.8	$4.0	$25.8	$19.7	$4.7	$24.4
(1) Does not include derivatives designated in a hedging relationship, which are presented separately.

Changes in Level 3 financial instruments were as follows:

(amounts in millions)					2011	2010
Balance, beginning of year					$(4.7)	$(3.3)
Total realized and unrealized gains (losses)
Included in earnings					–	–
Included in other comprehensive income					0.7	(1.4)
Purchases, sales, issues and settlements					–	–
Transfers into or out of Level 3					–	–
Balance, end of year					$(4.0)	$(4.7)

Level 3 input sensitivity analysis

For the most significant item valued using techniques without observable inputs (INR/USD cross currency swap), the determination of the interest rate and liquidity premium has the most significant impact on the valuation. The impact of assuming an increase or decrease of 1% in this input would result in an increase of fair value of $0.8 million or a decrease of fair value of $0.7 million (2010 – $1.1 million and $1.2 million) respectively.

136	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Financial risk management

Due to the nature of the activities that the Company carries out and as a result of holding financial instruments, the Company is exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk.

Derivative instruments are utilized by the Company to manage market risk against the volatility in foreign exchange rates, interest rates and stock-based compensation in order to minimize their impact on the Company’s results and financial position. Short-term and long-term derivative assets have been included as part of accounts receivable and other assets respectively. Short-term and long-term derivative liabilities have been included as part of accounts payable and accrued liabilities, and other long-term liabilities respectively.

Embedded derivatives are recorded at fair value separately from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract. The Company may enter into freestanding derivative instruments which are not eligible for hedge accounting, to offset the foreign exchange exposure of embedded foreign currency derivatives. In such circumstances, both derivatives are carried at fair value at each balance sheet date with the change in fair value recorded in consolidated net earnings.

The Company’s policy is not to utilize any derivative financial instruments for trading or speculative purposes. The Company may choose to designate derivative instruments, either freestanding or embedded, as hedging items. This process consists of matching derivative hedging instruments to specific assets and liabilities or to specific firm commitments or forecasted transactions. To some extent, the Company uses non-derivative financial liabilities to hedge foreign currency exchange rate risk exposures.

Credit risk

Credit risk is defined as the Company’s exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with the Company. The Company is exposed to credit risk on its account receivables and certain other assets through its normal commercial activities. The Company is also exposed to credit risk through its normal treasury activities on its cash and cash equivalents, and derivative assets.

Credit risks arising from the Company’s normal commercial activities are managed in regards to customer credit risk. An allowance for doubtful accounts is established when there is a reasonable expectation that the Company will not be able to collect all amounts due according to the original terms of the receivables (refer to Note 5). When a trade receivable is uncollectible, it is written-off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written-off are recognized in earnings.

The Company’s customers are primarily established companies with publicly available credit ratings and government agencies, which facilitates risk monitoring. In addition, the Company typically receives substantial deposits on contracts. The Company closely monitors its exposure to major airlines in order to mitigate its risk to the extent possible. Furthermore, the Company’s trade accounts receivable are not concentrated in any specific customers but are from a wide range of commercial and government organizations. As well, the Company’s credit exposure is further reduced by the sale of certain of its accounts receivable and contracts in progress to a third-party for cash consideration on a non-recourse basis. The Company does not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are in place with a diverse group of major Japanese, North American and European financial institutions.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company uses several measures to minimize this exposure. First, the Company entered into contracts with counterparties that are of high credit quality (mainly A-rated or better). The Company signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with the majority of counterparties with which it trades derivative financial instruments. These agreements make it possible to apply full netting when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by the Company or its counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, the Company monitors the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in the previous financial instrument tables and Note 5 represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

CAE Annual Report 2011 | 137

Notes to the Consolidated Financial Statements

Liquidity risk

Liquidity risk is defined as the potential that the Company cannot meet its cash obligations as they become due.

The Company manages this risk by establishing detailed cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a detailed forecast of the Company’s consolidated liquidity position, for adequacy and efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. The Company manages its liquidity risk to maintain sufficient liquid financial resources to fund its operations and meet its commitments and obligations. In managing its liquidity risk, the Company has access to a revolving unsecured credit facility of US$450.0 million with an option to increase to a total amount of up to US$650.0 million. As well, the Company has agreements to sell certain of its accounts receivable and contracts in progress for an amount of up to $150.0 million. As at March 31, 2011, $54.4 million (2010 – $36.7 million) and $37.4 million (2010 – nil) of specific accounts receivable and contracts in progress respectively were sold to financial institutions pursuant to these agreements. Proceeds were net of $1.0 million in fees (2010 – $0.5 million). The Company also regularly monitors any financing opportunities to optimize its capital structure and maintain appropriate financial flexibility.

The following tables present a maturity analysis to the contractual maturity date, of the Company’s financial liabilities based on expected cash flows. Cash flows from derivatives presented either as derivative assets or liabilities have been included, as the Company manages its derivative contracts on a gross basis. The amounts are the contractual undiscounted cash flows. All amounts contractually denominated in foreign currency are presented in Canadian dollar equivalent amounts using the period-end spot rate except as otherwise stated:

As at March 31, 2011	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
(amounts in millions)	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable and
accrued liabilities(1) (4)	$436.6	$436.6	$436.6	$ –	$ –	$ –	$ –	$ –
Total long-term debt(2) (7)	477.1	724.0	58.4	87.2	79.0	61.0	51.4	387.0
Other long-term liabilities(3) (4)	1.4	1.4	–	–	–	–	–	1.4
	$915.1	$1,162.0	$495.0	$87.2	$79.0	$61.0	$51.4	$388.4
Derivative financial
instruments
Forward foreign currency
contracts(5)	(13.3)
Outflow		632.1	447.5	122.7	35.7	13.2	9.8	3.2
Inflow		(645.4)	(461.0)	(123.9)	(36.0)	(12.2)	(9.3)	(3.0)
Swap derivatives on total
long-term debt(6)	5.0
Outflow		81.6	10.6	10.3	11.2	11.5	11.0	27.0
Inflow		(69.8)	(7.1)	(7.9)	(8.8)	(10.2)	(10.3)	(25.5)
	$(8.3)	$(1.5)	$(10.0)	$1.2	$2.1	$2.3	$1.2	$1.7
	$906.8	$1,160.5	$485.0	$88.4	$81.1	$63.3	$52.6	$390.1

(1)	Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2)	Contractual cash flows include contractual interest and principal payments related to debt obligations.
(3)	Includes a long-term payable that meets the definition of a financial liability.
(4)	Excludes derivative financial liabilities which have been presented separately.
(5)

Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets. Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.

(6)

Includes interest rate swap and foreign currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.

(7)	Excludes transaction costs.
138	| CAE Annual Report 2011

					Notes to the Consolidated Financial Statements

As at March 31, 2010	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
(amounts in millions)	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable and
accrued liabilities(1) (4)	$377.3	$377.3	$377.3	$ –	$–	$ –	$ –	$ –
Total long-term debt(2) (7)	494.4	705.5	76.7	55.8	86.3	79.1	58.0	349.6
Other long-term liabilities(3) (4)	0.3	0.3	–	0.1	–	–	–	0.2
	$872.0	$1,083.1	$454.0	$55.9	$86.3	$79.1	$58.0	$349.8
Derivative financial
instruments
Forward foreign currency
contracts(5)	(26.1)
Outflow		488.4	355.2	78.8	26.8	18.5	9.1	–
Inflow		(514.6)	(377.9)	(83.2)	(26.9)	(18.4)	(8.2)	–
Swap derivatives on total
long-term debt(6)	5.7
Outflow		92.2	8.9	11.1	10.5	11.4	11.7	38.6
Inflow		(80.9)	(5.4)	(8.0)	(9.0)	(9.6)	(10.9)	(38.0)
	$(20.4)	$(14.9)	$(19.2)	$(1.3)	$1.4	$1.9	$1.7	$0.6
	$851.6	$1,068.2	$434.8	$54.6	$87.7	$81.0	$59.7	$350.4

(1)	Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2)	Contractual cash flows include contractual interest and principal payments related to debt obligations.
(3)	Includes a long-term payable that meets the definition of a financial liability.
(4)	Excludes derivative financial liabilities which have been presented separately.
(5)

Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets. Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.

(6)

Includes interest rate swap and foreign currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.

(7)	Excludes transaction costs.

Market risk

Market risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is mainly exposed to foreign currency risk and interest rate risk.

Foreign currency risk

Foreign currency risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of fluctuations in foreign exchange rates. The Company is exposed to foreign currency rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency. As well, most of its foreign operations are self-sustaining and these foreign operations’ functional currencies are other than the Canadian dollar (in particular the U.S. dollar [USD], euro [€] and British pounds [GBP or £]). The Company’s related exposure to the foreign currency rates is primarily through cash and cash equivalents and other working capital elements of these foreign operations.

The Company also mitigates foreign currency risks by having foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

The Company uses forward foreign currency contracts and foreign currency swap agreements to manage the Company’s exposure from transactions in foreign currencies and to synthetically modify the currency of exposure of certain balance sheet items. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

CAE Annual Report 2011 | 139

Notes to the Consolidated Financial Statements

As at March 31, 2011, the Company has forward foreign currency contracts totalling $621.4 million (buy contracts for $133.0 million and sell contracts for $488.4 million) mainly to reduce the risk of variability of future cash flows resulting from forecasted transactions and firm sales commitments.

The consolidated forward foreign currency contracts outstanding were as follows as at March 31:

(amounts in millions, except average rate)		2011		2010
	Notional	Average	Notional	Average
Currencies (sold/bought)	Amount (1)	Rate	Amount (1)	Rate
USD/CDN
Less than 1 year	$233.4	0.98	$175.5	0.93
Between 1 and 3 years	74.3	0.95	45.0	0.92
Between 3 and 5 years	3.1	0.94	8.4	0.90
CDN/EUR
Less than 1 year	32.7	1.37	37.2	1.39
Between 1 and 3 years	–	–	2.6	1.38
EUR/CDN
Less than 1 year	73.6	0.73	73.6	0.67
Between 1 and 3 years	19.7	0.72	16.4	0.68
Between 3 and 5 years	5.5	0.74	0.9	0.64
Over 5 years	2.7	0.73	–	–
GBP/CDN
Less than 1 year	48.2	0.59	32.1	0.58
Between 1 and 3 years	11.1	0.61	22.3	0.57
AUD/CDN
Less than 1 year	16.6	1.02	–	–
USD/GBP
Less than 1 year	–	–	1.9	1.72
CDN/USD
Less than 1 year	33.8	1.02	29.4	1.06
Between 1 and 3 years	49.0	1.06	16.2	1.15
Between 3 and 5 years	9.6	1.13	16.2	1.14
Over 5 years	3.2	1.08	–	–
CDN/GBP
Less than 1 year	–	–	2.0	1.54
SAR/CDN
Less than 1 year	0.2	3.84	1.4	3.59
NOK/USD
Less than 1 year	4.7	5.70	–	–
Total	$621.4		$481.1
Effect of master netting agreement	112.0		135.5
Outstanding amount	$733.4		$616.6

(1) Exchange rates as at the end of the respective fiscal year were used to translate amounts in foreign currencies.

The Company has entered into foreign currency swap agreements related to its senior collateralized financing, obtained in 2008, to convert a portion of the USD-denominated debt into GBP to finance its civil aviation training centre in the United Kingdom. The Company designated two USD to GBP foreign currency swap agreements as cash flow hedges with outstanding notional amounts of $3.2 million (£2.1 million) (2010 – $3.9 million [£2.5 million]) and $13.2 million (£8.5 million) (2010 – $13.1 million [£8.5 million]), amortized in accordance with the repayment schedule of the debt until June 2014 and June 2018 respectively.

Also, during fiscal 2009, the Company entered into a cross currency swap agreement in connection with a senior secured non-recourse financing obtained to finance a military aviation training centre in India. This cross currency swap converts a USD-denominated floating rate debt into an Indian rupee (INR) -denominated fixed rate debt. This swap is designated as a cash flow hedge with notional amounts of US$21.1 million (INR 1,092.5 million) [2010 – US$14.3 million (INR 739.6 million)] corresponding to the underlying loan until March 2020.

The Company’s foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity, consistent with the objective to fix currency rates on the hedged item.

Also, a net loss of $0.2 million (2010 – net gain of $0.5 million; 2009 – net loss of $0.4 million) representing the ineffective portion of the change in fair value of the cash flow hedges and the component of the hedging item’s gain or loss excluded from the assessment of effectiveness, was recognized in earnings.

The estimated net amount before tax of existing gains reported in accumulated other comprehensive income that is expected to be recognized during the next 12 months is $12.9 million. Future fluctuation in market rate (foreign exchange rate and/or interest rate) will impact the reclassified amount.

140	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Foreign currency risk sensitivity analysis

The following table presents the Company’s exposure to foreign exchange risk of financial instruments and the pre-tax effects on net earnings and OCI as a result of a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar as at March 31. This analysis assumes all other variables remain constant.

(amounts in millions)	USD			€		GBP
	Net		Net			Net
Years ended March 31	Earnings	OCI	Earnings		OCI	Earnings	OCI
2011	$(2.2)	$(16.9)	$(2.2)		$(3.7)	$(0.5)	$(2.4)
2010	$(1.2)	$(14.6)	$(1.8)		$(2.5)	$0.1	$(2.0)

A possible weakening of 5% in the relevant foreign currency against the Canadian dollar would have an opposite impact on pre-tax consolidated net earnings and OCI.

Interest rate risk

Interest rate risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of fluctuations in interest rates. The Company bears some interest rate fluctuation risk on its floating rate long-term debt and some fair value risk on its fixed interest long-term debt. The Company mainly manages interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. The Company also has a floating rate debt through an unhedged bank borrowing, a specific fair value hedge and other asset-specific floating rate debt. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to synthetically convert interest rate exposures are mainly interest rate swap agreements.

As at March 31, 2011, the Company has entered into nine interest rate swap agreements with eight different financial institutions to mitigate these risks for a total notional value of $160.0 million (2010 – $196.0 million). After considering these swap agreements, as at March 31, 2011, 74% (2010 – 74%) of the long-term debt bears fixed interest rates.

The Company’s interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements. As a result, the changes in variable interest rates do not have a significant impact on the consolidated net earnings and OCI.

Interest rate risk sensitivity analysis

In 2011 and 2010, a 1% increase/decrease in interest rates would not have a significant impact on the Company’s net earnings and other comprehensive income.

Stock-based compensation cost

The Company has entered into equity swap agreements with a major Canadian financial institution to reduce its cash and net earnings exposure to fluctuations in its share price relating to the DSU and LTI-DSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in the Company’s share price impacting the cost of the DSU and LTI-DSU programs and are reset monthly. As at March 31, 2011, the equity swap agreements covered 2,755,000 common shares (2010 – 2,155,000) of the Company.

Hedge of self-sustaining foreign operations

As at March 31, 2011, the Company has designated a portion of its senior notes totalling US$105.0 million (2010 – US$138.0 million) as a hedge of self-sustaining foreign operations. Gains or losses on the translation of the designated portion of its senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of financial statements of self-sustaining foreign operations.

Letters of credit and guarantees

As at March 31, 2011, the Company had outstanding letters of credit and performance guarantees in the amount of $153.7 million (2010 –$209.1 million) issued in the normal course of business. These guarantees are issued mainly under the Revolving Term Credit Facility as well as the Performance Securities Guarantee (PSG) account provided by Export Development Corporation (EDC) and under other standby facilities available to the Company through various financial institutions.

The advance payment guarantees are related to progress/milestone payments made by the Company’s customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by CAE and to the customer’s requirements. It represents 10% to 20% of the overall contract amount. The customer releases the Company from these guarantees at the signing of a certificate of completion. The letter of credit for the operating lease obligation provides credit support for the benefit of the owner participant in the September 30, 2003 sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

CAE Annual Report 2011 | 141

Notes to the Consolidated Financial Statements

(amounts in millions)	2011	2010
Advance payment	$67.3	$120.6
Contract performance	52.0	52.2
Operating lease obligation	22.9	23.9
Simulator deployment obligation	3.9	4.1
Other	7.6	8.3
	$153.7	$209.1

Residual value guarantees – sale and leaseback transactions

For certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $13.1 million (2010 – $13.1 million), of which $8.2 million matures in 2020 and $4.9 million in 2023. Of this amount, as at March 31, 2011, $13.1 million is recorded as a deferred gain (2010 – $13.1 million).

Indemnifications

In certain instances when CAE sells businesses, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defences, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, results of operations or cash flows.

NOTE 19 – SUPPLEMENTARY CASH FLOWS AND EARNINGS INFORMATION

(amounts in millions)	2011	2010	2009
Cash (used in) provided by non-cash working capital:
Accounts receivable	$(25.6)	$108.1	$14.7
Contracts in progress	19.4	(17.0)	(67.4)
Inventories	13.0	(11.4)	(7.2)
Prepaid expenses	(11.2)	(5.9)	3.0
Income taxes recoverable	(2.2)	(1.9)	18.7
Accounts payable and accrued liabilities	19.3	(78.8)	(41.7)
Deposits on contracts	(50.1)	3.3	(15.2)
Changes in non-cash working capital	$(37.4)	$(3.6)	$(95.1)
Supplemental cash flow disclosure:
Interest paid	$35.6	$29.5	$24.6
Income taxes paid (received)	$1.2	$14.8	$14.4
Supplemental statements of earnings disclosure:
Selling, general and administrative expenses	$235.6	$188.1	$194.1
Foreign exchange (losses) gains on financial instruments
recognized in earnings:
Loans and receivables	(20.8)	(23.4)	17.5
Financial assets and financial liabilities required to be
classified as held-for-trading	18.1	4.5	(5.0)
Other financial liabilities	9.4	18.9	(13.4)
Foreign exchange gain (loss)	$6.7	$ –	$(0.9)

142	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

NOTE 20 – CONTINGENCIES

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Accruals are made in instances where it is probable that liabilities have been incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

NOTE 21 – COMMITMENTS

Significant contractual purchase obligations and future minimum lease payments under operating leases are as follows:

Years ending March 31
(amounts in millions)	SP/C	SP/M	TS/C	TS/M	Total
2012	$0.6	$3.4	$43.0	$15.3	$62.3
2013	0.5	2.2	35.9	10.0	48.6
2014	0.3	1.4	33.4	6.3	41.4
2015	0.2	1.0	26.5	5.7	33.4
2016	–	0.9	13.8	4.8	19.5
Thereafter	0.1	0.9	104.1	7.2	112.3
	$1.7	$9.8	$256.7	$49.3	$317.5

As at March 31, 2011, included in the total contractual purchase obligations and future minimum lease payments under operating leases is $37.3 million (2010 – $50.4 million; 2009 – $74.5 million).

Of the total $317.5 million of commitments as at March 31, 2011, $3.5 million represent contractual purchase obligations.

NOTE 22 – GOVERNMENT ASSISTANCE

The Company has signed agreements with various governments whereby the latter share in the cost, based on expenditures incurred by the Company, of certain R&D programs for modeling and simulation, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications, as well as for the new markets of simulation-based training in healthcare, mining and energy.

During fiscal 2006, the Company announced Project Phoenix, an R&D program in which the Government of Canada agreed to contribute approximately 30% ($189 million) of the value of CAE’s R&D program and in which during fiscal 2007, the Government of Québec agreed to participate in the form of a contribution of up to $31.5 million related to costs incurred before the end of fiscal 2011. As at March 31, 2011, Project Phoenix was completed and the Company no longer has outstanding contributions receivable for this project.

During fiscal 2009, the Company announced that it will invest up to $714 million in Project Falcon, an R&D program that will continue over five years. The goal of Project Falcon is to expand the Company’s modeling and simulation technologies, develop new ones and increase its capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. Concurrently, the Government of Canada agreed to participate in Project Falcon through a repayable investment of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI), which supports strategic industrial research and pre-competitive development projects in the aerospace, defence, space and security industries (refer to Notes 1 and 12).

During fiscal 2010, the Company announced that it will invest up to $274 million in Project New Core Markets, an R&D program extending over seven years. The aim is to leverage CAE’s modeling, simulation and training services expertise into the new markets of healthcare, mining and energy. The Québec government agreed to participate up to $100 million in contributions related to costs incurred before the end of fiscal 2016.

The following table provides information regarding contributions recognized and amounts not yet received for Project Phoenix, Project Falcon and Project New Core Markets:

(amounts in millions)	2011	2010
Outstanding contribution receivable, beginning of year	$14.7	$23.3
Contributions	42.7	51.1
Payments received	(44.5)	(59.7)
Outstanding contribution receivable, end of year	$12.9	$14.7

CAE Annual Report 2011 | 143

Notes to the Consolidated Financial Statements

In addition to these programs, the Company also has R&D agreements with the Government of Canada, in order to share in a portion of the specific costs incurred by the Company on previous R&D programs. The following table indicates the effects of contributions recognized and aggregate royalty expenditures recognized from Project Phoenix, Project Falcon, Project New Core Markets and other programs:

(amounts in millions)	2011	2010	2009
Contributions credited to capitalized expenditures:
Project Phoenix	$–	$3.7	$15.1
Project Falcon	7.6	5.0	–
Project New Core Markets	5.6	2.5	–
Contributions credited to income:
Project Phoenix	–	20.2	49.7
Project Falcon	25.3	19.7	–
Project New Core Markets	4.2	–	–
Total contributions:
Project Phoenix	$–	$23.9	$64.8
Project Falcon	32.9	24.7	–
Project New Core Markets	9.8	2.5	–
Royalty expenses	$9.0	$9.8	$10.1

The cumulative contributions recognized by the Company, since their respective inceptions, for all current government cost-sharing programs still active as at March 31, 2011 amount to $370.9 million. The cumulative sum of royalty expenses recognized by the Company, since their respective inceptions, for all current government cost-sharing programs still active as at March 31, 2011, amounts to $60.9 million.

NOTE 23 – EMPLOYEE FUTURE BENEFITS

Defined benefit plans

The Company has two registered funded defined benefit pension plans in Canada (one for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains a funded pension plan for employees in the Netherlands, in Norway and in the United Kingdom that provides benefits based on similar provisions.

In addition, the Company maintains a supplemental plan in Canada, two in Germany (CAE Elektronik GmbH plan and CAE Beyss GmbH plan [Beyss]) and one in Norway to provide defined benefits based on length of service and final average earnings. These supplemental plans are the sole obligation of the Company, and there is no requirement to fund them. However, the Company is obligated to pay the benefits when they become due. As at March 31, 2011, the Company has issued letters of credit totalling $52.8 million (2010 – $53.3 million) to collaterize these obligations under the Canadian supplemental plan.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities, government and corporate bonds.

In fiscal 2011, in the acquisition of CHC Helicopter’s HFTO, the Company assumed two pension plans resulting in additional pension obligations of $6.5 million and additional plan assets of $4.8 million.

In fiscal 2010, in accordance with a restructuring plan, the Company reduced its workforce; consequently, a curtailment loss of $1.0 million and a settlement loss of $1.4 million were recognized. Also, the Company temporarily amended its early retirement provisions, resulting in a special termination benefit cost of $0.2 million. These losses and this special termination benefit cost were included in the restructuring charge.

In fiscal 2009, the Company temporarily amended its early retirement provisions, resulting in additional past service costs of $3.0 million to be deferred and amortized on a straight-line basis over the average remaining service period of active employees at the date of the amendment.

144	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

The changes in pension obligations, in fair value of plan assets and the financial position of the funded pension plans, are as follows:

(amounts in millions)			2011			2010
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations,
beginning of year	$193.1	$24.6	$217.7	$153.9	$25.8	$179.7
Current service cost	6.7	0.4	7.1	4.6	0.4	5.0
Interest cost	12.0	1.3	13.3	11.0	1.4	12.4
Curtailment	–	–	–	(1.9)	–	(1.9)
Settlement	–	–	–	(7.7)	–	(7.7)
Special termination benefit	–	–	–	0.2	–	0.2
Employee contributions	3.1	0.3	3.4	4.2	0.4	4.6
Pension benefits paid	(12.3)	(0.5)	(12.8)	(9.7)	(0.4)	(10.1)
Actuarial loss	11.6	3.7	15.3	38.5	1.8	40.3
Acquisition	–	6.0	6.0	–	–	–
Foreign exchange	–	0.3	0.3	–	(4.8)	(4.8)
Pension obligations, end of year	$214.2	$36.1	$250.3	$193.1	$24.6	$217.7
Fair value of plan assets,
beginning of year	$173.1	$22.1	$195.2	$145.5	$22.8	$168.3
Actual return on plan assets	14.9	4.1	19.0	30.4	1.5	31.9
Pension benefits paid	(12.3)	(0.5)	(12.8)	(9.7)	(0.4)	(10.1)
Settlement	–	–	–	(7.7)	–	(7.7)
Employee contributions	3.1	0.3	3.4	4.2	0.4	4.6
Employer contributions	20.3	0.4	20.7	10.4	2.2	12.6
Acquisition	–	4.8	4.8	–	–	–
Foreign exchange	–	0.5	0.5	–	(4.4)	(4.4)
Fair value of plan assets,
end of year	$199.1	$31.7	$230.8	$173.1	$22.1	$195.2
Financial position – plan deficit	$(15.1)	$(4.4)	$(19.5)	$(20.0)	$(2.5)	$(22.5)
Unrecognized net actuarial loss	50.6	4.2	54.8	42.9	3.6	46.5
Unamortized past service cost	4.4	0.4	4.8	5.0	0.4	5.4
Amount recognized, end of year	$39.9	$0.2	$40.1	$27.9	$1.5	$29.4
Amount recognized in:
Other assets (Note 10)	$39.9	$1.9	$41.8	$27.9	$2.0	$29.9
Other long-term liabilities (Note 13)	–	(1.7)	(1.7)	–	(0.5)	(0.5)
	$39.9	$0.2	$40.1	$27.9	$1.5	$29.4

All the plans included in the above table are in a deficit position.

The changes in pension obligations related to the supplemental plans are as follows:

(amounts in millions)			2011			2010
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations,
beginning of year	$34.3	$7.8	$42.1	$28.7	$9.8	$38.5
Current service cost	1.2	0.1	1.3	2.4	0.1	2.5
Interest cost	2.1	0.4	2.5	2.2	0.4	2.6
Curtailment	–	–	–	(0.3)	–	(0.3)
Pension benefits paid	(2.6)	(0.6)	(3.2)	(1.6)	(0.6)	(2.2)
Actuarial loss (gain)	3.0	0.5	3.5	2.9	(0.2)	2.7
Acquisition	–	0.5	0.5	–	–	–
Foreign exchange	–	0.1	0.1	–	(1.7)	(1.7)
Pension obligations, end of year	$38.0	$8.8	$46.8	$34.3	$7.8	$42.1
Financial position – plan deficit	$(38.0)	$(8.8)	$(46.8)	$(34.3)	$(7.8)	$(42.1)
Unrecognized net actuarial loss	11.2	0.6	11.8	8.6	0.1	8.7
Amount recognized in other
long-term liabilities (Note 13)	$(26.8)	$(8.2)	$(35.0)	$(25.7)	$(7.7)	$(33.4)

CAE Annual Report 2011 | 145

Notes to the Consolidated Financial Statements

The net pension cost for funded pension plans for the years ended March 31 included the following components:

(amounts in millions)	2011	2010	2009
Current service cost	$7.1	$5.0	$7.1
Interest cost on pension obligations	13.3	12.4	12.2
Actual return on plan assets	(19.0)	(31.9)	27.0
Actuarial loss (gain) on benefit obligations	15.3	40.3	(54.2)
Plan amendments	–	–	3.0
Pension cost before adjustments to recognize the long-term nature of plans	$16.7	$25.8	$(4.9)
Adjustments to recognize the long-term nature of plans:
Difference between expected and actual return on plan assets	$5.2	$20.9	$(40.4)
Difference between actuarial loss recognized for the year and actual actuarial
loss (gain) on benefit obligations for the year	(13.5)	(39.2)	55.7
Difference between amortization of past service cost for the year and actual
plan amendments for the year	0.6	0.5	(2.5)
Total adjustment	$(7.7)	$(17.8)	$12.8
Net pension cost	$9.0	$8.0	$7.9
Curtailment loss	–	1.0	–
Settlement loss	–	1.4	–
Special termination benefit cost	–	0.2	–
Net pension cost including curtailment, settlement and special termination benefits	$9.0	$10.6	$7.9

The following components are combinations of the items presented above:

(amounts in millions)	2011	2010	2009
Expected return on plan assets	$(13.8)	$(11.0)	$(13.4)
Amortization of net actuarial loss	1.8	1.1	1.5
Amortization of past service costs	0.6	0.5	0.5

With respect to the supplemental arrangements, the net pension cost is as follows:

(amounts in millions)	2011	2010	2009
Current service cost	$1.3	$2.5	$2.3
Interest cost on pension obligations	2.5	2.6	2.0
Actuarial loss (gain) on benefit obligations	3.5	2.7	(2.1)
Pension cost before adjustments to recognize the long-term nature of plans	$7.3	$7.8	$2.2
Adjustments to recognize the long-term nature of plans:
Difference between actuarial loss recognized for the year and actual actuarial
loss (gain) on benefit obligations for the year	(3.1)	(2.4)	2.7
Net pension cost	$4.2	$5.4	$4.9

146	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements
The following component is a combination of the items previously mentioned:
(amounts in millions)	2011	2010	2009
Amortization of net actuarial loss	$0.4	$0.3	$0.6

Additional information on Canadian-funded pension plan assets – weighted average asset allocations by asset category are as follows:

	Allocation of Plan Assets at Measurement Dates
Asset category	December 31, 2010	December 31, 2009
Equity securities	63%	65%
Fixed-income securities	37%	35%
	100%	100%

The target allocation percentage for equity securities is 63%, which includes a mix of Canadian, U.S. and international equities, and is 37% for fixed-income securities, which must be rated BBB or higher. Individual asset classes are allowed to fluctuate slightly and are rebalanced regularly. CAE, through its fund managers, is responsible for investing the assets to achieve returns in line with underlying market indexes.

Netherlands Pension Plan assets are invested through an insurance company, and the asset allocation is approximately 75% (2010 – 74%) in fixed income and 25% (2010 – 26%) in equities.

The asset allocation is approximately 53% (2010 – 53%) in equities and 47% (2010 – 47%) in fixed income for the United Kingdom Pension Plan and 49% in fixed income, 21% in equities, 18% in properties and 12% in other for the Norway Pension Plan.

Significant assumptions (weighted average):

		2011		2010
	Canadian	Foreign	Canadian	Foreign
Pension obligations as at March 31:
Discount rate	5.75%	5.14%	6.25%	5.44%
Compensation rate increases	3.50%	2.33%	3.50%	2.04%
Net pension cost:
Expected return on plan assets	7.00%	5.57%	7.00%	5.61%
Discount rate	6.25%	5.44%	7.50%	5.64%
Compensation rate increases	3.50%	2.04%	3.50%	1.85%
Expected average remaining service lifetime	16 years	9 years	16 years	11 years

For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of assets based on the asset allocation and the investment policy.

The Company measures its benefit obligations and fair value of plan assets for accounting purposes on December 31 of each year.

The most recent actuarial valuation of the pension plans for funding purposes was on December 31, 2009 for the Canadian and the Netherlands funded plans. The next required valuation of December 31, 2010 for these funded plans is in progress.

An actuarial valuation of the funded United Kingdom plan is made every three years and every year for the Norway funded plan. The last actuarial valuation was filed on March 31, 2009 for the United Kingdom plan and on March 31, 2010 for the Norway plan.

Defined contribution plans

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions plus employer contributions. The Plan allows employees to contribute up to 18% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 of additional employee contributions, up to a maximum of 3% of the employee’s base salary. Refer to Note 16 for further details and compensation expense recorded during the period.

All of the Company’s U.S. employees may participate in defined contribution saving plans. These plans are subject to U.S. federal tax limitations and provide for voluntary employee salary deduction contributions. The formula for the Company’s defined contribution plans is based on a percentage of salary. The Company’s 2011 contribution was $3.6 million (2010 – $3.4 million, 2009 – $3.7 million).

In addition, the Company offers defined contribution pension plans to employees of some of its subsidiaries for which the funding formula is based on a percentage of salary. The Company’s 2011 contribution was $2.5 million (2010 – $1.7 million, 2009 – $1.1 million).

CAE Annual Report 2011 | 147

Notes to the Consolidated Financial Statements

NOTE 24 – RESTRUCTURING CHARGE

On May 14, 2009, the Company introduced actions required to size the Company to current and expected market conditions. Approximately 700 employees were affected. A restructuring charge of $34.1 million, consisting mainly of severance and other related costs, including the associated pension expense, was included in the net earnings in fiscal 2010. The plan has been completed.

The following table summarizes the restructuring costs for the year ended March 31, 2011:

	Employee
	Termination	Other
(amounts in millions)	Costs	Costs	Total
Provision, March 31, 2009	$–	$–	$–
Expenses recorded	23.5	10.6	34.1
Payments made	(19.0)	(8.2)	(27.2)
Foreign exchange	(0.4)	(0.1)	(0.5)
Provision, March 31, 2010	$4.1	$2.3	$6.4
Reversal of provision	(0.8)	(0.2)	(1.0)
Payments made	(2.7)	(2.0)	(4.7)
Foreign exchange	–	–	–
Provision, March 31, 2011	$0.6	$0.1	$0.7

The following table provides the restructuring charge (reversal of provision) for each reportable segment:

(amounts in millions)	2011	2010	2009
Simulation Products/Civil	$(0.4)	$14.7	$–
Simulation Products/Military	(0.2)	4.7	–
Training & Services/Civil	(0.3)	13.5	–
Training & Services/Military	(0.1)	1.2	–
	$(1.0)	$34.1	$–

148	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

NOTE 25 – VARIABLE INTEREST ENTITIES

The following table summarizes the total assets and total liabilities by segment of the significant variable interest entities (VIEs) in which the Company has a variable interest as at March 31:

(amounts in millions)		2011		2010
	Assets	Liabilities	Assets	Liabilities
Training and Services/Civil:
Sale and leaseback structures
Air Canada Training Centre	$11.3	$11.3	$12.0	$12.0
Toronto Training Centre	9.8	9.8	10.3	10.3
Denver/Dallas	44.8	44.8	47.1	47.1
SimuFlite	64.1	64.1	67.3	67.3
Assets and liabilities of non-consolidated VIEs subject to
disclosure	$130.0	$130.0	$136.7	$136.7
Simulation Products/Civil:
Partnership arrangement
Flight simulator – Capital L.P.	$25.7	$23.9	$2.5	$0.2
Assets and liabilities of non-consolidated VIEs subject to
disclosure	$25.7	$23.9	$2.5	$0.2
Simulation Products/Military:
Partnership arrangement
Eurofighter Simulation Systems	$69.7	$59.3	$62.3	$54.9
Assets and liabilities of non-consolidated VIEs subject to
disclosure	$69.7	$59.3	$62.3	$54.9

Sale and leaseback structures

A key element of CAE’s strategy to support the investment in its civil and military training and services business is the sale and leaseback of certain full-flight simulators (FFSs) installed in the Company’s global network of training centres. This provides CAE with a cost-effective long-term source of fixed-cost financing. A sale and leaseback structure arrangement can be executed only after the FFS has achieved certification by regulatory authorities (i.e. the simulator is installed and is available to customers for training). The sale and leaseback structures are typically structured as leases with an owner participant.

The Company has entered into sale and leaseback arrangements with special purpose entities (SPEs). These arrangements relate to simulators used in the Company’s training centres for the military and civil aviation segments. These leases expire at various dates up to 2023, with the exception of one in 2037. Typically, the Company has the option to purchase the equipment at a specific time during the lease terms at a specific purchase price. Some leases include renewal options at the end of the term. In some cases, the Company has provided guarantees for the residual value of the equipment at the expiry date of the leases or at the date the Company exercises its purchase option. Collaterized long-term debt and third-party equity investors who, in certain cases, benefit from tax incentives, finance these SPEs. The equipment serves as collateral for the long-term debt of the SPEs.

The Company’s variable interests in these SPEs are through fixed purchase price options and residual value guarantees, except for one case where it is in the form of equity and subordinated loan.

The Company concluded that some of these SPEs are VIEs. For all of the other SPEs that are VIEs, the Company is not the primary beneficiary and consolidation is not appropriate. As at March 31, 2011, the Company’s maximum potential exposure to losses relating to these non-consolidated SPEs was $37.1 million (2010 – $38.7 million).

Partnership arrangements

The Company entered into partnership arrangements to provide manufactured military simulation products as well as training and services for both the military and civil segments. As well, the Company joined together with two other parties to form a limited partnership to provide qualifying customers competitive lease financing for the Company’s civil flight simulation equipment (financing vehicle).

CAE Annual Report 2011 | 149

Notes to the Consolidated Financial Statements

The Company’s involvement with entities, in connection with these partnership arrangements, is mainly through investments in their equity and/or in subordinated loans and through manufacturing and long-term training service contracts. The Company concluded that certain of these entities are VIEs, but the Company is not the primary beneficiary. Accordingly, these entities have not been consolidated. Except for the financing vehicle partnership, the Company continues to account for these investments in the Simulation Products/Military segment under the equity method, recording its share of the net earnings or loss based on the terms of the partnership arrangements. The Company accounts for the financing vehicle partnership as an available-for-sale financial instrument. As at March 31, 2011 and 2010, the Company’s maximum off-balance sheet exposure to losses related to these non-consolidated VIEs, other than from its contractual obligations, was not material.

NOTE 26 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

Results by segment

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is earnings before other income (expense), interest, income taxes and discontinued operations (hereinafter referred to as segment operating income). The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s consolidated financial statements. Transactions between operating segments are mainly simulator transfers from the Simulation Products/Civil segment to the Training & Services/Civil segment, which are recorded at cost. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is made based on a proportion of each segment’s cost of sales.

(amounts in millions)	Simulation Products			Training & Services						Total
	2011	2010	2009	2011	2010	2009	2011		2010	2009
Civil
External revenue	$271.9	$284.1	$477.5	$492.0	$433.5	$460.5	$763.9		$717.6	$938.0
Segment operating income	30.3	49.4	92.1	80.4	75.1	87.0	110.7		124.5	179.1
Depreciation and amortization
Property, plant and equipment	4.8	4.8	4.8	53.8	56.7	54.8	58.6		61.5	59.6
Intangible and other assets	1.4	1.7	2.0	12.5	8.5	7.5	13.9		10.2	9.5
Capital expenditures	7.4	14.7	5.6	82.2	79.5	168.9	89.6		94.2	174.5
Military
External revenue	$586.1	$545.6	$483.5	$279.0	$263.1	$240.7	$865.1		$808.7	$724.2
Segment operating income	101.9	95.7	87.7	45.7	43.9	39.0	147.6		139.6	126.7
Depreciation and amortization
Property, plant and equipment	6.3	6.3	6.0	9.9	7.6	5.7	16.2		13.9	11.7
Intangible and other assets	3.6	5.0	5.4	4.6	2.6	2.7	8.2		7.6	8.1
Capital expenditures	10.1	5.8	6.5	15.2	30.9	22.7	25.3		36.7	29.2
Total
External revenue	$858.0	$829.7	$961.0	$771.0	$696.6	$701.2	$1,629.0	$		$1,662.2
Segment operating income	132.2	145.1	179.8	126.1	119.0	126.0	258.3		264.1	305.8
Depreciation and amortization
Property, plant and equipment	11.1	11.1	10.8	63.7	64.3	60.5	74.8		75.4	71.3
Intangible and other assets	5.0	6.7	7.4	17.1	11.1	10.2	22.1		17.8	17.6
Capital expenditures	17.5	20.5	12.1	97.4	110.4	191.6	114.9		130.9	203.7

150	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Earnings before interest and income taxes

The following table provides a reconciliation between total segment operating income and earnings before interest and income taxes:

(amounts in millions)	2011	2010	2009
Total segment operating income	$258.3	$264.1	$305.8
Restructuring charge (reversal of provisions)	1.0	(34.1)	–
Earnings before interest and income taxes	$259.3	$230.0	$305.8

Assets employed by segment

The Company uses assets employed to assess resources allocated to each segment. Assets employed include accounts receivable, contracts in progress, inventories, prepaid expenses, property, plant and equipment, goodwill, intangible assets and other assets. Assets employed exclude cash, income tax accounts and assets of certain non-operating subsidiaries.

(amounts in millions)	2011	2010
Simulation Products/Civil	$219.2	$236.6
Simulation Products/Military	500.7	424.5
Training & Services/Civil	1,263.1	1,150.3
Training & Services/Military	364.0	300.1
Total assets employed	$2,347.0	$2,111.5
Assets not included in assets employed	$510.9	$510.4
Total assets	$2,857.9	$2,621.9

Geographic information

The Company markets its products and services in over 20 countries. Sales are attributed to countries based on the location of customers.

(amounts in millions)	2011	2010	2009
Revenue from external customers
Canada	$206.4	$157.7	$93.8
United States	467.3	444.3	561.2
United Kingdom	169.8	148.3	124.0
Germany	138.2	181.3	203.8
Netherlands	60.3	62.2	87.5
Other European countries	158.0	154.5	174.3
China	89.1	78.9	86.3
United Arab Emirates	69.8	82.6	69.3
Other Asian countries	120.8	97.3	117.7
Australia	96.8	71.7	79.2
Other countries	52.5	47.5	65.1
	$1,629.0	$1,526.3	$1,662.2

(amounts in millions)		2011	2010
Property, plant and equipment, goodwill and intangible assets
Canada		$330.9	$268.7
United States		347.4	355.1
South America		77.1	55.8
United Kingdom		176.4	156.2
Spain		79.6	85.4
Germany		69.8	72.5
Belgium		62.2	72.1
Netherlands		100.7	96.7
Other European countries		82.7	71.0
United Arab Emirates		75.4	68.4
Other Asian countries		126.8	119.2
Other countries		28.4	13.4
		$1,557.4	$1,434.5

CAE Annual Report 2011 | 151

Notes to the Consolidated Financial Statements

NOTE 27 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (Canadian GAAP), which differ in certain respects from those principles that the Company would have followed if its consolidated financial statements had been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP).

The effect of these principal differences on the Company’s consolidated financial statements is described and quantified as follows:

Reconciliation of consolidated net earnings in Canadian GAAP to U.S. GAAP

(amounts in millions, except per share amounts)	Notes	2011	2010	2009
Net earnings in accordance with Canadian GAAP		$169.8	$144.5	$201.1
Results of discontinued operations in accordance with Canadian GAAP		–	–	(1.1)
Earnings from continuing operations in accordance with Canadian GAAP		$169.8	$144.5	$202.2
Deferred development costs excluding amortization	A	(18.5)	(11.2)	(5.7)
Amortization of deferred development costs	A	3.5	3.4	3.3
Financial instruments	B	(5.3)	21.0	(7.8)
Reduction of the net investment in self-sustaining operations	D	(0.6)	0.3	(1.9)
Defined benefit and other post-retirement benefit plans	E	(1.9)	1.1	0.2
Stock-based compensation	F	2.0	1.1	(2.2)
Business combinations	G	(4.6)	(2.7)	–
Future income tax relating to the above adjustments		5.4	(5.3)	1.6
Non-controlling interests, net of tax	I	0.3	1.9	0.5
Earnings from continuing operations – U.S. GAAP		$150.1	$154.1	$190.2
Results from discontinued operations in accordance with U.S. GAAP		–	–	(1.1)
Net earnings in accordance with U.S. GAAP		$150.1	$154.1	$189.1
Net earnings attributable to the non-controlling interests in accordance with
U.S. GAAP	I	(0.3)	(1.9)	(0.5)
Net earnings attributable to the equity holders of the Company in accordance
with U.S. GAAP		$149.8	$152.2	$188.6
Basic and diluted earnings per share from continuing operations attributable to
the equity holders of the Company in accordance with U.S. GAAP		$0.58	$0.59	$0.75
Basic and diluted earnings per share from discontinued operations attributable
to the equity holders of the Company in accordance with U.S. GAAP		$–	$ –	$(0.01)
Basic and diluted net earnings per share attributable to the equity holders of
the Company in accordance with U.S. GAAP		$0.58	$0.59	$0.74
Dividends per common share		$0.15	$0.12	$0.12
Weighted average number of common shares outstanding (Basic)		256.7	255.8	254.8
Weighted average number of common shares outstanding (Diluted)		257.3	255.8	255.0

152	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements

Consolidated statements of comprehensive income in accordance with U.S. GAAP

(amounts in millions)	Notes	2011	2010	2009
Net earnings in accordance with U.S. GAAP		$150.1	$154.1	$189.1
Other comprehensive (loss) income
Available-for-sale financial asset
Net change in fair value on available-for-sale financial asset		$–	$(1.2)	$(0.6)
Income taxes		–	0.2	0.1
		$–	$(1.0)	$(0.5)
Defined benefit and other post-retirement benefit plans
Net change in actuarial gains (losses)	E	$8.7	$(41.2)	$19.0
Reclassifications to income	E	3.5	3.9	2.6
Income taxes	E	(3.2)	10.1	(6.6)
		$9.0	$(27.2)	$15.0
Foreign currency translation adjustment
Net foreign exchange (losses) gains on translation of financial statements
of self-sustaining foreign operations	A,B,D,G,I	$(24.8)	$(228.3)	$114.4
Net change in gains (losses) of certain long-term debt denominated in foreign currency and designated as hedges on net investments in
self-sustaining foreign operations		5.2	18.3	(7.7)
Income taxes		(1.3)	(0.6)	(1.4)
		$(20.9)	$(210.6)	$105.3
Total other comprehensive (loss) income in accordance with U.S. GAAP		$(11.9)	$(238.8)	$119.8
Comprehensive income (loss) in accordance with U.S. GAAP		$138.2	$(84.7)	$308.9
Comprehensive (income) loss attributable to the non-controlling interests
in accordance with U.S. GAAP	I	$(2.8)	$2.1	$(0.5)
Comprehensive income (loss) attributable to the equity holders of the
Company in accordance with U.S. GAAP		$135.4	$(82.6)	$308.4

Reconciliation of consolidated shareholders’ equity in Canadian GAAP to U.S. GAAP

(amounts in millions)	Notes	2011	2010	2009
Shareholders’ equity in accordance with Canadian GAAP		$1,269.4	$1,155.8	$1,197.8
Deferred development costs,
net of tax recovery of $11.8 (2010 – $7.8; 2009 – $6.4)	A	(33.4)	(22.4)	(16.0)
Financial instruments,
net of tax recovery of $2.1 (2010 – tax recovery of $1.0;
2009 – tax expense of $9.8)	B	(5.8)	(2.7)	22.6
Foreign currency translation adjustment	D	0.9	0.8	0.1
Defined benefit and other post-retirement benefit plans,
net of tax recovery of $17.9 (2010 – $20.8; 2009 – $11.6)	E	(50.3)	(57.7)	(30.7)
Stock-based compensation,
net of tax expense of $1.4 (2010 – $0.9; 2009 – $0.5)	F	3.3	1.8	1.0
Business combinations,
net of tax recovery of $0.8 (2010 – $0.8; 2009 – $nil)	G	(6.5)	(1.9)	–
Non-controlling interests	I	(0.3)	–	–
Shareholders’ equity in accordance with U.S. GAAP		$1,177.3	$1,073.7	$1,174.8

CAE Annual Report 2011 | 153

Notes to the Consolidated Financial Statements

Consolidated balance sheets in accordance with U.S. GAAP

(amounts in millions)	Notes		2011		2010
		Canadian	U.S.	Canadian	U.S.
	H	GAAP	GAAP	GAAP	GAAP
Assets
Current assets
Cash and cash equivalents		$276.4	$276.4	$312.9	$312.9
Accounts receivable	B	296.9	300.0	237.5	244.3
Contracts in progress		207.9	207.9	220.6	220.6
Inventories	B	125.1	125.3	126.9	127.1
Prepaid expenses		54.5	54.5	33.7	33.7
Income taxes recoverable		52.2	52.2	24.3	24.3
Future income taxes		9.2	9.2	7.1	7.1
		$1,022.2	$1,025.5	$963.0	$970.0
Property, plant and equipment, net	B	1,180.1	1,177.1	1,147.2	1,144.8
Future income taxes	A,B,E,G	76.7	80.1	82.9	87.2
Intangible assets	A	178.8	133.6	125.4	95.2
Goodwill	G, I	198.5	202.8	161.9	170.6
Other assets	B,E	201.6	165.4	141.5	118.3
		$2,857.9	$2,784.5	$2,621.9	$2,586.1

Liabilities
Current liabilities
Accounts payable and accrued liabilities	B,E,G	$527.1	$545.1	$467.8	$491.6
Deposits on contracts	B	173.3	169.9	199.7	195.1
Current portion of long-term debt	B	30.7	31.5	51.1	51.9
Future income taxes	B,F	31.8	32.0	23.0	21.8
		$762.9	$778.5	$741.6	$760.4
Long-term debt	B	443.8	445.6	441.6	442.5
Deferred gains and other long-term liabilities	B,E,F,G,I	262.6	271.4	200.5	232.8
Future income taxes	A,B,E	119.2	91.2	82.4	58.7
		$1,588.5	$1,586.7	$1,466.1	$1,494.4
Equity
Capital stock	C	$445.9	$690.1	$441.5	$685.7
Contributed surplus		13.5	13.5	10.9	10.9
Retained earnings	A,B,C,D,E,F,G,I	1,050.1	756.2	918.8	645.2
Accumulated other comprehensive loss	A,B,D,E,G	(240.1)	(282.5)	(215.4)	(268.1)
Shareholders’ equity		$1,269.4	$1,177.3	$1,155.8	$1,073.7
Non-controlling interests	I	–	20.5	–	18.0
		$1,269.4	$1,197.8	$1,155.8	$1,091.7
		$2,857.9	$2,784.5	$2,621.9	$2,586.1

Reconciliation items

A)	Deferred development costs

Under Canadian GAAP, certain development costs are capitalized and amortized over their estimated useful lives if they meet the criteria for deferral. Under U.S. GAAP, all development costs are expensed as incurred.

In addition, the consolidated statement of cash flows under U.S. GAAP would have the effects of net cash provided by operating activities being lower and the net cash used in investing activities being lower by $22.6 million (2010 – $14.6 million; 2009 – $10.5 million).

B)	Financial instruments

Under Canadian GAAP, the accounting for changes in fair value (i.e. gains and losses) of derivative instruments depends on whether it has been designated and qualifies as part of a hedging relationship.

154	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Cash flow and fair value hedges

Under U.S. GAAP, the Company has not applied hedge accounting for its cash flow and fair value hedges. As a result, all amounts accumulated in OCI under Canadian GAAP are recorded into earnings and retained earnings for U.S. GAAP purposes.

Embedded foreign currency derivatives

Under Canadian GAAP, the Company elects to record, as a single contract, an embedded foreign currency derivative in a host contract that is not a financial instrument, provided:

(i)	it is not leveraged;
(ii)	it does not contain an option feature; and
(iii)

it requires payments denominated in a currency that is commonly used in contracts to purchase or sell non-financial items in the economic environment in which the transaction takes place (for example, a relatively stable and liquid currency that is commonly used in local business transactions or external trade).

The Company has concluded that these criteria are not met for certain contracts denominated in U.S. dollars. This policy choice is not permitted under U.S. GAAP which requires the embedded derivative to be bifurcated from the host contract, unless the currency is the functional currency of one of the substantial parties to the contract or is the routinely denominated currency for that particular good or service.

Transaction costs

Under Canadian GAAP, the Company elected to record transaction costs with the financial asset or financial liability to which they are associated. Under U.S. GAAP, these transaction costs are recorded as deferred financing costs presented in other assets.

C) Capital stock

On July 7, 1994, the Company applied a portion of its deficit as a reduction of its stated capital in the amount of $249.3 million. Under U.S. GAAP, the reduction of stated capital would not be permitted.

Under Canadian GAAP, costs related to share issuance can be presented in retained earnings, net of tax. In fiscal 2004, the Company included share issued costs of $5.1 million in its retained earnings. Under U.S. GAAP, these costs were recorded as a reduction of capital stock.

D) Foreign currency translation adjustment

Under Canadian GAAP, a gain or loss equivalent to a proportionate amount of the exchange gains and losses accumulated in OCI is recognized in earnings when there has been a reduction in the net investment in a self-sustaining foreign operation. A reduction in the net investment occurs when there has been a dilution or sale of part or all of the Company’s interest in the foreign operation or a reduction in the equity of the foreign operation as a result of capital transactions. Under U.S. GAAP, a reduction in currency translation adjustment account is permitted only upon sale or upon complete or substantially complete liquidation of an investment in a self-sustaining foreign operation.

The Company measures its reconciliation items in the foreign currency of the related entity. Upon consolidation, the translation of these items creates a foreign currency translation adjustment in OCI.

E) Defined benefit and other post-retirement benefit plans

U.S. GAAP, SFAS 158, Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans – an amendment of FAS statements No. 87, 88, 106 and 132 (R) (now included in FASB ASC topic 715, Compensation-Retirement Benefits) requires the over-funded or under-funded status of a defined benefit pension and other post-retirement benefit plans to be recognized as assets or liabilities on the consolidated balance sheet. Any unrecognized actuarial gains or losses, prior service cost or credits and unrecognized net transitional assets or obligations are recognized as a component of accumulated other comprehensive income. This concept does not currently exist under Canadian GAAP.

Under Canadian GAAP, plan assets and obligations are measured as at the date of the annual financial statements or not more than three months prior to that date. The Company measures its plan assets and obligations on December 31 of each year. U.S. GAAP requires defined benefit plan assets and obligations to be measured as at the year end balance sheet date, March 31 of each year.

F) Stock-based compensation

Under Canadian GAAP, the Company has adopted Emerging Issues Committee (EIC)-162, Stock-Based Compensation for Employees Eligible to Retire Before the Vesting Date, in the third quarter of fiscal 2007, with restatement of prior periods. Under U.S. GAAP, the Company adopted SFAS 123R, Share-Based Payment (revised 2004), (now included in FASB ASC topic 718, Compensation-Stock Compensation), on April 1, 2006, which has the same requirements as EIC-162 under Canadian GAAP except that SFAS 123R is to be applied prospectively from April 1, 2006 to new option awards that have retirement eligibility provisions. The nominal vesting period approach is continued for any option awards granted prior to adopting ASC 718 and for the remaining portion of unvested outstanding options. Consequently, this creates a discrepancy in the compensation expense reported.

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Notes to the Consolidated Financial Statements

G) Business combinations

Under Canadian GAAP, the Company includes in the determination of a purchase price acquisition-related costs incurred in the pre-acquisition period. Under U.S. GAAP, these costs are expensed as incurred.

Under Canadian GAAP, the Company recognizes contingent consideration when it can be reasonably estimated and determined beyond reasonable doubt as an additional cost of its purchase. Under U.S. GAAP, contingent consideration is initially measured at fair value and remeasured to fair value at each balance sheet date. In addition, changes in fair value are included in earnings.

H) Accounting for joint ventures

U.S. GAAP requires the Company’s investments in joint ventures to be accounted for using the equity method. However, under an accommodation of the SEC, accounting for joint ventures needs not be reconciled from Canadian to U.S. GAAP. The different accounting treatment affects only display and classification and not earnings or shareholders’ equity.

I) Non-controlling interests

Under Canadian GAAP, non-controlling interests are classified as a liability and net earnings and comprehensive income exclude the portion attributable to the non-controlling interests. Under U.S. GAAP, non-controlling interests are classified as equity and net earnings and comprehensive income include the portion attributable to the non-controlling interests.

Under Canadian GAAP, the difference between the purchase price of a non-controlling interest and the non-controlling interest is recorded in goodwill. Under U.S. GAAP, this difference is recorded in equity. In addition, the consolidated statement of cash flow under U.S. GAAP would have net cash used in investing activities being higher and the net cash used in financing activities being lower by $0.4 million (2010 – nil, 2009 – nil).

Changes in accounting policies
Transfers of financial assets

In June 2009, the FASB issued SFAS 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140

(now included in FASB ASC 860 topic, Transfers and Servicing), which amends the derecognition guidance in SFAS 140. In addition, this statement removes the concept of a qualifying special-purpose entity and the exception from applying ASC 810-10-15 subtopic, Variable Interest Entities, to qualifying special-purpose entities. The Company has adopted these amendments for all financial asset transfers that occurred on or after the beginning of fiscal 2011. The implementation of this guidance did not have an impact on the Company’s consolidated financial statements.

Variable Interest Entities

In June 2009, the FASB issued SFAS 167, Amendments to FASB Interpretation No. 46(R) (now included in FASB ASC subtopic 810-10-15, Variable Interest Entities), which amends guidance on variable interest entities. These amendments include requiring an entity to perform an analysis to determine whether the enterprise’s variable interest gives it controlling financial interest in a variable interest entity and requiring ongoing reassessment of whether an enterprise is the primary beneficiary. The Company has adopted these amendments in fiscal 2011 and they did not have a material impact on the Company’s consolidated financial statements.

Future change to accounting standards

International Financial Reporting Standards (IFRS)

The Company will prepare its consolidated financial statements in accordance with IFRSs for interim and annual financial statements relating to its fiscal year beginning April 1, 2011. Foreign private issuers filing their financial statements using IFRS do not require a U.S. GAAP reconciliation note. As a result, a U.S. GAAP reconciliation note will not be prepared for the fiscal 2012 year-end.

NOTE 28 – COMPARATIVE FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation adopted in the current year.

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CAE Annual Report 2011 | 157

Shareholder and Investor Information

CAE SHARES

CAE's shares are traded on the Toronto Stock Exchange (TSX) and on the New York Stock Exchange (NYSE) under the symbol "CAE".

TRANSFER AGENT AND REGISTRAR

Computershare Trust Company of Canada
100 University Avenue, 9th Floor
Toronto, Ontario
M5J 2Y1
Tel. 514-982-7555 or
1-800-564-6253
(toll free in Canada and the U.S.)
www.computershare.com

DIVIDEND REINVESTMENT PLAN

Canadian resident registered shareholders of CAE Inc. who wish to receive dividends in the form of CAE Inc. common shares rather than a cash payment may participate in CAE's dividend reinvestment plan. In order to obtain the dividend reinvestment plan form, please contact Computershare Trust Company of Canada.
www.cae.com/dividend

DIRECT DEPOSIT DIVIDEND

Canadian resident registered shareholders of CAE Inc. who receive cash dividends may elect to have the dividend payment deposited directly to their bank accounts instead of receiving a cheque. In order to obtain the direct deposit dividend form, please contact Computershare Trust Company of Canada.
www.cae.com/dividend

DUPLICATE MAILINGS

To eliminate duplicate mailings by consolidating accounts, registered shareholders must contact Computershare Trust Company of Canada; non-registered shareholders must contact their investment brokers.

INVESTOR RELATIONS

Quarterly and annual reports as well as other corporate documents are available on our website at www.cae.com. These documents can also be obtained from our Investor Relations department:

Investor Relations
CAE Inc.
8585 Côte-de-Liesse
Saint-Laurent, Québec
H4T 1G6
Tel. 1-866-999-6223
investor.relations@cae.com

Version française
Pour obtenir la version française du rapport annuel, s'adresser à investisseurs@cae.com.

2011 ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 10:30 a.m. (Eastern Time), Wednesday, August 10, 2011 at the Hotel Omni Mont-Royal, 1050 Sherbrooke Street West, Montréal, Québec. The meeting will also be webcast live on CAE's website, www.cae.com.

AUDITORS

PricewaterhouseCoopers LLP
Chartered Accountants
Montréal, Québec

TRADEMARKS

Trademarks and/or registered trademarks of CAE Inc. and/or its affiliates include but are not limited to CAE, CAE Medallion 6000, CAE Simfinity, CAE True Electric Motion, CAE True Airport, CAE True Environment, CAE Tropos 6000, CAE Augmented Engineering Environment, CAE Advanced Visionics System, CAE Owl, CAE Caesar, CAE VIMEDIX and CAE ICCU. All other brands and product names are trademarks or registered trademarks of their respective owners. All logos, tradenames and trademarks referred to and used herein remain the property of their respective owners and may not be used, changed, copied, altered, or quoted without the written consent of the respective owner. All rights reserved.

CORPORATE GOVERNANCE

The following documents pertaining to CAE's corporate governance practices may be accessed either from CAE's website (www.cae.com) or by request from the Corporate Secretary:

- Board and Board Committee mandates
- Position descriptions for the Board Chair, the Committee Chairs and the Chief Executive Officer
- CAE's Code of Business Conduct, and the Board Member's Code of Conduct
- Corporate Governance Guideline.

Most of the New York Exchange's (NYSE) corporate governance listing standards are not mandatory for CAE. Significant differences between CAE's practices and the requirements applicable to U.S. companies listed on the NYSE are summarized on CAE's website. CAE is otherwise in compliance with the NYSE requirements in all significant respects.

158 | CAE Annual Report 2011

FORWARD-LOOKING STATEMENTS

Certain statements made in this annual report are forward-looking statements under the Private Securities Litigation Reform Act of 1995 and Canadian securities regulations. All statements, other than statements of historical facts, included herein that pertain to activities, events or developments that we expect or anticipate will or may occur in the future including, for example, statements about our business outlook, assessment of market conditions, strategies, future plans, future sales, prices for our major products, inventory levels, capital spending and tax rates are forward-looking statements. The words “expect”, “anticipate”, “estimate”, “may”, “will”, “should”, “intend”, “believe”, “plan” and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance. They are based on management’s expectations and assumptions regarding historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate in the circumstances. Such expectations and assumptions involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The results or events predicted in these forward-looking statements may differ materially from actual results or events. Important risks that could cause such differences include, but are not limited to, the length of sales cycle, rapid product evolution, level of defence spending, condition of the civil aviation industry, competition, availability of critical in-puts, foreign exchange rate of currencies and doing business in foreign countries. These and other risks that could cause actual results or events to differ materially from current expectations or assumptions are described in the risk factors section of CAE’s Annual Information Form for the year ended March 31, 2011, filed with the Canadian securities commissions and the U.S. Securities and Exchange Commission. Any forward-looking statements made in this annual report represent our expectations as of May 19, 2011, and accordingly, are subject to change after such date. We disclaim any intention or obligation to update any forward-looking statements unless legislation requires us to do so.

CAE Annual Report 2011 | 159

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As an eTree member, CAE Inc. is committed to meeting shareholder needs while being environmentally friendly. For each shareholder that receives electronic copies of shareholder communications, CAE will plant a tree through Tree Canada, the leader in Canadian urban reforestation.

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